      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2001

                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              EXCO RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

                           TEXAS                                                      74-1492779
              (State or other jurisdiction of                            (I.R.S. Employer Identification No.)
               incorporation or organization)

                                                                                  DOUGLAS H. MILLER
                                                                               CHIEF EXECUTIVE OFFICER
                                                                        6500 GREENVILLE AVE., SUITE 600, LB 17
           6500 GREENVILLE AVE., SUITE 600, LB 17                                DALLAS, TEXAS 75206
                    DALLAS, TEXAS 75206                                          TEL: (214) 368-2084
                       (214) 368-2084                                            FAX: (214) 368-2087
    (Address, including zip code, and telephone number,       (Name, address, including zip code, and telephone number,
  including area code, of Registrant's principal executive            including area code, of agent for service)
                          offices)

                             ---------------------

                                   Copies to:

                     WILLIAM L. BOEING                                            JEFFREY A. CHAPMAN
                   HAYNES AND BOONE, LLP                                        VINSON & ELKINS L.L.P.
             1600 N. COLLINS BLVD., SUITE 2000                                3700 TRAMMELL CROW CENTER
                  RICHARDSON, TEXAS 75080                                          2001 ROSS AVENUE
                    TEL: (972) 680-7550                                        DALLAS, TEXAS 75201-7957
                    FAX: (972) 680-7551                                          TEL: (214) 220-7797
                                                                                 FAX: (214) 999-7797

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                 AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
          SECURITIES TO BE REGISTERED                REGISTERED           SHARE(1)               PRICE          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Rights for   % Convertible
  Preferred Stock(2)............................      6,929,097              --                   --                       (3)
---------------------------------------------------------------------------------------------------------------------------------
    % Convertible Preferred Stock, $.01 par
  value per share...............................    6,929,097(4)           $20.00            $138,581,940           $34,645
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par value per share..........    6,929,097(5)             --                   --                       (6)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.

(2) This registration statement relates to (A) rights to purchase shares of   %
    convertible preferred stock of EXCO Resources, Inc., which rights will be issued as a dividend to holders of EXCO Resources, Inc. common stock, (B) the shares deliverable upon exercise of these rights, and (C) the common stock of EXCO Resources, Inc. ultimately deliverable upon the conversion of the preferred shares. This registration statement also relates to reoffers and resales of rights by certain holders who may be affiliates of EXCO.

(3) Since both the rights and the shares of convertible preferred stock acquired pursuant to the exercise of the rights are being registered for distribution under this registration statement, pursuant to Rule 457 (g) there is no separate registration fee for the rights.

(4) The shares of convertible preferred stock are deliverable upon exercise of the rights.

(5) Pursuant to Rule 416, the Registration Statement also covers such indeterminate additional shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events.

(6) Since both the shares of convertible preferred stock and the common stock acquired pursuant to the conversion of the convertible preferred stock are being registered under this registration statement, for purposes of Rule 457(i) there is no separate registration fee for the common stock.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 8, 2001

PROSPECTUS

                                  [EXCO LOGO]

                              EXCO RESOURCES, INC.
                    SHARES OF    % CONVERTIBLE PREFERRED STOCK
                             ---------------------
     - If you held our common stock on             , 2001, we have granted you
       rights to purchase shares of our   % convertible preferred stock. You
       have been granted one right for each share of our common stock you held
       of record on             , 2001. Each right entitles you to purchase one
       share of convertible preferred stock for $     .
     - If you fully exercise your rights and other shareholders do not fully exercise their rights, you may elect to purchase additional shares of convertible preferred stock on a pro rata basis.
     - For each share of convertible preferred stock that you own, you will
       receive cumulative cash dividends at an effective annual rate of   % of
       the $     original liquidation preference per share, or $     per share,
       payable quarterly beginning on             , 2001.
     - Each share of convertible preferred stock you own may be converted immediately into one share of our common stock. Each share of convertible
       preferred stock you own on             , 2003, will be automatically
       converted into one share of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "EXCO." On May 7, 2001, the last reported bid price for our common stock was $19.84 per share.
     - Your rights are freely transferrable. We expect the rights to be approved
       for trading on the Nasdaq National Market under the symbol "          ."
       We expect the shares of convertible preferred stock to be approved for
       trading on the Nasdaq National Market under the symbol "          ."
     - Your subscription privileges expire on             , 2001. However, we
       have the option of extending the expiration date of the subscription period. The shares of convertible preferred stock that have not been subscribed for as of the expiration date of the subscription period may be marketed on a best efforts basis by the dealer managers to other purchasers for five business days following the expiration date of the subscription period.
     - Subscriptions will be held in escrow by the subscription agent. If we do not receive gross proceeds of $50.0 million by the expiration date of the dealer managers' additional marketing period, we intend to withdraw the rights offering.
                             ---------------------

            INVESTING IN OUR CONVERTIBLE PREFERRED STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 16.
                             ---------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Minimum offering............................................  $           $
Maximum offering............................................  $           $
Minimum discounts and commissions...........................  $     (1)   $     (1)
Maximum discounts and commissions...........................  $     (1)   $     (1)
Minimum proceeds, before expenses, to EXCO..................  $           $
Maximum proceeds, before expenses, to EXCO..................  $           $

---------------------

(1) We have agreed to pay the dealer managers a fee aggregating $2.0 million and $0.50 per share of convertible preferred stock which they place. We are not able to estimate the total amount of commissions we will have to pay the dealer managers.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G. EDWARDS & SONS, INC.
                               CIBC WORLD MARKETS
                                                        BREAN MURRAY & CO., INC.

FROST SECURITIES, INC.                               C.K. COOPER & COMPANY, INC.
                      Prospectus dated             , 2001.

     [MAP OF WESTERN UNITED STATES AND ALBERTA, CANADA SHOWING WHERE EXCO'S
                       PROPERTIES ARE GENERALLY LOCATED]

                               PROSPECTUS SUMMARY

     Throughout this prospectus we use "we," "us" and "our" to describe EXCO Resources, Inc., and its subsidiaries. This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding whether or not to exercise your rights. Therefore, we urge you to read the entire prospectus carefully. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the SEC, as described under "Where You Can Find More Information."

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHT?

     Each right gives our shareholders the privilege to purchase one share of
convertible preferred stock for $     . We have granted to you, our shareholder
of record as of 5:00 p.m., New York time, on             , 2001, one right for
each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock on the record date, you have the right to
purchase up to 100 shares of convertible preferred stock for $     per share.
These rights are freely transferrable and assignable.

WHY ARE WE CONDUCTING THIS RIGHTS OFFERING?

     We want to give you the opportunity to participate in our equity fund-raising so that you have the ability to maintain your proportional ownership interest in us. We will use the net proceeds from this rights offering to repay indebtedness outstanding under our credit agreements. Any remaining net proceeds will be available for general corporate purposes, including funding future acquisitions.

ARE WE REQUIRING A MINIMUM AMOUNT OF GROSS PROCEEDS TO COMPLETE THIS RIGHTS OFFERING?

     Yes. If we do not receive gross proceeds of $50.0 million by the expiration date of the additional marketing period, we intend to withdraw the rights offering. If we withdraw the rights offering, all payments we have received will be returned without interest.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     For each right you hold, you may purchase one share of convertible
preferred stock at the subscription price of $     . This is your "basic
subscription privilege."

WHAT IS THE OVERSUBSCRIPTION PRIVILEGE?

     If you fully exercise your basic subscription privilege, your "oversubscription privilege" entitles you to subscribe for additional shares of
our convertible preferred stock at the same subscription price of $     per
share.

WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE?

     We will only be able to satisfy your exercise of the oversubscription privilege if our other shareholders receiving rights do not elect to purchase all of the shares of convertible preferred stock offered to them under their basic subscription privileges. We will honor oversubscription requests in full if (1) there are enough shares available following the exercise of rights under the basic subscription privilege, (2) you exercise all of the rights offered to you under your basic subscription privilege, and (3) the number of shares you oversubscribe for does not exceed the number of shares you purchase under your basic subscription privilege. If we receive more oversubscription requests than we have shares available, we will allocate the available shares pro rata among our shareholders that have oversubscribed based upon the number of rights each shareholder exercised through his basic subscription privilege.

WHAT ARE THE TERMS OF THE SHARES OF THE CONVERTIBLE PREFERRED STOCK I MAY
ACQUIRE?

     Each share of the convertible preferred stock is convertible immediately into one share of our common stock. Each share of the convertible preferred
stock is mandatorily convertible into our common stock on             , 2003. We
will pay annual cumulative cash dividends on each outstanding share of the
convertible preferred stock at an effective annual rate of   % of the original
liquidation preference, or $  per share, payable quarterly beginning on
            , 2001. The convertible preferred stock has a liquidation preference of $ per share plus accumulated dividends in the event we liquidate prior to
       , 2003.

WILL SHARES OF THE CONVERTIBLE PREFERRED STOCK HAVE VOTING RIGHTS?

     Holders of the convertible preferred stock will have the right to vote on all matters that the holders of our common stock vote on, together as one class. In addition, the holders of our convertible preferred stock will have those class voting rights required by the Texas Business Corporation Act.

HOW SOON MUST I ACT TO EXERCISE MY RIGHTS?

     The rights may be exercised beginning on the date of this prospectus
through the expiration date of the subscription period, which is             ,
2001, at 5:00 p.m., New York time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you on or before that date and time, except as otherwise described in this prospectus. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

MAY I TRANSFER MY RIGHTS?

     Yes. The rights are freely transferrable. You may sell or transfer rights according to the instructions that accompany this prospectus. You will be responsible for any fees or commissions for such transfer or sale. Any value you receive upon the transfer or sale of your rights may be taxable. Consult your tax advisor prior to transferring or selling any of your rights.

WILL THE RIGHTS AND THE SHARES OF CONVERTIBLE PREFERRED STOCK BE LISTED?

     We expect that the rights and the shares of convertible preferred stock will be approved for trading on the Nasdaq National Market. We anticipate that
the rights will trade under the symbol "     " and the shares of convertible
preferred stock will trade under the symbol "     ." We cannot predict whether
an active and liquid trading market will develop for the rights or shares of convertible preferred stock.

WHAT IS THE ROLE OF THE DEALER MANAGERS IN THIS OFFERING?

     The dealer managers will provide marketing assistance in connection with the rights offering and will solicit the exercise of rights by rightholders during the subscription period. We have also granted the dealer managers the right to market convertible preferred stock not subscribed for during the subscription period for a period of five business days following the expiration of the subscription period.

IS MANAGEMENT PARTICIPATING IN THIS OFFERING?

     Some of our executive officers and our directors have expressed their
non-binding intention to subscribe for an aggregate of           shares of
convertible preferred stock or approximately $     million.

AM I REQUIRED TO EXERCISE ANY RIGHTS I RECEIVE IN THIS RIGHTS OFFERING?

     No. You are not required to exercise any rights or otherwise take any action in response to this rights offering.

HAS OUR BOARD OF DIRECTORS MADE A RECOMMENDATION TO OUR SHAREHOLDERS REGARDING THIS OFFERING?

     Our board of directors will not make any recommendation to shareholders regarding the exercise of rights under this offering. Shareholders who do exercise rights risk investment loss on new money invested. We provide no assurance that anyone purchasing shares of convertible preferred stock at the subscription price will be able to sell those shares, or the underlying common shares, in the future at a higher price.

WHAT WILL HAPPEN IF I DO NOT EXERCISE MY RIGHTS?

     If you do not exercise any rights, the number of shares of our common stock you own will not change, but your percentage ownership of our total outstanding common stock will decline following the conversion of any shares of convertible preferred stock. In addition, your voting power will be diluted to the extent others exercise their rights.

HOW DO I EXERCISE MY RIGHTS? WHAT FORMS AND PAYMENT ARE REQUIRED TO PURCHASE THE SHARES OF CONVERTIBLE PREFERRED STOCK?

     As a record holder of our common stock on             , 2001, you are
receiving this prospectus and a rights certificate explaining your subscription rights and providing instructions on how to purchase shares of convertible preferred stock. If you wish to participate in this rights offering, you must take the following steps:

     - deliver payment to the subscription agent using the methods outlined in this prospectus; and

     - deliver a properly completed rights certificate before the expiration
       date of the subscription period on             , 2001.

     The instructions also describe an alternate procedure you may use called "Notice of Guaranteed Delivery," which gives you an extra three days to deliver the rights certificate if the subscription agent receives full payment before the expiration date of the subscription period and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guarantee that your properly completed rights certificate will be timely delivered.

AFTER I SEND IN MY PAYMENT AND RIGHTS CERTIFICATE MAY I CHANGE OR CANCEL MY EXERCISE OF RIGHTS?

     No. All exercises of rights are irrevocable.

WILL MY MONEY BE RETURNED IF THIS RIGHTS OFFERING IS CANCELED?

     Yes. We may cancel or terminate this rights offering at any time prior to the expiration date of the additional marketing period. If we terminate or cancel this offering, we will promptly return your payment to you without any interest.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THIS RIGHTS OFFERING, BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

     If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of convertible preferred stock you wish to purchase. Therefore, you will need to have your record holder act for you.

     If you wish to participate in this rights offering and purchase shares of convertible preferred stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other rights offering materials.

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES OF CONVERTIBLE PREFERRED STOCK?

     We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

TO WHOM SHOULD I SEND MY FORMS AND PAYMENT?

     If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to:

                           Continental Stock Transfer
                           Reorganization Department
                             2 Broadway, 19th Floor
                            New York, New York 10004

     You are solely responsible for completing delivery to the subscription agent of your subscription payment and properly completed rights certificate. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

WHAT SHOULD I DO IF I HAVE ANY QUESTIONS?

     If you have questions, need additional copies of rights offering documents or otherwise need assistance, please contact the information agent for this rights offering:

                           Continental Stock Transfer
                           Reorganization Department
                             2 Broadway, 19th Floor
                            New York, New York 10004
                      Telephone: (212) 509-4000, ext. 535.

     To ask other questions or to receive copies of our recent SEC filings, you can also contact Richard Miller at our offices:

                              EXCO Resources, Inc.
                     6500 Greenville Ave., Suite 600, LB 17
                              Dallas, Texas 75206
                           Telephone: (214) 368-2084

OUR BUSINESS

     EXCO Resources, Inc. is an independent energy company engaged in the acquisition, development and exploitation of oil and natural gas properties. Our primary areas of operations are onshore in Texas, Louisiana, Mississippi and, as a result of the recently completed acquisition of Addison Energy Inc., Alberta, Canada.

     Since our present management team purchased a significant ownership interest in us in December 1997, we have achieved substantial growth through a strategy of acquiring proved oil and natural gas properties with development and exploitation potential. Since December 1997, we have completed 26 acquisitions for total net consideration of approximately $175.6 million, including three substantial acquisitions since September 1, 2000 for an aggregate net consideration of approximately $114.3 million. Overall, our acquisitions have been made at an average cost of approximately $0.69 per Mcfe of proved reserves. We now own interests in a number of established oil and natural gas producing basins that we intend to use as a platform for further growth. In addition, we believe that our properties, coupled with our experienced oil and natural gas operating and technical team, provide us with significant growth potential from development and exploitation activities. Our senior management team successfully implemented a similar acquisition and development strategy at Coda Energy, Inc. and built it into a substantial independent oil and natural gas company that was sold to a larger public independent oil and natural gas company for over $360.0 million in November 1997.

     As of December 31, 2000, on a pro forma basis giving effect to the recently completed acquisition of properties from Graves Drilling Co., Inc., or Graves Drilling, and properties from STB Energy, Inc., or STB Energy, and the acquisition of Addison Energy Inc., we had proved reserves of 244.1 Bcfe, with a PV-10 of $690.2 million based on year-end NYMEX constant prices of $9.78 per Mmbtu of natural gas, and $26.80 per Bbl of oil and NGLs. These proved reserves, of which 60.0% were natural gas and 73.0% were classified as proved developed, had a reserve life index of 15.1 years. We operate wells that represent over 82.0% of our PV-10 allowing us to better manage expenses and the nature and timing of development and exploitation activities. Including the properties acquired from STB Energy, Inc. and the acquisition of Addison Energy Inc., on a pro forma basis, our average daily net production for the quarter ended March 31, 2001, was approximately 24.6 Mmcf, of natural gas and 3,358 Bbls of oil and NGLs.

OUR COMPETITIVE STRENGTHS

     We believe we have a number of competitive strengths that will enable us to implement our business strategy. These strengths include:

  EXPERIENCED MANAGEMENT TEAM

     The key members of our management team have extensive transaction, operating and management experience relating to the acquisition, development and exploitation of oil and natural gas properties, both with us and with other oil and gas companies. On average, our senior management team has approximately 17 years of industry experience.

  DEMONSTRATED GROWTH TRACK RECORD

     Since December 1997, we have closed 26 acquisitions and our proved reserves have increased more than fifty-fold from approximately 4.7 Bcfe at December 31, 1997, to approximately 244.1 Bcfe as of December 31, 2000, on a pro forma basis.

  ACCESS TO ACQUISITION OPPORTUNITIES

     As a result of our industry experience and acquisition activity, we have established a network of industry contacts that provides us access to a large number of acquisition opportunities. Since December 1997, we have had the opportunity to review over 460 potential acquisitions resulting in 207 purchase offers and 26 successful acquisitions. We believe that we will continue to have access to acquisition opportunities.

  STRONG OPERATING AND TECHNICAL CAPABILITIES

     Our in-house oil and natural gas operating and technical team includes 12 degreed technical professionals with an average of approximately 24 years of industry experience. This team enables us to evaluate potential acquisitions, efficiently integrate acquisitions into our operations and identify opportunities to increase reserves and production through development and exploitation activities.

  SIGNIFICANT INVENTORY OF DEVELOPMENT AND EXPLOITATION PROJECTS

     We have identified over 100 exploitation and development drilling projects on our existing properties that have the potential to add to our reserve value and net production over the next several years.

  OPERATIONAL CONTROL

     Because we are the operator of wells representing approximately 82.0% of our PV-10, we are able to exercise a substantial degree of control over operating costs and the nature and timing of development drilling and exploitation projects. We believe this better positions us to add value to our properties.

BUSINESS STRATEGY

     We intend to continue to increase our revenues, cash flows and net income through the acquisition, development and exploitation of producing oil and natural gas properties. The key elements of our strategy are to:

  ACQUIRE PROVED OIL AND NATURAL GAS PROPERTIES

     We believe that numerous opportunities exist for us to acquire additional properties and enhance their value through improved operating practices, and exploitation and development activities. We intend to continue to focus our acquisition activities onshore in established basins, especially where we can integrate acquired properties with our existing properties and operations and where our management, technical staff and field operations teams have significant prior experience.

  CONDUCT DEVELOPMENT AND EXPLOITATION ACTIVITIES

     We believe that the value of acquisitions can be significantly enhanced through development drilling and exploitation activities. We focus primarily on mature properties that have been owned by larger companies and which have not been fully developed or exploited. As a result of our acquisitions, we have assembled a large inventory of drilling and exploitation projects, including development drilling, recompletions, secondary recovery projects, and facility improvements. Including the acquisition of the STB Energy properties and the acquisition of Addison Energy Inc., we have budgeted up to $27.0 million for exploitation and development drilling activities for 2001.

  MAINTAIN FINANCIAL FLEXIBILITY

     An important component of our overall strategy is to maintain our financial flexibility in order to be able to take advantage of acquisition opportunities and reduce the risk of commodity price declines. Although our debt levels may rise significantly as a result of acquisitions, it is our intent to use internally generated cash flow, divestitures of non-strategic properties and periodic sales of equity to manage our debt. We use commodity price hedging to mitigate the financial risks associated with oil and natural gas price volatility.

RECENT ACQUISITIONS

  ADDISON ENERGY INC.

     On April 26, 2001, we acquired Addison Energy Inc., a privately-held company based in Calgary, Alberta, for a total consideration of approximately $51.3 million. We paid the purchase price with borrowings under our new credit agreements.

     The Addison Energy acquisition added total proved reserves of 36.9 Bcf of natural gas and 2.1 million Bbls of oil and NGLs, estimated as of December 31, 2001. For the month of March 2001, the Addison Energy properties were producing approximately 8.2 Mmcf of natural gas and 681 Bbls of oil and NGLs per day.

     We acquired Addison Energy in part because it was pursuing an acquisition, development and exploitation strategy in Canada very similar to our own strategy in the United States, and we are now positioned for further growth in Canada. We believe there are numerous opportunities to acquire existing properties in Canada where we can add value through operating efficiencies and development and exploitation activities. We have entered into agreements with key members of the Addison management and operating team that provide them with incentives to create additional value.

  STB ENERGY, INC.

     On March 8, 2001, we acquired oil and natural gas properties from STB Energy, Inc. The properties are principally located in our production areas of Texas and Oklahoma. As of December 31, 2000, total proved reserves included 9.5 Bcf of natural gas and 694,000 Bbls of oil and NGLs. We paid the adjusted purchase price of approximately $14.8 million in cash from borrowings under our prior credit agreement. The effective date of the acquisition was January 1, 2001.

  CENTRAL RESOURCES, INC.

     On September 22, 2000, we acquired interests in various oil and natural gas fields located in Texas, New Mexico, Louisiana, Colorado, Nebraska, Mississippi, Oklahoma, Kansas and Wyoming from Central Resources, Inc. As of June 1, 2000, the effective date of the acquisition, the estimated total proved reserves of the acquired properties were 37.3 Bcf of natural gas and 8.3 million Bbls of oil and NGLs. We paid the adjusted purchase price of approximately $44.9 million from cash on hand and borrowings under our prior credit agreement.

                             ---------------------

We were incorporated in Texas on October 17, 1955. Our principal executive offices are located at 6500 Greenville Ave., Suite 600, Dallas, Texas 75206, and our telephone number at that address is (214) 368-2084.

THE OFFERING

Rights offered......................     We are distributing to each holder of
                                         our common stock on             , 2001,
                                         one right for each share of our common
                                         stock held. Each right entitles the
                                         shareholder to purchase one share of
                                           % convertible preferred stock with a
                                         $     liquidation value.

Subscription price..................     The subscription price is $     per
                                         share, payable in cash. Payment by
                                         personal check must clear payment on or
                                         before the expiration date of the
                                         subscription period, which may require
                                         five or more business days from the
                                         date that we receive your personal
                                         check. As a result, we recommend that
                                         shareholders pay the subscription price
                                         by certified or cashier's check drawn
                                         on a U.S. bank, U.S. postal money order
                                         or wire transfer of funds.

Shares of common stock outstanding
prior to this offering..............     There were        shares of common
                                         stock outstanding on             ,
                                         2001. Unless expressly stated to the
                                         contrary, the share information in this
                                         prospectus excludes:           shares
                                         issuable upon exercise of options
                                         issued and issuable pursuant to EXCO's
                                         1998 Stock Option Plan, 200,000 shares
                                         of common stock issuable upon exercise
                                         of an outstanding stock purchase
                                         warrant, and common shares that may be
                                         issuable to Addison Energy Inc.'s
                                         management team under a management
                                         incentive compensation plan.

Record date.........................               , 2001.

Expiration date and time............     The subscription period for the rights
                                         expires at 5:00 p.m., New York time, on
                                                     , 2001, and the additional
                                         marketing period for the dealer
                                         managers expires at 5:00 p.m., New York
                                         time on             , 2001.

Transferability of rights...........     The rights are transferable. We expect
                                         the rights to be approved for trading
                                         on the Nasdaq National Market under the
                                         symbol "          ." The rights are
                                         issued in the form of rights
                                         certificates that accompany this
                                         prospectus.

Fractional shares...................     We will not issue fractional shares of
                                         convertible preferred stock. If your
                                         rights would allow you to purchase a
                                         fractional share, you may exercise your
                                         rights only by rounding down to and
                                         paying for the nearest whole share, or
                                         paying for any lesser number of whole
                                         shares.

No revocation or change of
exercise............................     Once you submit the form of rights
                                         certificate to exercise any rights, you
                                         are not allowed to revoke or change
                                         your exercise of these rights.

Conditions to the rights offering...     If we do not receive gross proceeds of
                                         $50.0 million by the expiration date of
                                         the additional marketing period, we
                                         intend to withdraw the rights offering.

Subscription and escrow agent.......     Continental Stock Transfer & Trust
                                         Company.

Dealer Managers.....................     A.G. Edwards & Sons, Inc., CIBC World
                                         Markets Corp., Brean Murray & Co.,
                                         Inc., Frost Securities, Inc. and C.K.
                                         Cooper & Company, Inc.

Procedure for exercising rights.....     To exercise rights, you must complete
                                         the rights certificate and deliver it
                                         to Continental Stock Transfer & Trust
                                         Company with full payment for the
                                         amount you exercised under the
                                         subscription privilege. Continental
                                         Stock Transfer & Trust Company must
                                         receive the proper forms and payments
                                         in good funds on or before the
                                         expiration date of the subscription
                                         period.

                                         You may deliver the documents and
                                         payments by mail or commercial courier.
                                         If regular mail is used for this
                                         purpose, we recommend using insured,
                                         registered mail. If you are unable to
                                         deliver the rights certificate before
                                         the expiration date of the subscription
                                         period, you may use the "Notice of
                                         Guaranteed Delivery" procedure
                                         described under "The Rights
                                         Offering -- Notice of Guaranteed
                                         Delivery."

Payment adjustments.................     If you send a payment that is
                                         insufficient to purchase the number of
                                         shares you requested or, if the number
                                         of shares you requested is not
                                         specified in the forms, the payment
                                         received will be applied to exercise
                                         the subscription privilege to the
                                         extent of the payment. If the payment
                                         exceeds the subscription price for the
                                         full exercise of the subscription
                                         privilege, the excess will be refunded
                                         to you as soon as it is practicable.
                                         You will not receive interest on any
                                         payments refunded to you under the
                                         rights offering.

Nominee accounts....................     If you wish to exercise rights relating
                                         to shares that are held by a securities
                                         broker, bank, trust company or other
                                         nominee, you should promptly contact
                                         your record holder and request that it
                                         exercise these rights on your behalf.
                                         You may also contact the nominee and
                                         request that the nominee send a
                                         separate rights certificate to you. If
                                         you are a record holder who wishes an
                                         institution such as a broker or bank to
                                         exercise your rights for you, you
                                         should contact that institution
                                         promptly to arrange the method of
                                         exercise. You are responsible for the
                                         payment of any fees that brokers or
                                         other persons holding your shares may
                                         charge. You are not responsible for any
                                         fees payable to the subscription agent
                                         or the dealer managers.

Exercise by foreign and certain
other shareholders..................     Continental Stock Transfer & Trust
                                         Company will hold rights certificates
                                         for shareholders having addresses
                                         outside the United States. In order to
                                         exercise rights, holders with addresses
                                         outside the United States must notify
                                         Continental Stock Transfer & Trust
                                         Company and timely follow other
                                         procedures described in "Rights
                                         Offering -- Foreign Shareholders."

U.S. income tax consequences........     For United States federal income tax
                                         purposes, we believe that a shareholder
                                         will not recognize taxable income as a
                                         result of the distribution of the
                                         rights. See "Certain Federal Income Tax
                                         Consequences." Each shareholder should,
                                         and is urged to, consult his own tax
                                         adviser concerning the tax consequences
                                         of this rights offering under his own
                                         tax situation.

Stock certificates..................     We will deliver stock certificates
                                         representing our convertible preferred
                                         stock as soon as practicable after the
                                         expiration date of the additional
                                         marketing period.

Amendment, extension and
termination.........................     We may amend or extend the subscription
                                         period of the rights offering. We
                                         reserve the right to withdraw the
                                         rights offering at any time prior to
                                         the expiration of the additional
                                         marketing period for any reason, in
                                         which event all funds received in the
                                         rights offering will be returned
                                         without interest.

Terms of the underlying convertible
preferred stock.....................     Each share of the convertible preferred
                                         stock is immediately convertible into
                                         one share of our common stock. Each
                                         share of the convertible preferred
                                         stock is mandatorily convertible into
                                         one share of our common stock on
                                                     , 2003. The convertible
                                         preferred stock has a liquidation
                                         preference of $     per share in the
                                         event we liquidate prior to
                                           , 2003. We will pay annual cumulative
                                         cash dividends on each outstanding
                                         share of the convertible preferred
                                         stock at an effective annual rate of
                                           % of the original liquidation
                                         preference, or $     per share, payable
                                         quarterly beginning on             ,
                                         2001.

USE OF PROCEEDS

     We will not proceed with this rights offering unless we receive gross proceeds of at least $50.0 million of the convertible preferred stock. The
maximum gross proceeds will be $     million. The following table describes our
proposed sources and uses of funds from this rights offering. Rights offering
expenses are estimated to be $     , including an aggregate $2.0 million in fees
we have agreed to pay the dealer managers. In addition to these fees, we have agreed to pay the dealer managers $0.50 for each share of convertible preferred stock which they place after the expiration of the subscription period. Additionally, the dealer managers will be compensated for rights exercised as a result of their marketing efforts. We are not able to estimate the total amount of commissions we will have to pay the dealer managers.

     In the following table, general corporate purposes include, among other things, future acquisitions, oil and natural gas leasing activity, drilling and workover projects and other exploitation and development activities. Any future acquisitions may include the purchase of debt or equity securities in companies that own oil or natural gas assets.

                                                               MINIMUM    MAXIMUM
                                                              --------------------
                                                                 (in thousands)
SOURCES:
  Shares of convertible preferred stock.....................  $50,000.0   $
                                                              --------------------
          Total.............................................  $50,000.0   $
                                                              ====================
USES:
  Repay indebtedness........................................  $           $
  Rights offering expenses..................................
  General corporate purposes................................
                                                              --------------------
          Total.............................................  $50,000.0   $
                                                              ====================

RISK FACTORS

     Before you invest in this rights offering, you should be aware that there are various risks associated with your investment, including the risks described in the Risk Factors section of this prospectus and risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your rights to purchase shares of convertible preferred stock.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (In thousands, except per share data)

     The following table presents selected historical and pro forma financial data. You should read this financial data in conjunction with our "Management's Discussion and Analysis of Financial Condition Results of Operations," our consolidated financial statements, the notes to our consolidated financial statements and the other financial information, including pro forma information, included in this prospectus. This information does not replace our consolidated financial statements. In our opinion, the data we have presented reflects all adjustments we consider necessary for a fair presentation of the results for the periods. We have completed numerous acquisitions since 1997 that materially impact the comparability of this data between periods.

                                                   YEARS ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                           -----------------------------------------   -------------------------------
                                                                           PRO FORMA                         PRO FORMA
                                             1998      1999       2000      2000(1)      2000       2001      2001(1)
                                           -----------------------------------------   -------------------------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and natural gas....................  $  1,385   $ 5,294   $ 28,869   $ 67,814    $  4,026   $ 13,479   $ 20,656
  Other income...........................       690     1,424      1,252        945         392        184        184
  Equity in the earnings of EXUS Energy,
    LLC..................................        --       584         --         --          --         --         --
  Gain on disposition of property and
    equipment............................        --     5,102        538        538         535         --         --
                                           -----------------------------------------   -------------------------------
        Total revenues...................     2,075    12,404     30,659     69,297       4,953     13,663     20,840
Costs and expenses:
  Oil and natural gas production.........       786     2,375      9,484     20,595       1,384      5,036      6,163
  Depreciation, depletion and
    amortization.........................       465     1,446      4,949     17,101         847      2,087      4,234
  General and administrative.............     1,231     1,934      2,003      2,494         417        943      1,295
  Interest...............................       104        17      1,369      7,484          71        896      1,900
                                           -----------------------------------------   -------------------------------
        Total cost and expenses..........     2,586     5,772     17,805     47,674       2,719      8,962     13,592
                                           -----------------------------------------   -------------------------------
Income (loss) before income taxes and
  minority interest......................      (511)    6,632     12,854     21,623       2,234      4,701      7,248
Minority interest in limited
  partnership............................        --        (7)        --         --          --         --         --
                                           -----------------------------------------   -------------------------------
Income (loss) before income taxes........      (511)    6,639     12,854     21,623       2,234      4,701      7,248
Income tax expense.......................        --     2,139      4,400      7,474         760      1,739      2,834
                                           -----------------------------------------   -------------------------------
Income (loss) before extraordinary
  items..................................      (511)    4,500      8,454     14,149       1,474      2,962      4,414
Fee income from early extinguishment of
  debt, net of tax.......................        --       165         --         --          --         --         --
                                           -----------------------------------------   -------------------------------
Net income (loss)........................  $   (511)  $ 4,665   $  8,454   $ 14,149    $  1,474   $  2,962   $  4,414
                                           =========================================   ===============================
Basic earnings (loss) per share(2).......  $   (.18)  $   .69   $   1.23   $   2.05    $    .21   $    .43   $    .63
                                           =========================================   ===============================
Diluted earnings (loss) per share(2).....  $   (.18)  $   .69   $   1.18   $   1.95    $    .21   $    .40   $    .59
                                           =========================================   ===============================
Weighted average number of common and
  common equivalent shares outstanding:
  Basic..................................     2,871     6,698      6,835      6,885       6,815      6,871      6,921
                                           =========================================   ===============================
  Diluted................................     2,874     6,714      7,122      7,224       6,845      7,381      7,483
                                           =========================================   ===============================
Ratio of combined fixed charges and
  preference dividends to earnings(3)....     (0.33)     0.04       0.11       0.27        0.08       0.17       0.21
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in):
  Operating activities...................  $   (127)  $(8,620)  $ 27,297        n/a    $ 11,666   $  6,738        n/a
  Investing activities...................   (14,060)   (2,862)   (66,519)       n/a     (17,730)   (23,469)       n/a
  Financing activities...................    35,184       (39)    37,450        n/a      10,485     13,686        n/a
OTHER FINANCIAL DATA:
  Capital expenditures(4)................  $    257   $ 1,062   $  4,795   $    n/a    $    179   $  2,690   $    n/a
  EBITDA(5)..............................        58     8,267     19,172     46,208       3,152      7,684     13,382
  Cash flow(6)...........................       (46)    2,918     14,148        n/a       2,546      5,819        n/a

                                                                      DECEMBER 31,                   MARCH 31, 2001
                                                             -------------------------------    ------------------------
                                                               1998       1999       2000        ACTUAL     PRO FORMA(1)
                                                             -------------------------------    ------------------------
BALANCE SHEET DATA:
Current assets.............................................  $ 22,157   $ 31,599   $  20,262    $  17,060    $  19,839
Oil and natural gas properties, net........................     7,554     18,674      80,355      100,939      176,470
Total assets...............................................    36,888     50,932     102,372      121,421      200,447
Current liabilities........................................       648     10,017       8,655        8,919       30,451
Long-term debt, less current maturities....................        --         --      42,488       56,157       84,110
Stockholders' equity.......................................    36,240     40,880      49,791       54,137       54,699
Total liabilities and stockholder's equity.................    36,888     50,932     102,372      121,421      200,447

---------------

(1) The pro forma statement of operations data for the year ended December 31, 2000, and the three months ended March 31, 2001, have been prepared as if the acquisitions of the Val Verde County properties, the Pecos County properties, the Central Resources properties, the STB Energy properties and Addison Energy Inc. had occurred on January 1, 2000. The pro forma balance sheet data has been prepared as if the acquisition of Addison Energy Inc. had occurred on March 31, 2001.

(2) Per share data has been restated to reflect the one-for-two reverse stock split effective March 31, 1998. The adoption of Financial Accounting Standards Board No. 128, "Earnings per Share," did not have a material impact on earnings per share amounts.

(3) The ratio of combined fixed charges and preference dividends to earnings is calculated by adding fixed charges, defined as the sum of interest expense and amortized deferred financing costs, to preference security dividends, defined as the amount of pre-tax earnings that are required to pay the dividends on outstanding preference securities, divided by earnings, defined as the sum of pre-tax income from continuing operations before minority interests or income or loss from equity investees and fixed charges less the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(4) Capital expenditures are capitalized workovers, exploration, exploitation and plugging costs incurred.

(5) EBITDA is defined as net income attributable to common stock, plus interest expense, income taxes, and depreciation, depletion and amortization expenses. EBITDA is financial measure commonly used in our industry and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies.

(6) Cash flow represents cash flows from operating activities before changes in working capital.

                             SUMMARY OPERATING DATA
             (In thousands except for production and per unit data)

                                   YEARS ENDED DECEMBER 31,            THREE MONTHS ENDED MARCH 31,
                           ----------------------------------------   ------------------------------
                                                          PRO FORMA                        PRO FORMA
                            1998      1999       2000     2000 (1)     2000       2001     2001 (2)
                           ----------------------------------------   ------------------------------
SALES DATA:
  Oil sales..............  $   634   $ 3,711   $ 11,846    $28,492    $ 1,864   $  5,926    $ 6,764
  Natural gas sales......      751     1,583     14,830     33,485      1,688      6,990     12,401
  NGL sales..............       --        --      2,193      5,837        474        563      1,491
                           ----------------------------------------   ------------------------------
          Total..........  $ 1,385   $ 5,294   $ 28,869    $67,814    $ 4,026   $ 13,479    $20,656
PRODUCTION DATA:
  Oil (Mbbls)............       53       208        433      1,035         74        213        244
  Natural gas (Mmcf).....      412       765      3,982      9,242        706      1,299      2,137
  NGLs (Mbbls)...........       --        --         89        243         20         22         56
          Mmcfe..........      730     2,013      7,114     16,910      1,270      2,709      3,937
AVERAGE SALES PRICE PER UNIT:
  Oil (per Bbl)..........  $ 12.01   $ 17.83   $  27.39    $ 27.52    $ 25.18   $  27.81    $ 27.72
  Natural gas (per
     Mcf)................     1.82      2.07       3.72       3.62       2.39       5.38       5.80
  NGLs (per Bbl).........       --        --      24.60      24.02      23.45      25.98      26.63
  Per Mcfe...............     1.90      2.63       4.06       4.01       3.17       4.98       5.25
COSTS PER MCFE:
  Lease operating
     expenses............  $  0.92   $  0.95   $   1.05    $  1.08    $  0.86   $   1.44    $  1.26
  Production taxes.......     0.16      0.23       0.28        .14       0.22       0.42       0.31
  General and
     administrative......     1.69      0.96       0.28        .15       0.33       0.35       0.33
  Depreciation, depletion
     and amortization....     0.64      0.72       0.70       1.01       0.67       0.77       1.08

---------------

(1) The pro forma summary operating data for the year ended December 31, 2000, has been prepared as if the acquisitions of the Val Verde County properties, the Pecos County properties, the Central Resources properties, the STB Energy properties and Addison Energy Inc. had occurred on January 1, 2000.

(2) The pro forma summary operating data for the three months ended March 31, 2001, has been prepared as if the acquisition of the STB Energy properties and Addison Energy Inc. had occurred on January 1, 2001.

                              SUMMARY RESERVE DATA

                                                            YEARS ENDED DECEMBER 31,
                                                ------------------------------------------------
                                                                                      PRO FORMA
                                                  1998        1999         2000       2000 (1)
                                                ------------------------------------------------
ESTIMATED PROVED RESERVES:
  Oil (Mbbls).................................        963       2,744       12,378        14,102
  Natural gas (Mmcf)..........................      7,712      16,548       94,444       146,575
  NGLs (Mbbls)................................         --         370          465         2,145
  Mmcfe.......................................     13,490      35,232      171,502       244,057
  Percent proved developed....................         80%         89%          69%           73%
PRICES UTILIZED:
  Oil (per Bbl)...............................  $   10.41   $   24.17   $    24.82   $     24.98
  Natural gas (per Mcf).......................       1.74        2.00         9.26          9.53
  NGLs (per Bbl)..............................         --       19.21        21.50         20.04
ESTIMATED FUTURE NET CASH FLOWS (IN
  THOUSANDS):
  Before income taxes.........................  $  14,379   $  60,138   $  848,692   $ 1,347,927
  PV-10.......................................      7,964      36,978      396,401       690,207
  Standardized measure........................      7,953      28,595      282,436       482,635

---------------

(1) The pro forma summary reserve data for the year ended December 31, 2000, has been prepared as if the acquisitions of the Graves Drilling properties, the STB Energy properties and Addison Energy Inc. had occurred on December 31, 2000.

                                  RISK FACTORS

     Before you exercise any rights in this rights offering, you should be aware that there are various risks associated with your investment in our shares of convertible preferred stock and our common stock issuable upon conversion of the convertible preferred stock. Before you purchase shares of convertible preferred stock, you should carefully consider the following risk factors relating to our business and this rights offering, together with the information and financial data included in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     The statements in this prospectus regarding our future financial and operating performance and results, and market prices and future hedging activities, and other statements that are not historical facts are forward-looking statements, as defined in Section 27A of the Securities Act of 1933. We use the words "may," "will," "expect," "anticipate," "estimate," "believe," "continue," "intend," "plan," "budget," or other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition, and/or state other "forward-looking" information. These statements also involve risks and uncertainties, including, but not limited to:

     - estimates of reserves;

     - market factors;

     - market prices (including regional basis differentials) of oil and natural gas;

     - results of future drilling;

     - marketing activity;

     - future production costs; and

     - other factors discussed in this report and in our other SEC filings.

     We believe it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forward-looking statements included in this prospectus.

OUR BUSINESS RISKS

  Our revenue depends on oil and natural gas prices, which fluctuate.

     Our future financial condition and results of operations depend upon the prices we receive for our oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are also beyond our control. Factors that affect the prices we receive for our oil and natural gas include:

     - the level of domestic production;

     - the availability of imported oil and natural gas;

     - actions taken by foreign oil and natural gas producing nations;

     - the availability of transportation systems with adequate capacity;

     - the availability of competitive fuels;

     - fluctuating and seasonal demand for oil and natural gas;

     - conservation and the extent of governmental regulation of production;

     - weather;

     - foreign and domestic government relations; and

     - overall economic conditions.

Current oil and natural gas prices are at historically high levels and the valuations and estimated quantities of our oil and natural gas reserves at December 31, 2000 in this prospectus are based upon these high prices. A substantial or extended decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our financial condition, results of operations and access to capital. Our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness and to obtain additional capital on attractive terms substantially depends upon oil and natural gas prices.

  Hedging our production may cause us to forego additional future profits.

     To reduce our exposure to changes in the prices of oil and natural gas, we have entered into and may in the future enter into hedging arrangements for a portion of our oil and natural gas production. The hedges that we have entered into generally have the effect of providing us with a fixed price for a portion of our expected future oil and natural gas production over a fixed period of time. Hedging arrangements may expose us to the risk of financial loss in some circumstances, including the following:

     - the other party to the hedging contract defaults on its contract obligations;

     - there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received; or

     - market prices may exceed the prices at which we are hedged, resulting in our need to make significant cash payments.

     Our hedging activities could have the effect of reducing our revenues which, in turn, could have an adverse effect on our financial condition. For the year ended December 31, 2000, our revenues were reduced by approximately $1.1 million as a result of our hedge contracts. For the quarter ended March 31, 2001, our revenues were reduced by approximately $1.4 million as a result of our hedge contracts. For the nine month period ending December 31, 2001, we have hedges in place on 5.1 Bcf of natural gas and 619,400 Bbls of oil, representing approximately 48% of our estimated production of natural gas at an average price of $4.98 per Mmbtu and 47% of our estimated production of oil and NGLs at an average price of $28.06 per Bbl. We may have to make additional payments under these contracts in the future depending on the difference between actual and hedged prices of oil and natural gas. As of March 31, 2001, the unrealized gain on these hedges was $1.2 million. In addition, these hedging arrangements may limit the benefit we would otherwise receive from increases in the prices for oil and natural gas. For more information about our hedging risks, please review "-- Quantitative and Qualitative Disclosures about Market Risk" in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  We may be unable to acquire or develop additional reserves.

     As is generally the case in the oil and natural gas industry, our success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Factors which may hinder our ability to acquire additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number of properties for sale. If we are unable to conduct successful development activities or acquire properties containing proved reserves, our proved reserves will generally decline as they are produced. We cannot assure you that we will be able to locate additional reserves or that we will drill economically productive wells or acquire properties containing proved reserves.

  We cannot assure you that we will be successful in managing our growth.

     We have recently completed several large acquisitions and our growth could strain our financial, technical, operational and administrative resources. Failure to manage our growth successfully could adversely affect our operations and net revenues through increased operating costs and revenues that do not meet our expectations. We cannot assure you that our recently acquired oil and natural gas properties will be successfully integrated into our operations or will achieve desired profitability.

  We may encounter marketing obstacles.

     Our ability to market our oil and natural gas production will depend upon the availability and capacity of natural gas gathering systems, pipelines and other transportation facilities. With the exception of a few small gathering systems, we do not currently operate our own pipelines or transportation facilities. As a result, we are dependent on third parties to transport our products. Transportation space on the gathering systems and pipelines we utilize is occasionally limited and at times unavailable due to repairs or improvements to facilities or due to the space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. federal and state and Canadian regulation of oil and natural gas production and transportation, general economic conditions, and changes in supply and demand. These factors and, consequently, the availability of markets are beyond our control. If market factors dramatically change, the financial impact on our revenues could be substantial and could adversely affect our ability to produce and market oil and natural gas.

  Our Canadian operations may be adversely affected by currency fluctuations and economic and political developments.

     We have significant oil and natural gas operations in Canada. As a result, our Canadian operations are subject to the risk of fluctuations in the relative value of the Canadian and U.S. dollars. We are required to recognize foreign currency translation gains or losses related to our Canadian operations in our consolidated financial statements. Our Canadian operations may be adversely affected by political and economic developments, royalty and tax increases and other laws or policies in Canada, as well as U.S. policies affecting trade, taxation and investment in Canada.

  Our Canadian properties and operations are subject to foreign regulations.

     The oil and natural gas industry in Canada is subject to extensive legislation and regulation governing its operations. This legislation and regulation, enacted by various levels of government, impacts a number of areas, including royalties, land tenure, exploration, development, production, refining, transportation, marketing, environmental protection, exports, taxes, labor standards and health and safety standards. In addition, extensive legislation and regulation exists with respect to pricing and taxation of oil and natural gas and related products. Canadian governmental legislation and regulation may have a material effect on the financial results of our operations and may have a material adverse effect on our results of operations and our financial condition.

  We may not identify all risks associated with the acquisition of oil and natural gas properties.

     Generally, it is not feasible for us to review in detail every individual property involved in an acquisition. Our business strategy focuses on acquisitions of producing oil and natural gas properties. Any future acquisitions will require an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental hazards and other liabilities and other similar factors. Ordinarily, our review efforts are focused on the higher-valued properties. However, even a detailed review of these properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not inspect each well that we acquire. Potential problems, such as deficiencies in the mechanical integrity of equipment or environmental conditions that may require significant remedial expenditures, are not necessarily observable even when we do inspect a well. Even if we are able to identify problems with an acquisition, the seller may be unwilling or unable to provide an effective contractual protection or indemnity against all or part of these problems. Even if a seller agreed to provide indemnity, we cannot assure you that the indemnity would be fully enforceable.

  We have incurred significant debt that we may be unable to repay.

     As of May 1, 2001, we have aggregate debt outstanding of approximately $98.4 million under our U.S. and Canadian credit agreements. Assuming we only receive the minimum offering amount of $50.0 million in gross proceeds, or
approximately $     million in net proceeds, we would have indebtedness
outstanding of approximately $     million. This level of indebtedness could:

     - increase our vulnerability to general adverse economic and industry conditions, especially declines in oil and natural gas prices;

     - limit our ability to fund future acquisitions, capital expenditures and other general corporate requirements;

     - require us to dedicate a material portion of our cash flow from operations to payments on our indebtedness;

     - limit our flexibility in planning for, or reacting to, changes in our business and industry; or

     - limit our ability to, among other things, borrow additional funds, sell assets and pay dividends.

  Restrictive debt covenants limit our ability to finance our operations, fund our capital needs and engage in other business activities that may be in our interest.

     Our U.S. and Canadian credit agreements contain significant covenants that, among other things, restrict our ability to:

     - dispose of assets;

     - incur additional indebtedness;

     - repay other indebtedness;

     - pay dividends;

     - enter into specified investments or acquisitions;

     - repurchase or redeem capital stock;

     - merge or consolidate; or

     - engage in specified transactions with subsidiaries and affiliates and our other corporate activities.

Also, our credit agreements require us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our credit agreements.

  We may be unable to obtain additional financing to implement our growth strategy.

     The growth of our business will require substantial capital on a continuing basis. Because we have pledged substantially all of our assets as collateral under our credit agreements, it may be difficult for us in the foreseeable future to obtain financing on an unsecured basis or to obtain secured financing other than purchase money indebtedness. If we are unable to obtain additional capital on satisfactory terms and conditions, we may lose opportunities to acquire oil and natural gas properties and businesses. Our failure to obtain any required additional financing may have a material adverse effect on our growth, cash flow and earnings.

  We may be unable to overcome risks associated with our drilling activity.

     Our drilling involves numerous risks, including the risk that we will not encounter commercially productive oil or natural gas reservoirs. We must incur significant expenditures to identify and acquire properties and to drill and complete wells. The costs of drilling and completing wells are often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. While we use advanced technology in our operations, this technology does not allow us to know conclusively prior to drilling a well that oil or natural gas is present or economically producible.

  Acquisition, development, and exploitation activities are associated with many uncertainties that could adversely affect our business, financial condition, and results of operations.

     Our future success will depend on the success of our acquisition, development, and exploitation activities. Our decisions to purchase, develop, or otherwise exploit properties or prospects will depend in part on the evaluation of data obtained through production data and engineering studies, geophysical and geological analyses, seismic and other data, the results of which are often inconclusive and subject to various interpretations.

  We cannot control the development of a portion of our properties because our interests are in the form of non-operated working interests.

     We do not operate wells that represent approximately 18.0% of the PV-10 of our proved reserves. As a result, the success and timing of our drilling and development activities on those properties operated by others depend upon a number of factors outside of our control, including:

     - the timing and amount of capital expenditures;

     - the operator's expertise and financial resources;

     - the approval of other participants in drilling wells; and

     - the selection of suitable technology.

     If drilling and development activities are not conducted on these properties, then we may not be able to increase our production or offset normal production declines on these properties.

  Our estimates of oil, natural gas and NGL reserves involve inherent uncertainty.

     Numerous uncertainties are inherent in estimating quantities of proved oil, natural gas and NGL reserves, including many factors beyond our control. This prospectus contains an estimate of our proved oil, natural gas and NGL reserves and the PV-10 generated by the proved oil, natural gas and NGL reserves. These estimates are based upon reports of our independent petroleum engineers. These reports rely upon various assumptions, including assumptions required by the SEC, as to constant oil, natural gas and NGL prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. These estimates should not be construed as the current market value of our proved reserves. The process of estimating oil, natural gas and NGL reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, these estimates are an inherently imprecise evaluation of reserve quantities and future net revenue. Our actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil, natural gas and NGL reserves may vary substantially from those we have assumed in the estimates. Any significant variance in our assumptions could materially affect the quantity and value of reserves described in this prospectus. In addition, our reserves may be revised downward or upward, based upon production history, results of future exploitation and development activities, prevailing oil and natural gas prices and other factors. Year end 2000 oil and natural gas prices were at historically high levels. Our December 31, 2000 reserve estimates were based upon these prices. As a result, our reserve estimates may be overstated.

  We are exposed to operating hazards and uninsured risks.

     Our operations are subject to risks inherent in the oil and natural gas industry, including risks of:

     - fire, explosions, and blowouts;

     - pipe failure;

     - abnormally pressured formations; and

     - environmental accidents such as oil spills, gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment, including groundwater contamination.

     These events may result in substantial losses to us from:

     - injury or loss of life;

     - severe damage to or destruction of property, natural resources and equipment;

     - pollution or other environmental damage;

     - clean-up responsibilities;

     - regulatory investigations; and

     - penalties and suspension of operations.

     As is customary in our industry, we maintain insurance against some, but not all, of these risks. We cannot assure you that our insurance will be adequate to cover these losses or liabilities. Further, we cannot predict the continued availability of insurance at commercially acceptable premium levels or at all. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events may have a material adverse effect on our financial condition and operations.

     The producing wells in which we own an interest have, from time to time, experienced reduced or terminated production. These curtailments are due primarily to mechanical failures, contract terms, pipeline interruptions, market conditions and weather conditions, and these curtailments may last from a few days to many months.

  Our business exposes us to liability and extensive regulation for environmental matters.

     Our operations are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws and regulations not only expose us to liability for our own negligence, but also may expose us to liability for the conduct of others or for our actions which were in compliance with all applicable laws at the time these actions were taken.

  Our business depends on a limited number of key personnel.

     We are substantially dependent upon the skills of two key individuals within our management, Mr. Douglas H. Miller and Mr. T. W. Eubank. Both individuals have experience in acquiring, financing and restructuring oil and natural gas companies. They both previously served as senior management at Coda Energy, Inc., where they successfully implemented a strategy similar to our current strategy. We do not have employment agreements with these individuals or maintain key man insurance. The loss of the services of either one of these individuals could hinder our ability to successfully implement our business strategy.

  We may write-down our asset values.

     Under current accounting rules, we may be required to write-down the value of our oil and natural gas properties if the present value of the future cash flows from our oil and natural gas properties falls below the net book value of these properties. This write-down would negatively affect our earnings and net worth, and could result in a violation of our covenants under our credit agreements.

RISKS RELATING TO THIS RIGHTS OFFERING

  There has not been a prior market for the rights, and an active trading market for the rights may not develop.

     The rights are a new issue of securities with no established trading market. Although we expect to have the rights listed on the NASDAQ National Market, a listing does not guarantee that an active trading market for the rights will develop. We cannot assure you that a market with develop or that rightholders will be able to sell their rights easily. An inactive or illiquid trading market could adversely affect the price of the rights.

  If you exercise your rights, you may lose money if there is a decline in the trading price of our shares of convertible preferred stock.

     The trading price of our convertible preferred stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any future trading price for the shares of our convertible preferred stock. Future prices of the shares of our convertible preferred stock may adjust positively or negatively depending on various factors including our future revenues and earnings, changes in estimates by analysts, our ability to meet analysts' estimates, speculation in the trade or business press about our operations, and overall conditions affecting our businesses, economic trends and the securities markets.

  You may not revoke the exercise of your rights even if there is a decline in our common stock price prior to the expiration date of the subscription period.

     Even if our common stock price declines below the subscription price for the convertible preferred stock, resulting in a loss on your investment upon the conversion of shares of convertible preferred stock to shares of our common stock, you may not revoke or change your exercise of rights after you send in your subscription forms and payment.

  If you do not exercise your rights, your voting power may be diluted.

     The shareholders who exercise their rights will receive convertible preferred stock that has full voting rights with our common stock. If you choose not to exercise your subscription rights and any shareholder elects to exercise rights, then your voting power will be diluted.

  If you do not exercise your rights, your relative ownership interest in us may experience dilution.

     The shares of convertible preferred stock that will be issued upon the exercise of the rights are convertible into shares of our common stock. If you choose not to exercise your subscription rights in full and any shareholder elects to convert to our common stock, your relative ownership interest in us will experience dilution.

RISK FACTORS RELATING TO OUR CONVERTIBLE PREFERRED STOCK

  There has not been a prior market for the shares of convertible preferred stock, and an active trading market for the shares of convertible preferred stock may not develop.

     The shares of convertible preferred stock are a new issue of securities with no established trading market. Although we have applied to have the shares of convertible preferred stock listed on the Nasdaq National Market, a listing does not guarantee that an active trading market for the shares of convertible preferred stock will develop. We cannot assure you that a market will develop or that shareholders of convertible preferred stock will be able to sell their shares of the convertible preferred stock easily. An inactive or illiquid trading market could adversely affect the trading price of the shares of convertible preferred stock.

     We cannot assure you that, after the shares of the convertible preferred stock are issued upon exercise of the rights, a holder of the convertible preferred stock will be able to sell the convertible preferred stock purchased in this offering at a price equal to or greater than the purchase price of $ per share paid in this offering. The market price of shares of our convertible preferred stock could vary significantly in response to our operating results and other factors, including the size of the public float of the shares of the convertible preferred stock.

  We may not be permitted to pay cash dividends in some circumstances. We could also be prevented in some circumstances from paying dividends in our common shares.

     The terms of our existing credit agreements restrict our ability to pay cash dividends. Our ability to pay cash dividends will depend on criteria set forth in our credit agreements. If there is a default under our credit agreements, we will not be able to pay dividends on the shares of convertible preferred stock. Even if our credit agreements permitted us to pay cash dividends, we can make those payments only from our surplus (the excess of the fair value of our total assets over the sum of our liabilities plus our total paid-in share capital). In addition, we can make cash dividends only if after paying those dividends we would be able to pay our liabilities as they become due. We cannot assure you that we will have any surplus.

  The convertible preferred stock is subordinated to all our existing indebtedness and other liabilities and will not limit our ability to incur future indebtedness that will rank senior to the convertible preferred stock.

     The convertible preferred stock will be subordinated to all of our indebtedness with respect to the payments of interest and amounts distributable upon our dissolution, liquidation or winding up. The terms of the convertible preferred stock will not limit the amount of indebtedness or other obligations that we may incur. Any indebtedness under our existing credit agreements will rank senior to the convertible preferred stock.

  Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of the convertible preferred stock.

     Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including shares of our common stock issuable upon the conversion of shares of convertible preferred stock or upon exercise of outstanding options and warrants or other rights to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This would adversely affect the value of the convertible preferred stock and could impair our future ability to raise capital through an offering of our equity securities.

  The trading prices for the convertible preferred stock will be directly affected by the trading prices for our common stock.

     The purchase price of $     for a share of the convertible preferred stock
was determined by our board of directors after considering the likely cost of capital from other sources, the price at which our principal shareholders would be willing to participate in the rights offering, historic and current trading prices for our common stock, our need for capital in the near term and the need to provide incentive to our shareholders to participate in the rights offering on a pro rata basis. To the extent there is a secondary market for the convertible preferred stock, we believe that the trading prices of the convertible preferred stock will be directly affected by the trading prices of our common stock. We cannot predict how our common stock will trade. Trading prices of our common stock will be influenced by our consolidated operating results and financial condition and by economic, financial and other factors and market conditions that can affect the capital markets generally. These include the level of, and fluctuations in, our common stock in the market at the same time as or subsequent to the offering of the convertible preferred stock, or the perception that these sales may occur. If the trading price of our common stock declines, the shares of the convertible preferred stock may trade at a price
that is less than the $     per share purchase price that you will pay for
shares offered by this prospectus.

  Our common stock price is volatile and consequently, investors may not be able to resell their convertible preferred stock at or above the initial price to the public.

     The price at which our common stock will trade after this offering is likely to be volatile and may fluctuate due to factors such as:

     - our historical and anticipated quarterly and annual operating results;

     - variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

     - announcements by us or others and developments affecting our business;

     - investor perceptions of our company and comparable public companies; or

     - conditions and trends in the oil and natural gas industry.

     In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the stock of oil and natural gas companies. Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock and consequently adversely affect the trading prices for our convertible preferred stock to the extent there is a secondary market for it.

RISKS RELATING TO OUR COMMON STOCK

  Our stock price may be volatile due to small public float.

     Because the number of shares of our common stock held by the public is relatively small, the sale of a substantial number of shares of our common stock, or conversion of another security into a substantial number of shares of our common stock, may adversely affect the market price of our common stock.

  Our articles of incorporation may prevent a takeover attempt that you may favor.

     Provisions in our articles of incorporation may delay, defer or prevent a tender offer or takeover attempt that you may consider to be in the best interest of our shareholders, including attempts that might result in a premium to be paid over the market price for the stock held by our shareholders. Our articles of incorporation permit our board to issue up to 10,000,000 shares of preferred stock and to establish, by resolution, one or more series of preferred stock and the powers, designations, preferences and participating, optional or other special rights of each series of preferred stock. The preferred stock may be issued on terms that are unfavorable to the holders of our common stock, including the grant of superior voting rights, the grant of preferences in favor of preferred shareholders in the payment of dividends and upon our liquidation and the designation of conversion rights that entitle holders of our preferred stock to convert their shares into our common stock on terms that are dilutive to holders of our common stock. The issuance of preferred stock in this rights offering and the issuance of preferred stock in future offerings may make a takeover or change in control of us more difficult.

                                USE OF PROCEEDS

     We estimate the total gross proceeds from this rights offering will be a minimum of approximately $50.0 million. If we do not receive at least $50.0 million of gross proceeds, we intend to withdraw the rights offering. We
estimate total gross proceeds will be a maximum of $     million, assuming our
shareholders and their transferees exercise all of their rights. The following table describes our proposed sources and uses of funds from this rights
offering. Rights offering expenses are estimated to be $     million, including
an aggregate of $2.0 million in fees we have agreed to pay the dealer managers. In addition to these fees, we have agreed to pay the dealer managers $0.50 for each share of convertible preferred stock that they place after the expiration of the subscription period. Additionally, the dealer managers will be compensated for rights exercised as a result of their marketing efforts. We are not able to estimate the total amount of commissions we will have to pay the dealer managers.

     As of May 1, 2001, we had approximately $98.4 million in indebtedness outstanding under our U.S. and Canadian credit agreements. We intend to use the
net proceeds from this rights offering to repay up to $     million of this
debt. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources" for a summary of the terms of our indebtedness. After repayment of the bridge loan under our U.S. credit agreement, we will have an aggregate borrowing base of approximately $87.0 million under our U.S. and Canadian credit agreements. After repayment of indebtedness, we intend to use any remaining net proceeds to fund other general corporate working capital requirements, including future acquisitions, oil and natural gas leasing activity, drilling and workover projects and other exploitation and development activities. Any acquisitions may include the purchase of debt and equity securities in companies that own oil and natural gas assets. Other than as described in this prospectus, we do not have any agreements or understandings regarding acquisitions or merger transactions.

     Any proceeds of this offering that are not used to repay indebtedness or for general corporate purposes will be initially invested in short term, interest bearing debt obligations of the federal government or investment grade corporate borrowers and certificates of deposit and similar federally insured obligations.

                                                              MINIMUM   MAXIMUM
                                                              ------------------
                                                                (in thousands)
SOURCES:
  Convertible preferred stock...............................  $50,000   $
                                                              ------------------
          Total.............................................  $50,000   $
                                                              ==================
USES:
  Repay indebtedness........................................  $         $
  Rights offerings expenses.................................
  General corporate purposes................................
                                                              ------------------
          Total.............................................  $50,000   $
                                                              ==================

                                 CAPITALIZATION
                    (In thousands, except per share amounts)

     The following table describes our capitalization as follows:

     - on a historical basis as of March 31, 2001;

     - on a pro forma basis to give effect to the acquisition of Addison Energy Inc. as if it had been acquired on March 31, 2001; and

     - on a pro forma basis as adjusted to give effect to the sale of a minimum
       of           shares, and a maximum of           shares, of convertible
       preferred stock in the rights offering and the application of the net proceeds as if the transactions had occurred on March 31, 2001.

                                                                  AS OF MARCH 31, 2001
                                                   --------------------------------------------------
                                                                             PRO FORMA     PRO FORMA
                                                                                AS            AS
                                                   HISTORICAL   PRO FORMA   ADJUSTED(1)   ADJUSTED(2)
                                                   --------------------------------------------------
Cash.............................................   $  5,155    $  4,812     $             $
                                                   ==================================================
Long-term debt, including current
  maturities(3)..................................   $ 56,157    $100,581     $             $
Shareholders' equity:
  Convertible preferred stock, $.01 par value;
     10,000,000 shares authorized; no shares
     issued and outstanding, historical;
               shares pro forma; and
     shares pro forma as adjusted,
     respectively................................         --          --
  Common stock, $ .02 par value; 25,000,000
     shares authorized; 6,878,211 shares issued
     and outstanding, historical; 6,928,091
     shares pro forma;           shares and
               shares pro forma as adjusted,
     respectively(4).............................        138         139
Additional paid-in capital.......................     47,671      48,580
Notes receivable -- officers.....................     (1,578)     (1,578)
Deficit eliminated in quasi-reorganization.......     (8,799)     (8,799)
Retained earnings................................     15,570      15,222
Treasury stock, at cost: 11,446 shares at March
  31, 2001.......................................       (104)       (104)
Accumulated other comprehensive income...........      1,239       1,239
                                                   --------------------------------------------------
          Total shareholders' equity.............     54,137      54,699
                                                   --------------------------------------------------
          Total capitalization...................   $110,294    $155,280     $             $
                                                   ==================================================

---------------

(1) Assuming net proceeds of $     million.

(2) Assuming net proceeds of $     million.

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for additional information relating to our credit agreements.

(4) Excludes an aggregate of 2,200,000 shares of our common stock that are reserved for issuance under our 1998 Stock Option Plan, 200,000 shares reserved for issuance under an outstanding stock purchase warrant and an indeterminate number of shares reserved for Addison Energy Inc.'s management team under a management incentive compensation plan.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

TRADING PRICES

     Our common stock is quoted on the Nasdaq National Market under the symbol "EXCO." The following table sets forth the high and low bid prices from January 1, 1999, through May 7, 2001, based upon quotations periodically published on the Nasdaq National Market. All price quotations represent prices between dealers, without accounting for retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                                 PRICE RANGE
                                                              -----------------
                                                               HIGH       LOW
                                                              -----------------
Year Ended December 31, 1999
  First Quarter.............................................  $  7.50   $  6.25
  Second Quarter............................................     6.75      6.00
  Third Quarter.............................................     7.75      7.00
  Fourth Quarter............................................     7.00      6.00
Year Ended December 31, 2000
  First Quarter.............................................  $  7.38   $  6.38
  Second Quarter............................................     9.63      6.50
  Third Quarter.............................................    14.25      8.75
  Fourth Quarter............................................    15.56     13.88
Year Ended December 31, 2001
  First Quarter.............................................  $ 20.13   $ 15.25
  Second Quarter (through May 7)............................    21.00     18.19

     The last bid price for our common stock was $19.84 on May 7, 2001.

     According to the records of our transfer agent, there were approximately 1,175 holders of record of our common stock on April 30, 2001, including record holders such as banks and brokerage firms who held shares for beneficial holders and 6,929,097 shares of our common stock were outstanding.

DIVIDEND POLICY

     We have not paid any cash dividends on our common stock, and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our credit agreements currently prohibits us from paying dividends on our common stock. Our credit agreements do not prohibit us from paying dividends on the convertible preferred stock. We anticipate that we will retain any income we generate in the foreseeable future for the development and expansion of our business. Our future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors that include future earnings, debt service, capital requirements, restrictions in our credit agreements, business conditions, our financial condition and other factors that our board of directors deem relevant.

                                  THE OFFERING

BASIC SUBSCRIPTION PRIVILEGE

     We are distributing to each holder of shares of our common stock as of the
close of business on             , 2001, the record date, one right for each
share of our common stock held. Each right entitles a holder to purchase one
share of convertible preferred stock for $     . This is your basic subscription
privilege. If you purchase shares by exercising your basic subscription privilege, we will deliver to you the certificates representing the shares of convertible preferred stock after the expiration of this offering.

OVERSUBSCRIPTION PRIVILEGE

     If you exercise your basic subscription privilege in full, you may also oversubscribe for additional shares of the convertible preferred stock at the
$     per share price. You may oversubscribe for up to the amount of shares you purchase under your basic subscription privilege. If there are shares of convertible preferred stock available for purchase pursuant to this oversubscription right, but the number of shares is not sufficient to satisfy in full all oversubscriptions received by us, the number of shares available for oversubscription will be allocated pro rata based upon the number of rights exercised by each person seeking to oversubscribe as of the final expiration date of the offering.

     We will not issue any fractional shares of the convertible preferred stock to satisfy any exercise of the oversubscription privilege. We will deliver to you certificates representing shares of the convertible preferred stock purchased through the oversubscription privilege as soon as practicable after the additional marketing period expires. If we cannot satisfy your entire oversubscription request we will refund any amounts you overpaid as soon as possible after the additional marketing period expires, without interest.

EXPIRATION DATE

     The subscription period, during which you may exercise your subscription and oversubscription privileges, expires at 5:00 p.m., New York time, on
            , 2001. After the subscription period ends and for the following five business days, the dealer managers will have the right to market the convertible preferred stock not subscribed for during the subscription period to the general public. Proceeds from sales by the dealer managers during the additional marketing period will be included in determining satisfaction of the $50.0 million minimum offering amount.

SUBSCRIPTION PRICE

     Our board of directors determined the subscription price of your basic and oversubscription privileges after considering the likely cost of capital from other sources, the price at which our principal shareholders would be willing to participate in the rights offering, historic and current trading prices for our common stock, our need for capital in the near term and the need to provide incentive to our shareholders to participate in the rights offering on a pro-rata basis. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may not be the fair value of the convertible preferred stock to be offered in this rights offering.

CONDITIONS AND WITHDRAWAL

     We reserve the right to withdraw this rights offering at any time before or at the time it is due to expire for any reason. If we do not receive at least $50.0 million in gross proceeds by the end of the additional marketing period, we intend to withdraw this rights offering. If we withdraw this rights offering, we will promptly refund all amounts received from you without interest.

SUBSCRIPTION AGENT AND ESCROW AGENT

     The subscription agent and escrow agent for this offering is Continental Stock Transfer & Trust Company. The address to which subscription documents, rights certificates, notices of guaranteed delivery and payments, other than wire transfers, should be mailed or delivered is Continental Stock Transfer, Reorganization Department, 2 Broadway, 19th Floor, New York, New York 10004. If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription privileges.

     You should direct any questions or requests for assistance concerning the method of subscribing for the shares of convertible preferred stock or for additional copies of this prospectus to the subscription agent, at Continental Stock Transfer, Reorganization Department, 2 Broadway, 19th Floor, New York, New York 10004 or by telephone at (212) 509-4000, ext. 535.

FRACTIONAL SHARES OF CONVERTIBLE PREFERRED STOCK AND FRACTIONAL RIGHTS

     We will not issue any fractional shares of convertible preferred stock in this offering. Rights certificates may not be divided in any manner that would create fractional rights. Banks, trust companies, securities dealers and brokers that hold shares of our common stock as nominees for more than one beneficial owner may have a rights certificate divided by the subscription agent or may, upon proper showing to the subscription agent, exercise their rights on the same basis as if the beneficial owners were record holders on the record date. We reserve the right to deny any division of rights certificates if, in our opinion, the result would be inconsistent with the intent of this privilege.

METHOD OF EXERCISING RIGHTS AND OVERSUBSCRIPTION PRIVILEGE

     You may exercise your basic subscription privilege and your oversubscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding the certificate, together with payment in full of the subscription price for each share of the convertible preferred stock you subscribe for, to the subscription agent at the address set forth under the subsection entitled "-- Subscription Agent and Escrow Agent," on or prior to the expiration date of the subscription period. If you hold shares of our common stock in street name and receive rights through a broker, dealer, commercial bank, trust company or other nominee, or if you hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should contact the appropriate nominee or institution and request that it conduct the subscription transaction for you.

     Banks, trust companies, securities dealers and brokers that hold shares of our common stock as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their basic subscription and oversubscription privileges on the same basis as if the beneficial owners were record holders on the record date. In the case of rights you hold of record through the Depository Trust Company, or DTC, you may exercise these rights by instructing DTC to transfer rights from your DTC account to the subscription agent's DTC account, together with payment of the full subscription price. Except as described under "-- Notice of Guaranteed Delivery" the subscription agent will only accept properly completed and duly executed rights certificates and payments received before the expiration of the subscription period.

     Any personal check used to pay for shares of convertible preferred stock must clear the appropriate financial institutions prior to the expiration date of the subscription period. Rights certificates received after that time will not be honored and we will return your payment to you, without interest. It may take up to five business days for a check to clear. Payments must be made in full in United States currency by:

     - check or bank draft drawn upon a U.S. bank;

     - postal, telegraphic or express money order payable to Continental Stock Transfer, Subscription Agent; or

     - wire transfer of funds to the account maintained by the subscription agent for that purpose at J.P. Morgan Chase Account No. 610019805, ABA No. 021000021 at 52 Broadway, New York, New York 10004.

     Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. You should contact the subscription agent at Continental Stock Transfer, Reorganization Department, 2 Broadway, 19th Floor, New York, NY 10004, (212) 509-4000, ext. 535, for further specific payment instructions. The subscription agent will be deemed to receive payment upon:

     - clearance of any uncertified check deposited by the subscription agent;

     - receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;

     - receipt by the subscription agent of any postal, telegraphic or express money order; or

     - receipt by wire of good funds in the subscription agent's account designated above.

     You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described under "-- Notice of Guaranteed Delivery," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is yours or your nominee's, not ours or the subscription agent's.

     The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the rightholders, but, if sent by mail, we recommend that you send those certificates and payments by FedEx, other overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier's check, money order or wire transfer of funds.

     Unless a rights certificate provides that the shares of convertible preferred stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

NOTICE OF GUARANTEED DELIVERY

     The subscription agent will grant you three extra days beyond the expiration of the subscription period to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. Prior to expiration of the subscription period, the subscription agent must receive payment in full for all shares of convertible preferred stock subscribed for, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of convertible preferred stock subscribed for. If applicable, it must state separately the number of shares of convertible preferred stock subscribed for through the exercise of the basic subscription privilege and the oversubscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of convertible preferred stock subscribed and oversubscribed for will be delivered to the subscription agent within three business days after the expiration of the subscription period. The subscription agent will then conditionally accept the exercise of the privileges and will withhold the certificates for shares of convertible preferred stock until it receives the properly completed and duly executed rights certificate within that time period.

     In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under "-- Subscription Agent and Escrow Agent."

TRANSFERABILITY OF RIGHTS

     You may transfer all of your rights evidenced by a rights certificate by endorsing the rights certificate for transfer as required by the instructions found on your rights certificate. You may transfer a portion of your rights, but not fractional rights, by delivering to the subscription agent a rights certificate properly endorsed for transfer, with instructions to register the number of rights transferred in the name of the transferee, and to issue a new rights certificate to the transferee reflecting this amount. A new rights certificate evidencing the balance of the rights you retain will then be issued to you, or to an additional transferee if you instruct, or the balance of the rights can be sold by your broker as described below.

     Upon expiration of the subscription period your rights will no longer be transferable. If you wish to transfer all or a portion of your rights, but not fractional rights, you should allow a sufficient amount of time prior to the expiration date of the subscription period for:

     - the transfer instructions to be received and processed by the subscription agent;

     - a new rights certificate to be issued and transmitted, evidencing the rights transferred by you and evidencing the retained rights, if any; and

     - the rights evidenced by such rights certificates to be exercised or sold by the recipients of the rights certificates.

     This amount of time could range from two to ten business days, depending upon the method used to deliver the rights certificates and make payments and the number of transactions that you request the subscription agent to make.

     Neither we nor the subscription agent shall have any liability to you or your transferee if rights certificates are not received in time for exercise or sale prior to the expiration date of the subscription period.

     The rights may be purchased or sold through usual trading channels, including banks and brokers. We anticipate that the rights will be traded on the Nasdaq National Market until the close of business on the last Nasdaq National Market trading day preceding the expiration date of the subscription period. You may sell all of your rights evidenced by a rights certificate by endorsing the rights certificate for sale as required in the instructions found on your rights certificate. You may sell a portion of your rights, but not fractional rights, by delivering to the subscription agent a rights certificate properly endorsed for sale, with instructions for the rights that are not to be sold. A new rights certificate evidencing the balance of the rights you retain will then be issued to you. If your broker is able to sell your rights, your broker should send you the net proceeds from the sale of your rights. The proceeds you receive should be the sales price of the rights sold by your broker, minus any applicable brokerage commissions, taxes and other expenses your broker may charge. We cannot assure you that a market will develop for the rights or that your broker will be able to sell your rights.

     Except for the fees charged by the subscription agent, we will not pay any brokerage commissions, transfer taxes, fees or other expenses you may incur in this rights offering, including those fees incurred in connection with the purchase, sale or exercise of the rights.

VALIDITY OF SUBSCRIPTIONS

     We will resolve all questions regarding the validity and form of the exercise of your basic subscription or oversubscription privileges, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate this rights offering, only when a properly completed and duly executed rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of this rights offering will be final and binding.

ESCROW ARRANGEMENTS; RETURN OF FUNDS

     The subscription agent will hold funds received in payment for shares of the convertible preferred stock in a segregated account pending completion of this rights offering. The subscription agent will hold this money in escrow until this rights offering is completed or is canceled. If this rights offering is canceled for any reason, we will promptly return this money to subscribers without interest or deduction. If you exercise the basic subscription privilege or the oversubscription privilege and are allocated fewer shares of the convertible preferred stock than you subscribed for, the excess funds you paid will be returned to you without interest as soon as practicable after the subscription and additional marketing periods expires.

RIGHTS OF SUBSCRIBERS

     Your exercise of rights in this rights offering will give you no additional rights as a shareholder until shares of convertible preferred stock are deemed issued to you. You will have no right to revoke or change your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

FOREIGN SHAREHOLDERS

     We will not mail rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration of the subscription period by completing an international holder subscription form, which will be delivered to those holders in lieu of a rights certificate, and sending it by mail or telecopy to the subscription agent at the address and telecopy number specified above.

NO REVOCATION OR CHANGE

     Once a rightholder has exercised the basic subscription privilege or the oversubscription privilege, that exercise may not be revoked or changed.

TAX TREATMENT OF RIGHTS DISTRIBUTION

     Based upon discussions with our financial and tax advisors, we do not believe that our distribution of these rights to purchase shares of convertible preferred stock will be taxable to our shareholders. For a discussion of the tax consequences if the Internal Revenue Service determines that these rights have value and that their distribution to you is a taxable event see "Certain United States Income Tax Considerations -- Distribution of Rights to Holders of Our Common Stock."

MANAGEMENT PARTICIPATION

     Some of our executive officers and directors have expressed their
non-binding intention to subscribe for an aggregate of           shares of
convertible preferred stock or approximately $     million.

DILUTION

     Shareholders who do not exercise their rights will have their percentage ownership in the company diluted to the extent that we issue shares of convertible preferred stock.

NO REDEMPTION RIGHTS

     We cannot force redemption of our convertible preferred stock, nor can holders of our convertible preferred stock require us to redeem their shares.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                    (In thousands, except per share amounts)

     The following table presents selected historical and pro forma financial data. You should read this financial data in conjunction with our "Management's Discussion and Analysis of Financial Condition Results of Operations," our consolidated financial statements, the notes to our consolidated financial statements and the other financial information, including pro forma information, included in this prospectus. This information does not replace our consolidated financial statements. In our opinion, the data we have presented reflects all adjustments we consider necessary for a fair presentation of the results for the periods. We have completed numerous acquisitions since 1997 that materially impact the comparability of this data between periods.

                                                                                                        THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                                MARCH 31,
                                   ------------------------------------------------------------   -------------------------------
                                                                                      PRO FORMA                         PRO FORMA
                                   1996(1)    1997      1998      1999       2000      2000(2)      2000       2001      2001(2)
                                   ------------------------------------------------------------   -------------------------------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Oil and natural gas.............   $  872    $ 670   $  1,385   $ 5,294   $ 28,869   $ 67,814    $  4,026   $ 13,479   $ 20,656
 Other...........................       39       28        690     2,008      1,252        945         392        184        184
 Gain on disposition of
   properties....................       --       --         --     5,102        538        538         535         --         --
                                   ------------------------------------------------------------   -------------------------------
       Total revenues............      911      698      2,075    12,404     30,659     69,297       4,953     13,663     20,840
Costs and expenses:
 Oil and natural gas
   production....................      429      322        786     2,375      9,484     20,595       1,384      5,036      6,163
 Depletion and amortization......      114       84        465     1,446      4,949     17,101         847      2,087      4,234
 General and administrative......      373      486      1,231     1,934      2,003      2,494         417        943      1,295
 Interest expense................       18       11        104        17      1,369      7,484          71        896      1,900
 Other(3)........................      303       --         --        --         --         --          --         --         --
                                   ------------------------------------------------------------   -------------------------------
       Total costs and
         expenses................    1,237      903      2,586     5,772     17,805     47,674       2,719      8,962     13,592
                                   ------------------------------------------------------------   -------------------------------
Income (loss) before income taxes
 and minority interest...........     (326)    (205)      (511)    6,632     12,854     21,623       2,234      4,701      7,248
Minority interest in limited
 partnership.....................       --       --         --        (7)        --         --          --         --         --
                                   ------------------------------------------------------------   -------------------------------
Income (loss) before income
 taxes...........................     (326)    (205)      (511)    6,639     12,854     21,623       2,234      4,701      7,248
Income tax expense...............       --       --         --     2,139      4,400      7,474         760      1,739      2,834
                                   ------------------------------------------------------------   -------------------------------
Income (loss) before
 extra-ordinary items............     (326)    (205)      (511)    4,500      8,454     14,149       1,474      2,962      4,414
Fee income from early
 extinguishment of debt, net of
 tax.............................       --       --         --       165         --         --          --         --         --
                                   ------------------------------------------------------------   -------------------------------
Net income (loss)................   $ (326)   $(205)  $   (511)  $ 4,665   $  8,454   $ 14,149    $  1,474   $  2,962   $  4,414
                                   ============================================================   ===============================
Basic earnings (loss) per
 share(4)........................   $ (.85)   $(.51)  $   (.18)  $   .69   $   1.23   $   2.05    $    .21   $    .43   $    .63
                                   ============================================================   ===============================
Diluted earnings (loss) per
 share(4)........................   $ (.85)   $(.51)  $   (.18)  $   .69   $   1.18   $   1.95    $    .21   $    .40   $    .59
                                   ============================================================   ===============================
Weighted average common and
 common equivalent shares
 outstanding:
 Basic...........................      383      403      2,871     6,698      6,835      6,885       6,815      6,871      6,921
                                   ============================================================   ===============================
 Diluted.........................      383      403      2,874     6,714      7,122      7,224       6,845      7,381      7,483
                                   ============================================================   ===============================
Ratio of combined fixed charges
 and preference dividends to
 earnings(5).....................    (3.60)   (0.06)     (0.33)     0.04       0.11       0.27        0.08       0.17       0.21
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in):
 Operating activities............   $ (308)   $(181)  $   (127)  $(8,620)  $ 27,297        n/a    $ 11,666   $  6,738        n/a
 Investing activities............      (24)     204    (14,060)   (2,862)   (66,519)       n/a     (17,730)   (23,469)       n/a
 Financing activities............      157      427     35,184       (39)    37,450        n/a      10,485     13,686        n/a
OTHER FINANCIAL DATA:
Capital expenditures(6)..........   $   17    $  74   $    257   $ 1,062   $    847   $    n/a    $    179   $  2,690   $    n/a
EBITDA(7)........................     (194)    (110)        58     8,267     19,172     46,208       3,152      7,684     13,382
Cash flow(8).....................     (187)    (111)       (46)    2,918     14,148        n/a       2,546      5,819        n/a

                                                                    DECEMBER 31,                 MARCH 31, 2001
                                                           ------------------------------    -----------------------
                                                             1998       1999       2000       ACTUAL    PRO FORMA(1)
                                                           ------------------------------    -----------------------
BALANCE SHEET DATA:
Current assets...........................................  $ 22,157   $ 31,599   $ 20,262    $ 17,060     $ 19,839
Oil and gas properties, net..............................     7,554     18,674     80,355     100,939      176,470
Total assets.............................................    36,888     50,932    102,372     121,421      200,447
Current liabilities......................................       648     10,017      8,655       8,919       30,451
Long-term debt, less current maturities..................        --         --     42,488      56,157       84,110
Stockholders' equity.....................................    36,240     40,880     49,791      54,137       54,699
Total liabilities and stockholders' equity...............    36,888     50,932    102,372     121,421      200,447

---------------

(1) The data for all prior years has been restated to reflect the change in our method of accounting for oil and natural gas operations to the full cost method of accounting. See Note 2 to our consolidated financial statements. As a result of the change in the accounting method, the net loss for the year ended December 31, 1996, has been decreased by $3,000.

(2) The pro forma statement of operations data for the year ended December 31, 2000, and the three months ended March 31, 2001, have been prepared as if the acquisitions of the Val Verde County properties, the Pecos County properties, the Central Resources properties, the STB Energy properties and Addison Energy Inc. had occurred on January 1, 2000. The pro forma balance sheet data has been prepared as if the acquisition of Addison Energy Inc. had occurred on March 31, 2001.

(3) The $303,000 expense in 1996 represents the legal, accounting and other expenses associated with a failed attempt to acquire gas gathering and gas plant assets.

(4) Per share data has been restated to reflect the one-for-five reverse stock split effective July 19, 1996, and the one-for-two reverse stock split effective March 31, 1998. The adoption of Financial Accounting Standards Board No. 128, "Earnings per Share," did not have a material impact on earnings per share amounts. We have neither declared nor paid any dividends during any of the periods presented.

(5) The ratio of combined fixed charges and preference dividends to earnings is calculated by adding fixed charges, defined as the sum of interest expense and amortized deferred financing costs, to preference security dividends, defined as the amount of pre-tax earnings that are required to pay the dividends on outstanding preference securities, divided by earnings, defined as the sum of pre-tax income from continuing operations before minority interests or income or loss from equity investees and fixed charges less the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(6) Capital expenditures are capitalized workovers, explorations, exploitation and plugging costs incurred.

(7) EBITDA is defined as net income attributable to common stock, plus interest expense, income taxes, and depreciation, depletion and amortization expenses. EBITDA is financial measure commonly used in our industry and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies.

(8) Cash flow represents cash flows from operating activities before changes in working capital.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas. Declines in oil or natural gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil or natural gas prices also may reduce the amount of oil or natural gas that we can produce economically. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Oil and natural gas prices declined substantially in 1998 and, despite recent improvement, could decline again.

     Prices for oil and natural gas fluctuate in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

     - the level of domestic production;

     - the availability of imported oil and natural gas;

     - actions taken by foreign oil and natural gas producing nations;

     - the availability of transportation systems with adequate capacity;

     - the availability of competitive fuels;

     - fluctuating and seasonal demand for natural gas;

     - conservation and the extent of governmental regulation of production;

     - weather;

     - foreign and domestic government relations; and

     - overall economic conditions.

These factors make it impossible to predict with any certainty the future prices of oil and natural gas.

RESULTS OF OPERATIONS

  Comparison of Three Months Ended March 31, 2000 and 2001

     Revenues. Our total revenues for the three month period ended March 31, 2001, increased $9.2 million, or 209%, to $13.7 million from $4.4 million (excluding a one-time pre-tax gain of $535,000 from the sale of properties and equipment) for the corresponding period of 2000. Our oil revenues for the three months ended March 31, 2001, increased $4.1 million, or 218%, to $5.9 million from $1.9 million for the three months ended March 31, 2000. For the three months ended March 31, 2001, our oil revenues accounted for 43% of our total revenues as compared to 42% of our total revenues for the corresponding period in 2000. Our natural gas revenues for the three months ended March 31, 2001 increased $5.3 million, or 314%, to $7.0 million from $1.7 million for the three months ended March 31, 2000. For the first quarter of 2001, our natural gas revenues were 52% of our total revenues as compared to 38% of our total revenues for the first quarter of 2000. Our natural gas liquids (NGLs) revenues for the three months ended March 31, 2001, increased $89,000, or 19%, to $563,000 from $474,000 for the three months ended March 31, 2000. NGLs revenues were 4% of our total revenues for the first quarter of 2001 as compared to 11% for the corresponding period of 2000. The increase in revenues was due to both: (1) production increases as a result of the acquisitions of the Val Verde County properties (February 2000), the Pecos County properties (March 2000), the Central Resources properties (September 2000), and the STB Energy properties (March 2001), and (2) oil and natural gas price increases.

     We sold approximately 213,000 Bbls of oil during the three months ended March 31, 2001, as compared to approximately 74,000 Bbls during the three months ended March 31, 2000, an increase of

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

188%. We sold approximately 1.3 Bcf of natural gas during the first quarter of 2001 as compared to approximately .7 Bcf in the first quarter of 2000, an increase of 84%. We sold approximately 22,000 Bbls of NGLs during the three months ended March 31, 2001, as compared to approximately 20,000 Bbls during the corresponding period of 2000, an increase of 7%. Overall, for the three months ended March 31, 2001, our total production was approximately 2.7 Bcfe as compared to approximately 1.3 Bcfe for the three months ended March 31, 2000, an increase of 1.4 Bcfe or 113%. The increases in production were primarily attributable to the acquisitions of the Val Verde County properties, the Pecos County properties, the Central Resources properties, and the STB Energy properties.

     The average oil price received during the three months ended March 31, 2001, was $27.81 as compared to $25.18 for the three months ended March 31, 2000, an increase of $2.63 per barrel or 10%. The average natural gas price received during the first quarter of 2001 was $5.38 as compared to $2.39 for the first quarter of 2000, an increase of $2.99 per Mcf or 125%. The average NGLs price received during the three months ended March 31, 2001, was $25.98 as compared to $23.45 in the corresponding period of 2000, an increase of $2.53 per barrel or 11%.

     Our other income for the three months ended March 31, 2001, was $184,000 compared to $392,000 for the corresponding three months of the prior year. For the first quarter of 2001, our other income was 1% of our total revenues as compared to 9% of our total revenues for the first quarter of 2000. This income primarily consisted of interest income, salt water disposal income and well supervision fees. The decrease in other income was primarily attributable to decreased interest income from a lower average cash balance during the first quarter of 2001 than the first quarter of 2000.

     We did not record any from the sale of properties and equipment for the three months ended March 31, 2001. We recorded a one-time pre-tax gain of approximately $535,000 from the sale of properties and equipment during the three months ended March 31, 2000.

     Costs and Expenses. Our total costs and expenses for the three month period ended March 31, 2001, increased by $6.2 million, or 230%, to $9.0 million as compared to $2.7 million for the corresponding period of 2000. For the first quarter of 2001, our total costs and expenses were 66% of our total revenues as compared to 62% of our total revenues for the first quarter of 2000.

     Our oil and natural gas production costs for the three months ended March 31, 2001, increased by $2.8 million to $3.9 million from $1.1 million for the three months ended March 31, 2000. On an Mcfe basis, our production costs increased by $.58 to $1.44 from $.86 and were 29% of our total revenues for the first quarter of 2001 as compared to 25% of our total revenues for the first quarter of 2000. This increase was mainly attributable to nonrecurring workovers and equipment repairs relating to production enhancement projects on the Central Resources properties we acquired on September 22, 2000. Our ad valorem taxes for the first quarter of 2001 increased by $296,000 to $365,000 from $69,000 for the first quarter of 2000. Our oil and natural gas severance taxes for the first quarter of 2001 increased by $541,000 to $762,000 from $221,000 for the first quarter of 2000. On an Mcfe basis, our total production taxes for the first quarter of 2001 increased by $.20 to $.42 from $.22 for the first quarter of 2000 and were 8% of our total revenues for the first quarter of 2001 as compared to 7% of our total revenues for the first quarter of 2000. This increase was due to the increase in oil and natural gas prices. Our depreciation, depletion and amortization costs for the three months ended March 31, 2001, increased $1.2 million to $2.1 million from $847,000 for the three months ended March 31, 2000. On an Mcfe basis, our depreciation, depletion and amortization for the first quarter of 2001 increased by $.10 to $.77 from $.67 for the first quarter of 2000 and were 15% of our total revenues for the first quarter of 2001 as compared to 19% of our total revenues for the first quarter of 2000. This per Mcfe increase was attributable to our acquisitions of the Val Verde County properties, the Pecos County properties, the Central Resources properties, and the STB Energy properties but decreased as a percentage of our total revenues due to higher oil and natural gas prices.

     General and administrative costs for the three months ended March 31, 2001, were $943,000 as compared to $417,000 for the three months ended March 31, 2000. For the first quarter of 2001 general and administrative costs were 7% of our total revenues as compared to 9% of our total revenues for the
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

first quarter of 2000. The increase in general and administrative costs was primarily attributable to our increased staffing needs as a result of the acquisitions of the Val Verde County properties, the Pecos County properties, the Central Resources properties, and the STB Energy properties.

     Interest expense for the three months ended March 31, 2001, increased to $896,000 from $71,000 for the three months ended March 31, 2000. For the first quarter of 2001 our interest expense was 7% of our total revenues as compared to 2% of our total revenues for the first quarter of 2000. The increase in interest expense was due to borrowings under our credit agreement to partially fund the acquisitions of the Val Verde County properties, the Central Resources properties and the STB Energy properties as well as our share of the borrowings under the Pecos-Gomez, L.P. credit facility to partially fund the acquisition of the Pecos County properties.

     Net Income. We had net income for the three months ended March 31, 2001, of $3.0 million representing $.43 per basic share and $.40 and per diluted share compared to net income of $1.5 million for the corresponding three months of 2000, representing $.21 per basic and diluted share.

  Comparison of 1999 and 2000

     Revenues. Our total revenues for 2000 increased $23.4 million, or 313%, to $30.1 million (excluding a one-time pre-tax gain of $538,000 from the sale of properties and equipment) from $6.7 million (excluding a one-time pre-tax gain of $5.1 million from the sale of properties and equipment and equity earnings in EXUS Energy, LLC of $584,000) for 1999. Our oil revenues for 2000 increased $8.1 million, or 219%, to $11.8 million from $3.7 million for 1999. For 2000, our oil revenues accounted for 39% of our total revenues as compared to 55% of our total revenues for 1999. Our natural gas revenues for 2000 increased $13.2 million, or 837%, to $14.8 million from $1.6 million. For 2000, our natural gas revenues were 49% of our total revenues as compared to 24% of our total revenues for 1999. Our NGLs revenues for 2000 were $2.2 million and accounted for 8% of our total revenues for 2000. We did not sell any NGLs during 1999. The increase in revenues was due to both: (1) production increases resulting from the acquisitions of the Natchitoches Parish properties (December 1999), the Val Verde County properties (February 2000), the Pecos County properties (March
2000) and the Central Resources properties (September 2000), and (2) oil and natural gas price increases.

     We sold approximately 432,500 Bbls of oil during 2000 as compared to approximately 208,200 Bbls during 1999, an increase of 108%. We sold approximately 4.0 Bcf of natural gas in 2000 as compared to approximately .8 Bcf in 1999, an increase of 421%. We sold approximately 89,100 Bbls of NGLs in 2000 as compared to no Bbls in 1999. Overall, for 2000, our total production was approximately 7.1 Bcfe as compared to approximately 2.0 Bcfe, an increase of 5.1 Bcfe or 253%. The increases in production were primarily attributable to the acquisitions of the Natchitoches Parish properties, the Val Verde County properties, the Pecos County properties and the Central Resources properties.

     The average oil price received during 2000 was $27.39 as compared to $17.83 for 1999, an increase of $9.56 per barrel or 54%. The average natural gas price received during 2000 was $3.72 as compared to $2.07 in 1999, an increase of $1.65 per Mcf or 80%. The average NGLs price received during 2000 was $24.60 per barrel. We did not sell any NGLs during 1999.

     Our other income for 2000 was $1.3 million compared to $1.4 million in 1999. For 2000, our other income was 4% of our total revenues as compared to 21% of our total revenues for 1999. This income primarily consisted of interest income, salt water disposal income and well supervision fees. The decrease in other income was primarily attributable to decreased interest income from a lower average cash balance during 2000 than 1999.

     We recorded a one-time pre-tax gain of approximately $538,000 and $5.1 million for 2000 and 1999, respectively, from the sale of properties and equipment. We also recorded equity earnings in EXUS Energy, LLC of $584,000 for 1999.

     Costs and Expenses. Our total costs and expenses for 2000 increased by $12.0 million, or 208%, to $17.8 million as compared to $5.8 million for 1999. For 2000, our total costs and expenses were 59% of our total revenues as compared to 86% of our total revenues for 1999.

     Our oil and natural gas production costs for 2000 increased by $5.6 million to $7.5 million from $1.9 million for 1999. On an Mcfe basis, our production costs increased by $.10 to $1.05 from $.95 and were 25% of our total revenues for 2000 as compared to 28% of our total revenues for 1999. This per Mcfe increase was mainly attributable to the Central Resources properties we acquired on September 22, 2000, which had higher average operating costs than our other producing properties. Our ad valorem taxes for 2000 increased by $320,000 to $440,000 from $120,000 for 1999. Our oil and natural gas severance taxes for 2000 increased by $1.2 million to $1.5 million from $344,000 for 1999. On an Mcfe basis, our total production taxes for 2000 increased by $.05 to $.28 from $.23 for 1999 and were 6% of our total revenues for 2000 as compared to 7% of our total revenues for 1999. This per Mcfe increase was mainly due to the increase in oil and natural gas prices. Our depletion, depreciation and amortization costs for 2000 increased by $3.5 million to $4.9 million from $1.4 million for 1999. On an Mcfe basis, our depreciation, depletion and amortization costs for 2000 decreased by $.02 to $.70 from $.72 for 1999 and were 16% of our total revenues for 2000 as compared to 22% of our total revenues for 1999. This per Mcfe decrease was attributable to our acquisitions of the Natchitoches Parish properties, the Val Verde County properties, the Pecos County properties and the Central Resources properties.

     General and administrative costs for 2000 were $2.0 million as compared to $1.9 million for 1999. For 2000, general and administrative costs were 7% of our total revenues for 2000 as compared to 29% of our total revenues for 1999. Our general and administrative costs decreased as a percentage of our total revenues, as a result of the growth in our revenues.

     Interest expense for 2000 increased to $1.4 million from $17,000 for 1999. For 2000, our interest expense was 5% of our total revenues. Our interest expense was less than 1% of our total revenues in 1999. The increase in interest expense was due to borrowings under our credit agreement to partially fund the acquisitions of the Val Verde County properties and Central Resources properties, and our share of the borrowings under the Pecos-Gomez, L.P. credit facility to partially fund the acquisition of the Pecos County properties.

     Extraordinary Item. For 2000 we had no extraordinary income, whereas for 1999 we had extraordinary income of $165,000, or $.02 per basic and diluted share, net of income taxes, from the proceeds of the prepayment of a promissory note we received from Venus Exploration, Inc. on June 30, 1999.

     Net Income. We had net income of $8.4 million for 2000 representing $1.23 per basic share and $1.18 per diluted share compared to net income of $4.7 million for 1999 representing $.69 per basic and diluted share.

     We made exploitation and development expenditures of $847,000 during 2000 as compared to $1.1 million during 1999. We made acquisition expenditures of $66.3 million during 2000 as compared to $14.8 million during 1999. Our ability to fund our acquisition, exploitation and development activities depends upon our cash flow and our ability to secure the necessary financing for these activities.

  Comparison of 1998 and 1999

     Revenues. Our total revenues for 1999 increased $4.6 million, or 224%, to $6.7 million (excluding a one-time pre-tax gain of $5.1 million from the sale of properties and equipment and equity earnings in EXUS Energy, LLC of $584,000) from $2.1 million for 1998. Our oil revenues for 1999 increased $3.1 million, or 486%, to $3.7 million from $633,000 for 1998. For 1999, our oil revenues accounted for 55% of our total revenues as compared to 31% of our total revenues for 1998. Our natural gas revenues for 1999 increased $832,000, or 111%, to $1.6 million from $751,000. For 1999, our natural gas revenues were 24% of our total revenues as compared to 36% of our total revenues for 1998. We did not sell any NGLs during 1999 or 1998. The increase in revenues was due to both: (1) production increases resulting from

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

the acquisition of Rio Grande, Inc. (March 1999) and other smaller acquisitions, and (2) oil and natural gas price increases.

     We sold approximately 208,200 Bbls of oil during 1999 as compared to approximately 52,700 Bbls during 1998, an increase of 295%. We sold approximately 764 Mmcf of natural gas in 1999 as compared to approximately 412 Mmcf in 1999, an increase of 86%. We did not sell any NGLs during 1999 or 1998. Overall, for 1999, our total production was approximately 2.0 Bcfe as compared to approximately .7 Bcfe, an increase of 1.3 Bcfe or 177%. The increases in production were primarily attributable to the acquisition of Rio Grande, Inc. and other smaller acquisitions.

     The average oil price received during 1999 was $17.83 as compared to $12.01 for 1998, an increase of $5.82 per barrel or 48%. The average natural gas price received during 1999 was $2.07 as compared to $1.82 in 1999, an increase of $.25 per Mcf or 14%. We did not sell any NGLs during 1999 or 1998.

     Our other income for 1999 was $1.4 million compared to $690,000 in 1998. For 1999, our other income was 21% of our total revenues as compared to 33% of our total revenues for 1999. This income primarily consisted of interest income, salt water disposal income and well supervision fees. The increase in other income was primarily attributable to interest income from a higher average cash balance during 1999 than 1998 as a result of the proceeds received from our 1998 rights offering and interest income from the Venus Exploration, Inc. note.

     We recorded a one-time pre-tax gain of approximately $5.1 million from the sale of properties and equipment and equity earnings in EXUS Energy, LLC of $584,000 for 1999. We had no gains recorded from the sale of properties and equipment nor equity earnings from unconsolidated subsidiaries for 1998.

     Costs and Expenses. Our total costs and expenses for 1999 increased by $3.2 million, or 123%, to $5.8 million as compared to $2.6 million for 1998. For 1999, our total costs and expenses were 86% of our total revenues as compared to 125% of our total revenues for 1998.

     Our oil and natural gas production costs for 1999 increased by $1.2 million to $1.9 million from $667,000 1998. On an Mcfe basis, our production costs increased by $.03 to $.95 from $.92 and were 28% of our total revenues for 1999 as compared to 32% of our total revenues for 1998. This per Mcfe increase was mainly attributable to higher operating costs across the industry. Our ad valorem taxes for 1999 increased by $79,000 to $120,000 from $41,000 for 1998. Our oil and natural gas severance taxes for 1999 increased by $266,000 to $344,000 from $78,000 for 1998. On an Mcfe basis, our total production taxes for 1999 increased by $.07 to $.23 from $.16 for 1998 and were 7% of our total revenues for 1999 as compared to 6% of our total revenues for 1998. This per Mcfe increase was mainly due to the increase in oil and natural gas prices. Our depletion, depreciation and amortization costs for 1999 increased by $981,000 to $1.4 million from $465,000 for 1998. On an Mcfe basis, our depreciation, depletion and amortization costs for 1999 increased by $.08 to $.72 from $.64 for 1998 and were 22% of our total revenues for 1999 as compared to 23% of our total revenues for 1998. This per Mcfe decrease was attributable to our acquisition of Rio Grande, Inc. and other smaller acquisitions.

     General and administrative costs for 1999 were $1.9 million as compared to $1.2 million for 1998. For 1999, general and administrative costs were 29% of our total revenues for 1999 as compared to 59% of our total revenues for 1998. The increase in general and administrative costs was primarily attributable to our increased staffing needs as a result of the acquisition of Rio Grande, Inc. and our focus on reserve acquisitions.

     Interest expense for 1999 decreased to $17,000 from $104,000 for 1998. For 1999, our interest expense was less than 1% of our total revenues. Our interest expense was 5% of our total revenues in 1998. The decrease in interest expense was due to repayments of our borrowings under our credit agreement in 1998 from proceeds received from our 1998 rights offering.

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

     Extraordinary Item. For 1999, we had extraordinary income of $165,000, or $.02 per basic and diluted share, net of income taxes, from the proceeds of the prepayment of the Venus Exploration, Inc. note we received on June 30, 1999. We had no extraordinary income for 1998.

     Net Income. We had net income of $4.7 million for 1999 representing $.69 per basic and diluted share compared to a loss of $511,000 for 1998 representing $.18 per basic and diluted share. We have based our earnings per share figures on restated weighted average shares outstanding after the retroactive effect of the one-for-two reverse stock split approved at our shareholders' meeting held March 31, 1998.

     We made exploitation and development expenditures of $1.1 million during 1999 as compared to $257,000 during 1998. We made acquisition expenditures of $14.8 million during 1999 as compared to $6.8 million during 1998.

1997 QUASI-REORGANIZATION

     Effective December 31, 1997, we effected a quasi-reorganization by applying approximately $8.8 million of our additional paid-in capital account to eliminate our accumulated deficit. Our board of directors decided to effect a quasi-reorganization given the change in management, the infusion of new equity capital and an increase in our activities. Our accumulated deficit was primarily related to past operations and properties which had been sold or abandoned. We did not adjust the historical carrying values of our assets and liabilities in connection with the quasi-reorganization.

WE CHANGED OUR METHOD OF ACCOUNTING FOR OIL AND NATURAL GAS OPERATIONS

     In the fourth quarter of 1997, we changed from the successful efforts method to the full cost method of accounting for our oil and natural gas operations. All of the prior financial statements have been restated to reflect the change.

LIQUIDITY AND CAPITAL RESOURCES

  General

     Consistent with our strategy of acquiring and developing reserves, we have an objective of maintaining financing flexibility. We cannot assure you that cash from operations will be sufficient in the future to fund our stated strategy. Low oil and natural gas prices may impact our general strategy. In the past, we have utilized a variety of sources of capital to fund our acquisition, development and exploitation programs and to fund our operations.

     Our general financial strategy is to use a combination of cash flow from operations, bank financing and the sale or issuance of equity securities to fund our operations, conduct development and exploitation activities and to fund acquisitions. We have planned development and exploitation activities for our major operating areas. We have budgeted up to $27.0 million for our development and exploitation activities in 2001, of which we are contractually obligated to spend $7.0 million. Through March 31, 2001, we have spent $2.7 million on these activities. In addition, we are continuing to evaluate oil and natural gas properties for future acquisitions. Historically, we have used the proceeds from the issuance of equity securities and borrowings under our credit agreements to raise cash to fund acquisitions. However, we cannot assure you that funds will be available to us in the future to meet our budgeted capital spending or to fund acquisitions. Furthermore, our ability to borrow other than under our credit agreements is subject to restrictions imposed by our lenders. If we cannot secure additional funds for our planned development and exploitation activities or for future acquisitions, then we will be required to delay or reduce substantially these activities.

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

  Effects of Recent Acquisitions of STB Energy Properties and Addison Energy
  Inc.

     As a result of the acquisitions of the STB Energy properties and Addison Energy Inc. we increased our outstanding bank debt under our U.S. and Canadian credit agreements to a total of approximately $98.4 million. Our borrowing base availability is approximately $4.6 million.

  Deferred Income Taxes

     Under applicable federal and state tax laws, we are able to carry forward, subject to limitations, net operating losses (NOLs) incurred by us and Rio Grande, Inc. in prior years. We are able to apply a portion of these NOLs to reduce the amount of income taxes accrued by us in subsequent years. We account for these NOLs by establishing an off balance sheet deferred tax asset. We believe that some of our NOLs may expire unused and, accordingly, we must reduce the value of the deferred tax asset. We have established a valuation allowance of $1.3 million to reflect this reduction. Additional discussion can be found in
Note 3 of the notes to our consolidated financial statements included in this prospectus.

  Long-Term Debt -- U.S. Credit Agreement -- EXCO Resources, Inc.

     Prior Credit Agreement. On September 22, 2000, we entered into an amended and restated credit agreement with Bank of America, N.A., as administrative agent, Bank One, Texas, N.A., as syndication agent, and a syndicate of banks as lenders. Our amended and restated credit agreement provided for borrowings up to $150 million, with a borrowing base of $45.0 million. On March 7, 2001, we entered into the first amendment to our amended and restated credit agreement. This first amendment provided for an increase in our borrowing base to $60.0 million. At March 31, 2001, we had borrowed approximately $53.4 million and we had approximately $6.3 million available for borrowing under this amended credit agreement. A portion of the borrowing base was available for the issuance of letters of credit. All borrowings under the credit agreement were secured by a first lien mortgage providing a security interest in 80% of our oil and natural gas properties including mineral interests. Under this credit agreement, we were required to pay a fee equal to .25% on any accepted increase in the borrowing base in excess of the previously determined borrowing base and an unused commitment fee of .30% to .425% based on the ratio of outstanding credit to the borrowing base.

     The credit agreement provided that if our aggregate outstanding indebtedness was less than 50% of the borrowing base, then advances would bear interest at 1.0% over LIBOR (London InterBank Offered Rate). If the borrowing base usage equaled or exceeded 50% but was less than or equal to 70%, then advances would bear interest at 1.25% over LIBOR. If the borrowing base usage was greater than 70% but was less than or equal to 90%, then advances would bear interest at 1.5% over LIBOR. If the borrowing base usage exceeded 90%, then advances would bear interest at 1.75% over LIBOR. At March 31, 2001, the 6 month LIBOR rate was 4.71%, which would have resulted in an interest rate of approximately 6.21% on any new indebtedness we incurred. At March 31, 2001, approximately $53.4 million of our outstanding indebtedness bore interest at 6.58% and was fixed at this rate through April 30, 2001. All of this indebtedness was incurred to fund our acquisition program.

     U.S. Credit Agreement. The $53.4 million outstanding indebtedness under the prior credit agreement was repaid and replaced on April 26, 2001. On April 26, 2001, we entered into a new U.S. credit agreement with Bank One, NA, as administrative agent, Fleet National Bank, as syndication agent, BNP Paribas, as documentation agent, Banc One Capital Markets, Inc., as lead arranger and bookrunner, and a syndicate of banks, as lenders. This new U.S. credit agreement provides for borrowings of up to $124.0 million under a revolving credit agreement, and $16.0 million under a bridge loan, with a total borrowing base of $78.0 million.

     At April 30, 2001, we had borrowed approximately $73.4 million and we had approximately $4.6 million available for borrowing under our U.S. credit agreement. A portion of the total borrowing base is available for the issuance of letters of credit. All borrowings under the U.S. credit agreement are secured by a first lien mortgage providing a security interest in 90% of our U.S. oil and natural gas properties including mineral interests. Under this credit agreement, we are required to pay a fee equal to
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

 .25% on any accepted increase in the borrowing base in excess of the previously determined borrowing base and an unused commitment fee of .375%.

     While the bridge loan is outstanding, our U.S. credit agreement provides that if our aggregate outstanding U.S. indebtedness is less than 50% of the borrowing base, then advances will bear interest at 1.25% over LIBOR. If the U.S. borrowing base usage equals or exceeds 50% but is less than 70%, then advances will bear interest at 1.50% over LIBOR. If the U.S. borrowing base usage equals or exceeds 70% but is less than 90%, then advances will bear interest at 1.75% over LIBOR. If the U.S. borrowing base usage equals or exceeds 90%, then advances will bear interest at 2.0% over LIBOR.

     Once the bridge loan is paid in full, and at any time our ratio of (1) consolidated funded debt to consolidated earnings before interest, taxes and depreciation, depletion and amortization (EBITDA) is less than 2.0 to 1.0, and
(2) our consolidated total debt to consolidated total capital is less than .60 to 1.0, then if our outstanding U.S. indebtedness is less than 50% of the borrowing base, advances will bear interest at 1.00% over LIBOR. If the U.S. borrowing base usage equals or exceeds 50% but is less than 70%, then advances will bear interest at 1.25% over LIBOR. If the U.S. borrowing base usage equals or exceeds 70% but is less than 90%, then advances will bear interest at 1.50% over LIBOR. If the U.S. borrowing base usage equals or exceeds 90%, then advances will bear interest at 1.75% over LIBOR. At April 30, 2001, the 6 month LIBOR rate was 4.30%, which would result in an interest rate of approximately 6.30% on any new indebtedness under the revolver that we may incur. At May 1, 2001, approximately $57.4 million of our outstanding indebtedness bears interest at 6.44% and approximately $16.0 million of our outstanding indebtedness bears interest at 7.94%.

     Under the terms of this credit agreement, the revolving credit facility matures on April 30, 2004, and the bridge loan matures on October 31, 2001. However, the terms of the bridge loan require that we use the proceeds of this offering to repay the bridge loan. There are no scheduled principal payments due on this credit agreement until maturity. Until the bridge loan is paid in full, the borrowing base shall be redetermined every 90 days beginning July 25, 2001. Once the bridge loan is paid in full, the borrowing base redeterminations are scheduled for each November 1 and May 1, thereafter. A borrowing base deficiency is created in the event that the outstanding loan balances exceed the borrowing base. If a borrowing base deficiency were to exist after giving effect to a redetermination, then we would have to do one of the following:

     - make a lump sum payment equal to the deficiency plus accrued interest thereon;

     - make six equal monthly payments of principal on the revolving loan plus accrued interest thereon, with the combined principal payments totaling the amount of the borrowing base deficiency; or

     - provide additional collateral acceptable to the banks, in their sole discretion, sufficient to increase the borrowing base and eliminate the deficiency.

     Under the terms of this credit agreement, we must not permit our consolidated current assets to consolidated current liabilities to be less than
1.0 to 1.0 as of the end of any fiscal quarter beginning June 30, 2001. We must maintain a minimum consolidated tangible net worth equal to $48 million plus (1) at the end of each fiscal quarter commencing with the quarter ending June 30, 2001, 50% of consolidated net income for each fiscal quarter then ended (but only if positive), and (2) an amount equal to 75% of the net proceeds received from the issuance of any equity securities after April 26, 2001. We must not permit our consolidated funded debt to consolidated EBITDA to be greater than
2.5 to 1.0 as of the end of any fiscal quarter beginning June 30, 2001. Additionally, our U.S. credit agreement contains a number of other covenants regarding our liquidity and capital resources, including restrictions on our ability to incur certain indebtedness at any time in an amount exceeding $500,000, restrictions on our ability to pledge assets outside of this credit agreement, and prohibits the payment of dividends on our common stock. Our credit agreement also requires that we hedge at least 75% of expected natural gas production from our existing proved developed producing mineral interests for not less than 24 months following the effective date of this credit agreement. At December 31, 2000, and March 31, 2001, we were in compliance with all of the covenants under our previous credit agreement.
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

  Long-Term Debt -- Canadian Credit Agreement -- Addison Energy Inc. (EXCO's Canadian Subsidiary)

     On April 26, 2001, we entered into a credit agreement with Bank One Canada, as administrative agent, BNP Paribas (Canada), as documentation agent, Banc One Capital Markets, Inc. as lead arranger and bookrunner, and a syndicate of banks as lenders. Our Canadian credit agreement provides for borrowings up to $50.0 million (Cdn $77.5 million) under a revolving credit facility, with a borrowing base of $25.0 million (Cdn $38.75 million).

     At April 30, 2001, we had borrowed approximately $25.0 million (Cdn $38.75 million). All borrowings under the credit agreement are secured by a first lien mortgage providing a security interest in 90% of our Canadian oil and gas properties including mineral interests. Under this credit agreement, we are required to pay a fee equal to .25% on any accepted increase in the borrowing base in excess of the previously determined borrowing base and an unused commitment fee of .375%.

     While the U.S. bridge loan is outstanding, the Canadian credit agreement provides that if our aggregate outstanding Canadian indebtedness is less than 50% of the Canadian borrowing base, then advances will bear interest at 1.25% over the Canadian BA (banker's acceptance) rate. If the Canadian borrowing base usage equals or exceeds 50% but is less than 70%, then advances will bear interest at 1.50% over the BA rate. If the Canadian borrowing base usage equals or exceeds 70% but is less than 90%, then advances will bear interest at 1.75% over the BA rate. If the Canadian borrowing base usage equals or exceeds 90%, then advances will bear interest at 2.0% over the BA rate.

     Once the U.S. bridge loan is paid in full, and at any time our ratio of (1) consolidated funded debt to consolidated EBITDA is less than 2.0 to 1.0, and (2) our consolidated total debt to consolidated total capital is less than .60 to 1.0, then if our outstanding Canadian indebtedness is less than 50% of the borrowing base, advances will bear interest at 1.00% over the BA rate. If the Canadian borrowing base usage equals or exceeds 50% but is less than 70%, then advances will bear interest at 1.25% over the BA rate. If the Canadian borrowing base usage equals or exceeds 70% but is less than 90%, then advances will bear interest at 1.50% over the BA rate. If the Canadian borrowing base usage equals or exceeds 90%, then advances will bear interest at 1.75% over the BA rate. At April 30, 2001, the 6 month BA rate was 4.53%, which would result in an interest rate of approximately 6.53% on any new Canadian indebtedness we may incur. At May 3, 2001, our outstanding Canadian indebtedness bears interest at 6.82%.

     This credit agreement matures on April 30, 2004. There are no scheduled principal payments due on this credit agreement until maturity. The borrowing base shall be redetermined every 90 days for the first year the Canadian credit agreement is outstanding, beginning July 25, 2001. Subsequent borrowing base redeterminations are scheduled for each November 1 and May 1, beginning November 1, 2002. A borrowing base deficiency is created in the event that the outstanding loan balance exceeds the borrowing base. If a borrowing base deficiency were to exist after giving effect to a redetermination, then we would have to do one of the following:

     - make a lump sum payment equal to the deficiency plus accrued interest thereon;

     - make six equal monthly payments of principal on the revolving loan plus accrued interest thereon, with the combined principal payments totaling the amount of the borrowing base deficiency; or

     - provide additional collateral acceptable to the banks, in their sole discretion, sufficient to increase the borrowing base and eliminate the deficiency.

     Under the terms of this credit agreement, we must not permit our consolidated current assets to consolidated current liabilities to be less than
1.0 to 1.0 as of the end of any fiscal quarter beginning June 30, 2001. We must maintain a minimum consolidated tangible net worth equal to $48 million plus (1) at the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2001, 50% of consolidated net income for each fiscal quarter then ended (but only if positive), and (2) an amount equal to 75% of the net proceeds received from the issuance of any equity securities after April 26, 2001. We must not permit our consolidated funded debt to consolidated EBITDA to be greater than
2.5 to 1.0 as of the end of any fiscal quarter beginning June 30, 2001. Additionally, our Canadian credit agreement contains a number of other covenants regarding our liquidity and capital resources, including restrictions on our ability to incur certain indebtedness at any time in an amount exceeding Cdn $25,000, restrictions on our ability to pledge assets outside of this credit agreement, and prohibits the payment of dividends on our common stock.

  Pecos-Gomez, L.P.

     Limited Partnership Agreement. We are the general partner of Pecos-Gomez, L.P., a Texas limited partnership, which was formed in March 2000 to complete the acquisition of certain oil and natural gas properties located in Pecos County, Texas. The purchase price of approximately $10.2 million cash was paid with $6.6 million drawn under a new credit facility established by the partnership and $3.5 million of partnership equity capital. As of May 16, 2000, we owned a 54% limited partnership interest and a 1% general partnership interest in the partnership and we have established an area of mutual interest in respect of the Pecos County Properties which governs any additional acquisitions of properties by any partner within the area.

     Partnership Credit Facility. On March 24, 2000, the partnership entered into a credit facility with Bank of America, N.A. as administrative agent and lender. The credit facility provides for borrowings up to $25 million, subject to the borrowing base limitations.

     The credit facility consists of a regular revolver, which on March 31, 2001, had a borrowing base of $6.2 million. At March 31, 2001, the Partnership had approximately $1.2 million available for borrowing under the credit facility. A portion of the borrowing basis available for the issuance of letters of credit. Under the terms of the credit facility, the borrowing base is reduced by $200,000 commencing on June 30, 2000, and on each quarter end thereafter. All borrowings under the credit facility are secured by a first lien mortgage providing a security interest in substantially all assets owned by the Partnership including all mineral interests. In addition, EXCO has guaranteed the Partnership's obligations under the credit facility. We have pledged our partnership interest to secure the credit facility.

     The credit facility provides that if the aggregate outstanding indebtedness of the partnership is less than 75% of the borrowing base, then advances will bear interest at 1.5% over LIBOR. If the borrowing base usage equals or exceeds 75%, then advances will bear interest at 1.75% over LIBOR.

     Commencing on August 15, 2000, and continuing quarterly thereafter until maturity, the partnership must make mandatory prepayments on the credit facility in an amount equal to 75% of the partnership's Net Revenues (as defined in the credit facility) for the immediately preceding calendar quarter if NYMEX natural gas prices for the immediately preceding calendar quarter averaged $3.00 per Mmbtu or less, otherwise, the dedication rate is 60%. Each such payment must be applied first to accrued but unpaid interest and then to principal. However, if a borrowing base deficiency were to exist after giving effect to a redetermination, then the partnership would have to do one of the following:

     - make a lump sum payment equal to the deficiency;

     - make six consecutive monthly mandatory prepayments of principal on the revolving loan each of which shall be in the amount of one sixth (1/6th) of the amount of the borrowing base deficiency; or

     - provide additional collateral acceptable to the bank in its sole discretion sufficient to increase the borrowing base and eliminate the deficiency.

     The credit facility matures on March 24, 2003. The next borrowing base redetermination is scheduled for October 1, 2001, and on or about each April 1 and October 1, thereafter.

     Under the terms of the credit facility, the partnership must maintain a current ratio of not less than 1.0 to 1.0 at any time. Furthermore, the partnership must not incur or pay general and administrative expenses in an aggregate amount exceeding $75,000 during the period from March 24, 2000 through December 31, 2000, or $100,000 during any fiscal year thereafter. Additionally, the credit facility contains a number of other covenants affecting the liquidity and capital resources of the partnership, including restrictions on the ability to incur indebtedness at any time in an amount exceeding $25,000 excluding amounts associated with operating in the ordinary course or business or to pledge assets outside of the credit facility, and restrictions on the payment of dividends on the equity partnership interests of the partnership.

  Effects of this Rights Offering

     The funds raised as a result of this rights offering will be used to repay
a minimum of $     million and up to a maximum of $     million of our
outstanding bank debt. The reduction in outstanding principal will reduce the amount of interest expense we would incur. The amount of principal reduction will be dependent on the amount of money raised from this offering. Any
additional net proceeds remaining after we have repaid up to $     million of
our indebtedness will be used to fund our exploitation and development activities and future acquisitions. Until this money is used it will primarily be invested in marketable securities including commercial paper. These marketable securities investments will typically generate taxable interest income for us.

  Need to Raise Additional Capital

     We have budgeted up to $27.0 million for capital expenditures during 2001 of which we are contractually obligated to spend $7.0 million. Through the end of March 31, 2001, we have expended $2.7 million. The growth of our business will require substantial capital on a continuing basis. We cannot assure you that additional funds we may require will be available on satisfactory terms and conditions, if at all. We may pursue, from time to time, opportunities to acquire oil and natural gas properties and businesses that may utilize the capital we currently expect to be available for our present operations. The amount and timing of our future capital requirements, if any, will depend upon a number of factors, including drilling costs, transportation costs, equipment costs, marketing expenses, staffing levels, competitive conditions and any purchases or dispositions of assets. We do not control many of these factors. If we fail to obtain any required additional financing, then our growth, cash flow and earnings may be adversely affected. In addition, we may incur additional debt or engage in potentially dilutive issuances of equity securities in our efforts to arrange additional capital.

EFFECT OF INFLATION AND CHANGING PRICES ON OUR BUSINESS

     It is difficult for us to assess the impact of inflation on our business. In 1998 and through the first quarter of 1999, we experienced a weakness in the prices we received for our oil and natural gas production. In the latter half of 1999 and throughout 2000, we experienced increases in the prices we received for our oil and natural gas. If oil or natural gas prices suffer a significant decline, we may reduce the amount of oil or natural gas we produce and our operations may be adversely affected. We cannot foresee whether inflation will remain at its present level. During the past year we have experienced a substantial increase in the cost of oilfield services, supplies and equipment, including drilling costs. We cannot assure you that these costs will not increase further.

RECENT ACCOUNTING PRONOUNCEMENTS

     We adopted on January 1, 2001, Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results from the hedged item on the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     Upon adoption of SFAS 133, we had three open derivative contracts which have been designated as cash flow hedges. For more information, see Note 7. Hedging Activities in our notes to consolidated financial statements. For derivatives classified as cash flow hedges, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of any change in the fair value of a derivative designated as a hedge is immediately recognized in earnings. Hedge effectiveness is measured quarterly based on the relative fair value between the derivative contract and the hedged item over time. At adoption, we recognized a net derivative liability and a reduction in other comprehensive income of approximately $1.1 million as a cumulative effect of accounting change for all cash flow hedges. During the three months ended March 31, 2001, we recognized a decrease in the net-derivative liability and an associated increase in accumulated other comprehensive income totaling approximately $2.3 million. No amounts were recognized in earnings for hedging ineffectiveness during the three months ended March 31, 2001.

     Gains and losses from settlements of oil and natural gas hedges are included in our reported oil and natural gas sales.

     Certain prior year amounts have been reclassified to conform to current year presentation.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Some of the information below contains forward-looking statements. The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in oil and natural gas prices, and interest rates charged on borrowings and earned on cash equivalent investments. The disclosure is not meant to be a precise indicator of expected future losses, but rather an indicator of reasonably possible losses. This forward-looking information provides an indicator of how we view and manage our ongoing market risk exposures. Our market risk sensitive instruments were entered into for hedging purposes, not for trading purposes.

  Commodity Price Risk

     Our major market risk exposure is in the pricing applicable to our oil and natural gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices for natural gas. Pricing for oil and natural gas production is volatile.

     In connection with the incurrence of debt related to our acquisition activities, management has adopted a policy of hedging oil and natural gas prices through the use of commodity futures, options, and swap agreements.

     The following table sets forth our oil and natural gas hedging activities as of March 31, 2001. All contracts are swap agreements for the sale of oil or natural gas and are based on NYMEX pricing. The market values at March 31, 2001 are estimated from quotes by the counterparty and represent the amounts we would expect to receive or pay to terminate the agreements on March 31, 2001. In addition, the oil and natural gas hedging activities related to the Addison Energy Inc. acquisition are also included in the following table:

                                                                          NOTIONAL
                                CONTRACT    EFFECTIVE   TERMINATION     VOLUME/RANGE         AGGREGATE         STRIKE
          COMMODITY               DATE        DATE         DATE         PER MONTH(1)           VOLUME       PRICE/RANGE
------------------------------------------------------------------------------------------------------------------------
EXCO RESOURCES, INC.
 Oil.........................   9/28/2000   11/1/2000    4/30/2003     29,000 Bbls -       1,083,000 Bbls    $23.96 -
                                                                        46,000 Bbls                            30.84
 Oil.........................   3/30/2001    4/1/2001    3/31/2003      2,600 Bbls -          55,500 Bbls    $22.64 -
                                                                         1,900 Bbls                            26.29
 Natural Gas.................  10/13/2000    1/1/2001   12/31/2001    186,000 Mmbtus -          2,383,500     $4.915
                                                                       216,000 Mmbtus              Mmbtus
 Natural Gas.................   2/27/2001    5/1/2001    9/30/2003    106,300 Mmbtus -          3,884,500    $4.1993 -
                                                                       168,500 Mmbtus              Mmbtus      5.5323
PECOS-GOMEZ, L.P.(1)
 Natural Gas.................  12/01/2000    2/1/2001   12/31/2002     50,000 Mmbtus            1,150,000      $4.79
                                                                                                   Mmbtus
ADDISON ENERGY RELATED(2)
 Oil.........................    5/2/2001    6/1/2001   10/31/2002     30,000 Bbls -         545,000 Bbls    $25.45 -
                                                                        35,000 Bbls                            27.97
 Natural Gas.................    5/2/2001    6/1/2001    1/31/2002     230,000 Mmbtus           1,840,000      $4.84
                                                                                                   Mmbtus

                                  MARKET
                                 VALUE AT
                                MARCH 31,
          COMMODITY                2001
-----------------------------  ------------
EXCO RESOURCES, INC.
 Oil.........................  $  1,273,103
 Oil.........................  $    (18,090)
 Natural Gas.................  $   (467,640)
 Natural Gas.................  $    492,503
PECOS-GOMEZ, L.P.(1)
 Natural Gas.................  $    (75,042)
ADDISON ENERGY RELATED(2)
 Oil.........................           n/a
 Natural Gas.................           n/a

---------------

(1) EXCO owns a 55.13742% partnership interest. Our exposure to the swap agreement is limited to our partnership interests.

(2) These hedges were required under our U.S. credit agreement in connection with the acquisition of Addison Energy Inc.

     Realized gains or losses from the settlement of the swaps are recorded in our financial statements as increases or decreases in oil and natural gas revenues. For example, using the oil swap we entered into on September 28, 2000, for the month of March 2001, if the settlement price exceeded the actual $29.83 strike price, then a reduction in oil revenues would have been recorded for the difference between the settlement price and $29.83 multiplied by the notional volume of 43,000 Bbls. Conversely, if the settlement price was less than $29.83, then an increase in oil revenues would have been recorded for the difference between the settlement price and $29.83 multiplied by the notional volume of 43,000 Bbls. For example, for the month of March 2001, if the settlement price was $32.00, then oil revenues would have decreased by $93,310. Conversely, if the settlement price for the month of March 2001 was $28.00, oil revenues would have increased by $78,690.

     We report average oil, natural gas and NGL prices including the effects of quality, gathering and transportation costs as well as the net effect of the oil and natural gas hedges. The following table sets forth our oil, natural gas and NGL prices, both realized before hedge results and realized including hedge results, and the net effects of the settlements of our oil and natural gas price hedges on revenue:

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------------------
Average price per Bbl of oil -- realized before hedge
  results...................................................  $  27.38   $    26.95
Average price per Bbl of oil -- realized including hedge
  results...................................................     25.18        27.81
Average price per Bbl of natural gas liquids -- realized
  before hedge results......................................     23.45        25.98
Average price per Bbl of natural gas liquids -- realized
  including hedge results...................................     23.45        25.98
Average price per Mcf of natural gas -- realized before
  hedge results.............................................      2.39         6.60
Average price per Mcf of natural gas -- realized including
  hedge results.............................................      2.39         5.38
          Total reduction in revenue........................  $162,000   $1,402,000

  Interest Rate Risk

     At March 31, 2001, our exposure to interest rates related primarily to borrowings under our credit agreements and interest earned on commercial paper investments. As of March 31, 2001, we were not using any derivatives to manage interest rate risk. Interest is payable on borrowings under the credit agreements based on a floating rate as more fully described above in "-- Liquidity and Capital Resources." If short-term interest rates would have averaged 1% higher during the three months ended March 31, 2001, our interest expense would have increased by approximately $138,500. This amount was determined by applying the hypothetical interest rate change of 1% to our outstanding borrowings under the credit agreements at March 31, 2001.

  Foreign Currency Exchange Rate Risk

     We conduct a significant portion of our business in the Canadian dollar and are therefore subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions. We are not yet able to fully assess our exposure to market rate fluctuations related to activities in Canada, where the Company's functional currency is the Canadian dollar.

                            BUSINESS AND PROPERTIES

     EXCO Resources, Inc. is an independent energy company engaged in the acquisition, development and exploitation of oil and natural gas properties. Our primary areas of operations are onshore in Texas, Louisiana, Mississippi and, as a result of the recently completed acquisition of Addison Energy Inc., Alberta, Canada.

     Since our present management team purchased a significant ownership interest in us in December 1997, we have achieved substantial growth through a strategy of acquiring proved oil and natural gas properties with development and exploitation potential. Since December 1997, we have completed 26 acquisitions for total net consideration of approximately $175.6 million, including three substantial acquisitions for aggregate net consideration of approximately $114.3 million since September 1, 2000. Overall our acquisitions have been made at an average cost of approximately $0.69 per Mcfe of proved reserves. We now own interests in a number of established oil and natural gas producing basins that we intend to use as a platform for further growth. In addition, we believe that our properties, coupled with our experienced oil and natural gas operating and technical team, provide us with significant growth potential from development and exploitation activities. Our senior management team successfully implemented a similar acquisition and development strategy at Coda Energy, Inc. and built it into a substantial independent oil and natural gas company that was sold to a larger public independent oil and natural gas company for over $360.0 million in November 1997.

OIL AND NATURAL GAS RESERVES

     The term "proved reserves" refers to the estimated quantities of oil, natural gas and NGLs that we may be able to recover in the future from known reservoirs. "Proved developed reserves" are proved reserves that are recoverable from known oil or natural gas reservoirs with existing equipment and operating methods. "Proved undeveloped reserves" are proved reserves requiring a relatively large development expense to make them recoverable from existing wells, or are proved reserves located in our undeveloped acreage. The following table summarizes our proved reserves at the dates shown, and was prepared according to the rules and regulations of the SEC:

                                         AS OF DECEMBER 31,                  AS OF MARCH 31,
                             ------------------------------------------   ---------------------
                                                              PRO FORMA               PRO FORMA
                              1998       1999       2000       2000(1)      2001       2001(2)
                             ------------------------------------------   ---------------------
OIL (MBBLS)
  Developed...............       830      2,389       8,148       9,560       8,014       8,798
  Undeveloped.............       133        355       4,230       4,542       4,453       4,530
                             ------------------------------------------   ---------------------
          Total...........       963      2,744      12,378      14,103      12,467      13,328
NATURAL GAS (MMCF)
  Developed...............     5,775     14,741      66,497     110,601      74,483     103,786
  Undeveloped.............     1,937      1,807      27,947      35,974      29,036      35,866
                             ------------------------------------------   ---------------------
          Total...........     7,712     16,548      94,444     146,575     103,519     139,652
NATURAL GAS LIQUIDS
  (MBBLS)
  Developed...............        --        370         465       1,874         712       1,655
  Undeveloped.............        --         --          --         271          --         271
                             ------------------------------------------   ---------------------
          Total...........        --        370         465       2,145         712       1,926
                             ------------------------------------------   ---------------------
TOTAL (MMCFE).............    13,490     35,232     171,502     244,057     182,593     231,176
PRICES UTILIZED:
  Oil (per Bbl)...........   $ 10.41   $  24.17   $   24.82   $   24.98   $   24.39   $   24.45
  Natural gas (per Mcf)...   $  1.74   $   2.00   $    9.26   $    9.53        4.57        4.67
  NGLs (per Bbl)..........   $    --   $  19.21   $   21.50   $   20.04       19.66       19.28
PRE-TAX PRESENT VALUE
  (IN THOUSANDS)
  Developed...............   $ 6,986   $ 33,709   $ 288,864   $ 536,235   $ 182,809   $ 275,416
  Undeveloped.............       978      3,269     107,536     153,972      59,410      78,426
                             ------------------------------------------   ---------------------
          Total...........   $ 7,964   $ 36,978   $ 396,400   $ 690,207   $ 242,219   $ 353,842
STANDARDIZED MEASURE (IN
  THOUSANDS)..............   $ 7,953   $ 28,595   $ 282,436   $ 482,635   $ 179,361   $ 262,770

---------------

(1) The pro forma reserve estimates, have been prepared as if the acquisition of the STB Energy properties, the Graves Drilling properties and Addison Energy Inc. had occurred on December 31, 2000.

(2) The pro forma reserve estimates, have been prepared as if the acquisition of Addison Energy Inc. had occurred on March 31, 2001.

     The reserve estimates presented as of December 31, 1998, 1999 and 2000, have been prepared by Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, and are a part of their report on our oil and natural gas properties. The pro forma reserve estimates as of December 31, 2000, include the reserves attributable to the Addison Energy acquisition and the STB Energy property acquisition, both of which had reports prepared by Lee Keeling and Associates, Inc. The March 31, 2001 actual data, and the March 31, 2001 pro forma data were prepared by our internal engineers. Estimates of oil, natural gas and NGL reserves are projections based on engineering data and are forward-looking in nature. These reports rely upon various assumptions, including assumptions required by the SEC, as to constant oil, natural gas and NGL prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. These reports should not be construed as the current market value of our estimated proved reserves. The process of estimating oil and natural gas reserves is also dependent on geological, engineering and economic data for each reservoir. Because of the uncertainties inherent in the interpretation of this data, we cannot ensure that the reserves will ultimately be realized. Our actual results could differ materially. Summaries of the reports with respect to our reserves at December 31, 2000 of Lee Keeling and Associates, Inc. and their reports with respect to the STB Energy properties and Addison Energy Inc. at December 31, 2000 are included as Appendix A to this prospectus. See also Note 13 of the notes to our consolidated financial statements included in this prospectus for additional information regarding our oil, natural gas and NGL reserves, including the present value of future net revenues.

PRODUCTION, PRICES AND EXPENSES

     The following table summarizes for the periods indicated, our revenues, net production of oil, natural gas and NGLs sold, the average sales price per unit of oil, natural gas and NGLs and costs and expenses associated with the production of oil, natural gas and NGLs:

                                                                   YEAR ENDED DECEMBER 31,(2)
                                                          --------------------------------------------
                                                                                               PRO
                                                                                              FORMA
                                                            1998       1999       2000       2000(1)
                                                          --------------------------------------------
                                                          (Dollars in thousands, except per unit data)
Sales:
  Oil:
     Revenue............................................   $  634     $3,711     $11,846      $28,492
     Production sold (Mbbls)............................       53        208         433        1,035
     Average sales price per Bbl........................   $12.01     $17.83     $ 27.39      $ 27.52
  Natural Gas:
     Revenue............................................   $  751     $1,583     $14,830      $33,485
     Production sold (Mmcf).............................      412        765       3,982        9,242
     Average sales price per Mcf........................   $ 1.82     $ 2.07     $  3.72      $  3.62
  Natural Gas Liquids:
     Revenue............................................   $   --     $   --     $ 2,193      $ 5,837
     Production sold (Mbbls)............................       --         --          89          243
     Average sales price per Bbl........................      n/a        n/a     $ 24.60      $ 24.02
Costs and Expenses:
  Production cost per Mcfe..............................   $ 1.08     $ 1.18     $  1.33      $  1.22
  General and administrative expense per Mcfe...........   $ 1.69     $ 0.96     $  0.28      $  0.15
  Depreciation, depletion and amortization per Mcfe.....   $ 0.64     $ 0.72     $  0.70      $  1.01

---------------

(1) This data has been prepared on a pro forma basis to reflect the acquisition of the Val Verde County properties, the Pecos County properties, the Central Resources properties, the STB Energy properties and Addison Energy Inc. as if they had been acquired as of January 1, 2000.

(2) The information we reported in this table only includes revenue, production, production costs, and sales price for our share of the oil, natural gas and NGLs after payment of royalties, if any.

PRODUCTIVE WELLS

     The following table sets forth our interest in productive wells (wells that are currently producing oil or natural gas or are capable of production), including temporarily shut-in wells on December 31, 2000. The number of total gross oil and natural gas wells excludes any multiple completions. Gross wells refers to the total number of physical wells that we hold any working interest in, regardless of our percentage interest. A net well is not a physical well, but is actually a concept that reflects the actual total working interests we hold in all wells. We compute the number of net wells we own by totaling the percentage interests we hold in all our gross wells. On December 31, 2000, we owned a 7% working interest in one well that was being completed.

                                                     GROSS WELLS               NET WELLS
                                                 -------------------   -------------------------
                                                  OIL    GAS   TOTAL    OIL       GAS      TOTAL
                                                 -------------------   -------------------------
Texas..........................................    906   126   1,032   165.0      43.6     208.6
Louisiana......................................     37    30      67    26.4      18.5      44.9
Oklahoma.......................................     38    28      66    33.2       4.0      37.2
Mississippi....................................     51     1      52    35.1       0.9      36.0
New Mexico.....................................     91    83     174     3.4      26.1      29.5
Other(1).......................................    186    23     209    56.8      14.8      71.6
                                                 -------------------   -------------------------
          Total................................  1,309   291   1,600   319.9     107.9     427.8
                                                 ===================   =========================
Pro Forma U.S.(2)..............................  1,442   397   1,839   372.6     172.3     544.9
Addison Energy Inc. ...........................     20    75      95    17.1      67.9      85.0
                                                 -------------------   -------------------------
          Total Pro Forma(3)...................  1,462   472   1,934   389.7     240.2     629.9
                                                 ===================   =========================

---------------

(1) Other includes Colorado, Kansas, Nebraska, North Dakota and Wyoming.

(2) This data has been prepared on a pro forma basis to reflect the acquisition of the Graves drilling properties, the STB Energy properties as if they had been acquired as of December 31, 2000.

(3) This data has been prepared on a pro forma basis to reflect the acquisition of the Graves drilling properties, the STB Energy properties and Addison Energy Inc. as if they had been acquired as of December 31, 2000.

     As of December 31, 2000, on a pro forma basis, we were the operator of 540 gross (370.5 net) wells, which represented approximately 82.0% of our PV-10.

DRILLING ACTIVITIES

     We intend to continue concentrating our drilling activity on lower risk, development-type properties. The number and types of wells we drill will vary depending on the amount of funds we have available for drilling, the cost of each well, the size of the fractional working interests we acquire in each well and the estimated recoverable reserves attributable to each well.

     The following table summarizes our approximate gross and net interests in the development wells drilled during the years indicated and refers to the number of wells completed at any time during the year, regardless of when drilling was initiated:

                                                                  DEVELOPMENT WELLS
                                                 ----------------------------------------------------
                                                          GROSS                        NET
                                                 ------------------------   -------------------------
                                                 PRODUCTIVE   DRY   TOTAL   PRODUCTIVE   DRY    TOTAL
                                                 ------------------------   -------------------------
Year ended December 31, 1998...................       1       --      1          .5        --     .5
Year ended December 31, 1999...................       2        2      4         1.3       1.4    2.7
Year ended December 31, 2000...................      11       --     11         3.9        --    3.9

     During the three year period ended December 31, 2000, we participated in one gross (.4 net) exploratory well which was a dry hole. This well was drilled during 1999. The drilling activities referenced in the above table were conducted in Texas, Oklahoma, New Mexico, and Canada. As of April 30, 2001, we were committed to drill two wells in Mississippi, two wells in Texas, one well in Louisiana, one non-operated well in New Mexico and one well in Alberta, Canada. The completion of these wells is expected to cost us approximately $7.0 million. At this time, we have no additional commitments to drill any wells.

SUMMARY OF DEVELOPMENT AND EXPLOITATION PROJECTS

     We are currently pursuing an active development and exploitation strategy. For the year 2001 we have budgeted up to $27 million for development drilling, recompletions, production facilities and other exploitation related projects to implement this strategy. Set forth below are highlights of our current and planned activities.

  Vinegarone Field

     The Vinegarone Field is a prolific natural gas field located in Val Verde County, Texas. We hold working interests ranging from 2.3% to 100%. We operate 20 of the 23 producing wells in which we have an interest. The wells produce from the Strawn formation at depths between 10,000 and 10,500 feet. We currently plan to drill two wells. Drilling on the first well is scheduled to begin in the third quarter of 2001.

  Gomez Field

     The Gomez Field is a natural gas field located in Pecos County, Texas. We hold working interests ranging from 15 to 44.7%. We operate five of the eight producing wells in which we have an interest. Production is primarily from the Ellenburger formation at depths of approximately 22,000 feet. One well produces from the Devonian formation at 17,000 feet. We are scheduled to begin drilling a well to test the Wolfcamp formation in the second quarter of 2001.

  Black Lake Field

     The Black Lake Field is an oil and natural gas field located in Natchitoches Parish, Louisiana. The field produces oil, condensate, natural gas and NGLs from the Pettit Lime formation at depths between 7,800 and 8,100 feet and is productive in over 19,000 acres. The field was discovered in 1964 and unitized prior to the start of production in 1966. Cumulative production is over
1.1 trillion cubic feet of natural gas and 120 million Bbls of oil. We currently own a 79.4% working interest in the field and serve as the unit operator. Field production facilities include gas compression equipment, a natural gas treating plant to remove carbon dioxide from the gas stream, and a refrigerated gas plant that recovers NGLs from the gas stream. The field facilities also include a 75 Mmcf per day cryogenic gas plant that is currently idle. We are in the process of replacing the treating plant with a smaller, more efficient plant.

  Tiger Field

     The Tiger Field is a prolific oil and natural gas field located in Jones County, Mississippi. We acquired an 88.3% working interest in this field in 2000 and operate four wells that produce from the Hosston and Cotton Valley formations at depths between 14,300 and 15,400 feet. We plan to drill two wells this year. Drilling on the first well is scheduled to begin in the second or third quarter of 2001.

  West Nancy Field

     The West Nancy Field is an oil and natural gas field located in Clarke County, Mississippi. We acquired working interests ranging from 68% to 90% in 2000 and operate seven wells in this field. The West Nancy Field produces from the Upper Smackover and Buckner formations at depths between 13,700 and 13,950 feet. We are scheduled to begin drilling one well in the second quarter of 2001.

  Caroline Field

     The Caroline Field is an oil and natural gas field located in Alberta Canada. We acquired an interest in six wells in the field and operate five of them. Our working interest is 100% in the five operated wells and 50% in the remaining well. The Caroline Field produces from Cretaceous formations at a depth of 9,000 feet. We have identified two development locations. One well is currently being drilled and the other is scheduled to be drilled in the fourth quarter of 2001.

  Pine Creek Field

     The Pine Creek Field is an oil and natural gas field located in Alberta Canada. We acquired working interests ranging from 66.7% to 100%. We operate 27 wells in this field. Pine Creek Field produces from

Cretaceous formations at a depth of 6,000 feet. We have identified three development locations. All three wells are scheduled to be drilled in the third or fourth quarter of 2001.

INTEREST IN DEVELOPED AND UNDEVELOPED ACREAGE

     Developed acreage are those acres spaced or assignable to producing wells. Undeveloped acreage are those acres that do not currently have completed wells capable of producing commercial quantities of oil or natural gas, regardless of whether the acreage contains proved reserves. The following table sets forth our interest in developed and undeveloped acreage on December 31, 2000:

                                                          DEVELOPED ACREAGE   UNDEVELOPED ACREAGE
                                                          -----------------   --------------------
                                                           GROSS      NET       GROSS       NET
                                                          -----------------   --------------------
Texas...................................................   72,548    27,417     28,457     13,158
Louisiana...............................................   33,199    17,914     10,794      9,455
New Mexico..............................................   32,551    15,165      8,845      4,761
Mississippi.............................................    9,078     6,358      4,666      3,496
Nebraska................................................   21,491     9,195      9,218      2,536
Other...................................................   43,015    17,342      8,949      3,842
                                                          -----------------   --------------------
          Total.........................................  211,882    93,391     70,929     37,248
                                                          =================   ====================
Pro Forma U.S.(1).......................................  243,236   114,067     84,780     45,645
Addison Energy Inc. ....................................   27,672    23,994     38,947     28,795
                                                          -----------------   --------------------
          Total Pro Forma(2)............................  270,908   138,061    123,727     74,440
                                                          =================   ====================

---------------

(1) This data has been prepared on a pro forma basis to reflect the acquisition of the Graves Drilling properties and the STB Energy properties as if they had been acquired as of December 31, 2000.

(2) This data has been prepared on a pro forma basis to reflect the acquisition of the Graves Drilling properties and the STB Energy properties and Addison Energy Inc. as if they had occurred as of December 31, 2000.

     The primary terms of the oil and natural gas leases covering the majority of our undeveloped acreage expire at various dates, generally ranging from one to five years. We can retain our interest in undeveloped acreage by drilling activity that establishes commercial reserves sufficient to maintain these leases. Almost all of our undeveloped acreage is "held by production," which means that these leases are active as long as we produce oil or natural gas from the acreage. Upon ceasing production, these leases will expire.

SALES OF PRODUCING PROPERTIES AND UNDEVELOPED ACREAGE

     We evaluate our portfolio of properties on an ongoing basis to determine the economic viability of the properties and whether these properties enhance our objectives. During the course of normal business, we may dispose of producing properties and undeveloped acreage if we believe that it is in our best interest. We are in the process of divesting properties representing less than 5.0% of our proved reserves as of March 31, 2001.

     In 2000, we sold a portion of our interest in one group of producing oil and natural gas properties in Louisiana for $417,000 and a group of royalty interests in producing oil and natural gas properties located in various states for $491,000. In 1999, we received an unsolicited proposal to sell our interest in a property for approximately $20.1 million resulting in a net gain of approximately $5.6 million. In 1998, we had no material sales of producing properties.

PRODUCTS, MARKETS AND REVENUES

United States

     We produce oil, natural gas and NGLs. We do not refine or process the oil we produce. With the exception of our Black Lake field in Louisiana, we do not refine or process a significant volume of the natural gas or NGLs we produce. At the Black Lake field we operate a natural gas processing plant which is 100% dedicated to production from the field. In the past, we sold the oil we produced under short-term contracts at market prices where the producing properties were located, generally at F.O.B. field prices posted by the principal purchaser of oil in these areas. In 1999, we switched a majority of our contracts to New York Mercantile Exchange (NYMEX) based pricing, which is typically calculated as the average of the daily closing prices of quantities of oil and natural gas to be delivered one month in the future. NYMEX is a commodities exchange where most oil and natural gas futures contracts are traded in the U.S. Using NYMEX based pricing allows us to highly correlate changes in the price we receive for selling our oil and natural gas to changes in the value of any NYMEX based hedging agreements we may enter into. A high correlation between the product prices we receive and the amounts we pay or receive on our hedge agreements is necessary to avoid booking as expenses, on our consolidated statement of operations, unrealized hedge losses during the term of the hedge agreements, as required by Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

     We sell the natural gas we produce under short-term contracts. We sell the natural gas to transmission and utility companies that have pipelines in the vicinity of our producing properties or to companies that will construct pipelines to our properties. Our sales contracts are of a type common within the industry, and we negotiate a separate contract for each property. Typically, we negotiate sales contracts for terms ranging from day-to-day up to six months.

     We sell the NGLs we produce under both short-term and long-term contracts. We sell the NGLs to refiners and processors in the vicinity of our producing properties. Our sales contracts are of a type common within the industry, and we negotiate a separate contract for each property. Typically, the prices we receive are based on the Oil Price Information Service (OPIS) index, less transportation and fractionating fees.

     The availability of a ready market for oil, natural gas and NGLs and the prices of oil, natural gas and NGLs are dependent upon a number of factors that are beyond our control. These factors include, among other things:

     - the level of domestic production and economic activity generally;

     - the availability of imported oil and natural gas;

     - actions taken by foreign oil producing nations;

     - the availability of natural gas pipelines with adequate capacity and other transportation facilities;

     - the availability and marketing of other competitive fuels, fluctuating and seasonal demand for oil, natural gas and refined products; and

     - the extent of governmental regulation and taxation (under both present and future legislation) of the production, refining, transportation, pricing, use and allocation of oil, natural gas, refined products and substitute fuels.

Accordingly, in view of the many uncertainties affecting the supply and demand for oil, natural gas and refined petroleum products, we cannot accurately predict the prices or marketability of the oil, natural gas or NGLs from any producing well in which we have or may acquire an interest.

     We cannot assure you that we will be able to market all the oil, natural gas or NGLs we produce. If our oil, natural gas or NGLs can be marketed, we cannot assure you that we can negotiate favorable price and contractual terms. Changes in oil or natural gas prices may significantly affect our revenues, cash flows and the value of our oil and natural gas properties. Further, significant declines in the prices of oil or natural gas may have a material adverse effect on our business and on our financial condition.

     We engage in oil and natural gas production activities in areas where, from time to time, the supply of oil or natural gas available for delivery exceeds the demand. In this situation, companies purchasing oil or natural gas in these areas reduce the amount of oil or natural gas that they purchase from us. If we cannot locate other buyers for our production or for any of our newly discovered oil or natural gas reserves, we may shut-in our oil or natural gas wells for periods of time.

Canada

     Addison Energy's natural gas is marketed primarily through a negotiated contract with Keyspan Energy Canada Ltd. ("Keyspan"). Virtually all of Addison Energy's non-aggregator volumes are sold to Keyspan at the AECO daily spot price less a marketing fee of $0.005/gigajoules and actual transportation and fuel costs. All natural gas sales contracts can be terminated with 30 days notice. Specific details regarding natural gas marketing are as follows:

     - Rycroft production volumes, which are delivered onto the Northwestern Utilities Limited Grande Prairie system, are sold to Keyspan, less fuel, marketing, transportation and compression charges.

     - The Kiskatinaw production volumes are sold to Pan-Alberta at Gordondale. This well is on a netback price.

     - A portion of Garrington South and Pine Creek production volumes are sold to TransCanada Pipelines Limited under aggregation contracts. A small percentage of the Garrington South production volumes are sold to BP Amoco at the Alberta spot price less a $0.005/gigajoules marketing fee.

Addison Energy's NGLs are sold primarily to three different buyers. BP Amoco, Keyspan and Coast Energy Canada, Inc.

     - Volumes from certain locations are sold to BP Amoco at Edmonton average posting for propane and butane, less trucking, fractionation and handling.

     - Volumes from certain locations are sold to Keyspan at Edmonton average posting, less trucking, fractionation and handling.

     - Volumes from certain locations are sold to Coast Energy Canada, Inc. at a basket pricing mechanism based on Edmonton, Mount Belvieu, and Conway product pricing less trucking, fractionation and handling.

     Addison Energy sells the majority of its oil to the Canpet Energy Group Inc. Pricing under this contract is based on the higher of the Canpet netback price or the Edmonton average postings plus $0.13 per barrel. Applicable tariffs, trucking and equalization adjustments are then applied to the Edmonton pricing.

     We are in the process of taking over the marketing of production and will continue to explore selling our production to the best markets, whether those markets are in the United States or Canada.

     The following table sets forth the amount of our oil, natural gas and NGL sales and the percent of these sales to total oil, natural gas and NGL revenues for the periods indicated (in thousands):

                                                                                   PERCENT OF SALES TO TOTAL
                                                                      TOTAL OIL,      OIL, NATURAL GAS AND
                                                                       NATURAL            NGL REVENUES
                                                                       GAS AND     --------------------------
                                               NATURAL                   NGL                NATURAL
PERIOD ENDED                      OIL SALES   GAS SALES   NGL SALES     SALES       OIL       GAS       NGLS
-------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998....   $   634     $   751     $   --      $ 1,385       46%       54%       --
Year ended December 31, 1999....     3,711       1,583         --        5,294       70        30        --
Year ended December 31, 2000....    11,846      14,830      2,193       28,869       41        51         8
Year ended December 31, 2000 --
  Pro Forma(1)..................    28,492      33,485      5,837       67,814       42        49         9

---------------

(1) This data has been prepared on a pro forma basis to reflect the acquisition of the STB Energy properties and Addison Energy Inc. as if they had been acquired as of January 1, 2000.

     We are not presently obligated to provide a fixed and determinable quantity of oil, natural gas or NGLs under any existing contract or agreement.

CUSTOMERS

     During 2000, sales of oil and natural gas to three purchasers, Western Gas Resources, Inc., Plains All American, Inc. and ONEOK Gas Marketing, LLC accounted for 23.6%, 19.9% and 11.9%, respectively, of our total oil and natural gas revenues. If we were to lose any one of our oil and natural gas purchasers, the loss could temporarily cease or delay production and sale of our oil and natural gas in that particular purchaser's service area. Under current economic circumstances, however, if we were to lose a purchaser, we believe we could identify a substitute purchaser.

     During 1999, sales of oil and natural gas to two purchasers, Plains All American, Inc. and EOTT Energy Operating Limited Partnership accounted for 36% and 27%, respectively, of our total oil and natural gas revenues. During 1998, sales of oil and natural gas to two purchasers, EOTT Energy Operating Limited Partnership and Scurlock Permian LLC accounted for 17% and 10% of our total revenues.

     From time to time we may purchase all or a portion of the oil and natural gas production from our wholly-owned subsidiary, Addison Energy Inc., which may be delivered to us either in Canada or the United States.

COMPETITION

     The oil and natural gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources and staffs substantially larger than those available to us. As a result, our competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

     We are also affected by competition for drilling rigs and the availability of related equipment. Because of relatively high current oil and natural gas prices, the oil and natural gas industry is experiencing shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and caused significant price increases. We are unable to predict how long current market conditions will continue or what effect the competition will have on our development and exploitation program.

     Competition is also strong for attractive oil and natural gas producing properties, undeveloped leases and drilling rights, and we cannot assure you that we will be able to compete satisfactorily. Many major oil companies have publicly indicated their decisions to concentrate on overseas activities and have been actively marketing some of their existing producing properties for sale to independent producers. We cannot assure you that we will be successful in acquiring any of these properties.

GOVERNMENT REGULATION -- UNITED STATES

     From time to time political developments and federal and state laws and regulations affect our operations in varying degrees. Changes in price controls, taxes and other laws and regulations affect our oil and natural gas production, operations and economics.

     We review legislation affecting the oil and gas industry for amendments. The legislative review frequently increases our regulatory burden. The regulatory burden on the oil and natural gas industry increases our cost of doing business and affects our profitability. Because these rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with these laws. We cannot predict how existing regulations may be interpreted by enforcement agencies or the courts, whether amendments or additional regulations will be adopted, or what effect interpretations and changes may have on our business or financial condition.

     Matters subject to regulation include:

     - discharge permits for drilling operations;

     - drilling and abandonment bonds or other financial responsibility requirements;

     - reports concerning operations;

     - the spacing of wells;

     - unitization and pooling of properties; and

     - taxation.

  U.S. Federal Regulation

     Historically, interstate pipeline companies generally acted as wholesale merchants by purchasing natural gas from producers and reselling the natural gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (or FERC) issued a series of orders that have substantially impacted interstate natural gas pipeline operations, services and rates, and thus have significantly altered the marketing and price of natural gas. Order No. 636, issued in April 1992, is FERC's key rule making action to date. Order No. 636 required each interstate pipeline to unbundle its traditional bundled sales services, to create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and natural gas balancing services), and to adopt a new rate making methodology to determine appropriate rates for those services. To the extent a pipeline company or its sales affiliate makes natural gas sales as a merchant in the future, it does so using private contracts in direct competition with all other sellers, such as us. The order did not require pipeline companies and their affiliates to remain merchants of natural gas, and as a result most of the interstate pipeline companies have become transporters only. In subsequent orders, the FERC largely affirmed the major features of Order 636 and denied a stay of the implementation of the new rules pending judicial review. Order 636 has been implemented on every major interstate pipeline. Appellate review of Order 636 is largely complete and has not materially altered its effect.

     In recent years the FERC has pursued other important policy initiatives that could significantly affect the marketing of natural gas. Some of the more notable regulatory initiatives include:

     - a series of orders in individual pipeline proceedings that articulate a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the "spindown" of previously regulated gathering facilities to the pipeline's nonregulated affiliate);

     - the establishment and continuing evolution of standards of conduct for pipelines with marketing affiliates under Order No. 497;

     - the ongoing efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange;

     - efforts to refine the FERC's regulations that control operation of the secondary market for released pipeline capacity; and

     - a policy statement regarding market based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity.

Several FERC initiatives are intended to enhance competition in natural gas markets, but some may have the adverse effect. For instance, "spindowns" may actually increase the cost of doing business to some in the industry as a result of the monopolization of facilities by their new, unregulated owners. The FERC has attempted to address some of these concerns in its orders authorizing "spindowns," but it remains uncertain what effect these activities will have on access to markets and the cost of doing business. As to all of these recent FERC initiatives, the ongoing, or in some instances, preliminary nature of these regulatory initiatives makes it impossible at this time for us to predict their ultimate impact on our business.

     On February 9, 2000, the FERC issued Order No. 637 which amended certain regulations governing interstate natural gas transmission companies in response to the development of more competitive markets for natural gas and the transportation of natural gas. The purpose of Order No. 637 was to "fine tune" the open access regulations implemented by Order No. 636, in order to accommodate changes in the market which had occurred since the issuance of the order. Key provisions of Order No. 637 include: (1) waiving the price ceiling for short-term capacity release transactions until September 30, 2002, subject to review and possible extension of the program at that time; (2) permitting value-oriented peak/off peak rates to better allocate revenue responsibility between short-term and long-term markets; (3) permitting term-differentiated rates, in order to better allocate risks between shippers and the pipeline; (4) revising the regulations related to scheduling procedures, capacity, segmentation, imbalance management, and penalties (and requiring pipelines to file pro forma tariff sheets to demonstrate compliance with such rule changes);
(5) retaining the right of first refusal ("ROFR") and the five-year matching cap for long-term shippers at maximum rates, but significantly narrowing ROFR for customers that FERC does not deem to be captive; (6) adopting new web site reporting requirements that include daily transactional data on all firm and interruptible contracts, and daily reporting of scheduled quantities at points or segments. The final rule also requires the posting of corporate and pipeline organizational charts, names and job descriptions. The new reporting requirements became effective September 1, 2000.

     We directly and indirectly own natural gas facilities that we believe meet the traditional tests FERC has used to establish a company's status as a gatherer not subject to FERC jurisdiction under the Natural Gas Act of 1938. Moreover, recent FERC orders have been more liberal in their reliance upon or use of the traditional tests. In many instances, what was once classified as "transmission" may now be classified as "gathering." We transport our own natural gas through these facilities. We also transport a portion of our natural gas through gathering facilities owned by others, including interstate pipelines. Although these FERC orders have created the potential for increasing our natural gas shipping costs on third party gathering facilities, our shipping activities have not been materially affected by these orders.

  State Regulations

     The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Many states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of these wells. Many states restrict production to the market demand for oil and natural gas. Some states have enacted statutes prescribing ceiling prices for natural gas sold within their boundaries.

     The price we receive from the sale of oil and NGLs is affected by the cost of transporting products to market. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index these rates to inflation, subject to some conditions and limitations. The Railroad Commission of the State of Texas is considering adopting rules to prevent discriminatory transportation practices by intrastate natural gas gatherers and transporters by requiring the disclosure of rate information under varying conditions of service. We are not able to predict with certainty the effects, if any, of these regulations on our operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and NGLs.

  U.S. Federal Taxation

     The federal government may propose tax initiatives that affect us. We are unable to determine what effect, if any, future proposals would have on product demand or our results of operations.

  U.S. Environmental Regulation

     The exploration, development and production of oil and natural gas, including the operation of saltwater injection and disposal wells, is subject to various federal, state and local environmental laws and regulations. These laws and regulations can increase the costs of planning, designing, installing and operating oil and natural gas wells. Our domestic activities are subject to federal environmental laws and regulations, including, but not limited to:

     - the Oil Pollution Act of 1990 (OPA);

     - the Clean Water Act (CWA);

     - the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA);

     - the Resource Conservation and Recovery Act (RCRA);

     - the Clean Air Act (CAA); and

     - the Safe Drinking Water Act (SDWA).

     Our domestic activities are also controlled by state regulations promulgated under comparable state statutes. We also are subject to regulations governing the handling, transportation, storage and disposal of naturally occurring radioactive materials that are found in our oil and natural gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for the cleanup of pollution.

     Under OPA and CWA, our release of oil and hazardous substances in harmful quantities into or upon waters of the United States, adjoining shore lines and wetlands, and offshore areas could result in our being held responsible for the
(1) costs of remediating a release, (2) administrative and civil penalties or criminal fines, (3) OPA specified damages such as loss of use, and for natural resource damages. The extent of liability could be extensive depending upon the circumstances of the release. Liability can be joint and several and without regard to fault, although there may be some limitation on liability under OPA if there is no finding of willful negligence or misconduct related to the release. The CWA also may impose permitting obligations for certain discharges of pollutants and the CWA and state laws, such as the Texas Oil Spill Prevention and Response Act, impose requirements to develop Spill Prevention Control and Countermeasure Plans and Facility Response Plans to address potential discharges of oil in harmful quantities into or upon waters of the United States and adjoining shorelines.

     CERCLA and comparable state statutes, also known as Superfund laws, can impose joint, several and retroactive liability, without regard to fault or the legality of the original conduct, on specified classes of persons for the release of a "hazardous substance" into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions, and entities that arrange for the disposal of, treatment of, or transport of hazardous substances found at the site. Liability can arise from conditions on properties where operations are conducted and/or from conditions at third party disposal facilities where wastes from operations were sent. Although CERCLA, as amended, currently exempts petroleum, (including oil, natural gas and NGLs) from the definition of hazardous substance, some similar state statutes do not provide such an exemption. Additionally, our operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA and similar state statutes. We cannot assure you that the exemption will be preserved in any future amendments of the act.

     RCRA and comparable state and local programs impose requirements on the management, including treatment, storage and disposal, of both hazardous and nonhazardous solid wastes. We generate hazardous and nonhazardous solid waste in our routine operations. From time to time, proposals have been made that would reclassify certain oil and natural gas wastes, including wastes generated during pipeline, drilling and production operations, as "hazardous wastes" under RCRA, which would make these solid wastes subject to much more stringent handling, transportation, storage, disposal and clean-up requirements. This development could have a significant impact on our operating costs. While state laws vary on this issue, state initiatives to further regulate oil and natural gas wastes could have a similar impact on our operations.

     Oil and natural gas exploration and production, and possibly other activities, have been conducted at the majority of our properties by previous owners and operators. Materials from these operations remain on some of the properties and in some instances require remediation. In some instances we have agreed to indemnify the sellers of producing properties from whom we have acquired reserves against certain liabilities for environmental claims associated with the properties. We do not believe the costs to be incurred by us for compliance and remediating previously or currently owned or operated properties will be material, but we cannot guarantee that potential costs would not result in material expenditures.

     If in the course of our routine oil and natural gas operations, surface spills and leaks, including casing leaks of oil or other materials occur, we may incur penalties and costs for waste handling, remediation and third party actions for damages. Moreover, we are able to directly control the operations of only the wells that we operate. Notwithstanding our lack of control over wells owned by us but operated by others, the failure of the operator to comply with applicable environmental regulations may be attributed to us and may create legal liabilities for us.

     We do not anticipate that we will be required in the near future to expend amounts that are material in relation to our total capital expenditures program by reason of environmental laws and regulations, but inasmuch as these laws and regulations are frequently changed and interpreted, we are unable to predict the ultimate cost of compliance. We cannot assure you that more stringent laws and regulations protecting the environment will not be adopted or that we will not incur material expenses in complying with environmental laws and regulations in the future. If substantial liabilities to third parties or governmental entities were incurred, the payment of such claims may reduce or eliminate the funds available for project investment or result in loss of our properties. Although we maintain insurance coverage we consider to be customary in the industry, we are not fully insured against all of these risks, either because insurance is not available or because of high premium costs. Accordingly, we may be subject to liability or may lose substantial portions of properties due to hazards that cannot be insured against or have not been insured against due to prohibitive premium costs or for other reasons. The imposition of any of these liabilities on us may have a material adverse effect on our financial condition and results of operations.

CANADIAN LAWS AND REGULATIONS

  General

     The oil and natural gas industry is subject to extensive controls and regulation imposed by various levels of government. The provincial government of Alberta has legislation and regulations which govern land tenure, royalties, production rates, environmental protection, the prevention of waste and other matters. Although it is not expected that these controls and regulation will affect our operations in a manner materially different than they would affect other oil and gas companies of similar size, the controls and regulations should be considered carefully by investors in the oil and gas industry. Outlined below are some of the principal aspects of legislation and regulations governing the oil and gas industry. All current legislation is a matter of public record and we are unable to predict what additional legislation or amendments may be enacted.

  Pricing and Marketing -- Oil

     In Canada, producers of oil negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil. The prices we receive depend, in part, on oil type and quality, prices of competing fuels, distance to market, the value of refined products and the supply/demand balance and other contractual terms. Oil exports from Canada may be made pursuant to export contracts with terms not exceeding one year, in the case of light crude, and not exceeding two years, in the case of heavy crude, provided that an order approving any such export has been obtained from the National

Energy Board (NEB). Any oil export to be made pursuant to a contract of longer duration (to a maximum of 25 years) requires an exporter to obtain an export licence from the NEB and the issue of such a licence requires governmental approval.

  Pricing and Marketing -- Natural Gas

     In Canada, producers of natural gas also negotiate sales contracts directly with natural gas purchasers. The price of natural gas sold in intraprovincial, interprovincial and international trade is determined by negotiations between buyers and sellers. The price we receive depends, in part, on natural gas quality, prices of competing natural gas and other fuels, distance to market, access to downstream transportation, length of contract term, weather conditions, the supply/demand balance and other contractual terms. Natural gas exported from Canada is subject to regulation by the NEB and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts must continue to meet certain criteria prescribed by the NEB and the government of Canada. Natural gas exports for a term of less than two years or for a term of two to 20 years (in quantities of not more than 30,000 m(3)/day), must be made pursuant to a NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity, requires an exporter to obtain an export licence from the NEB and the issue of such a licence requires governmental approval.

     The provincial government of Alberta also regulates the volume of natural gas which may be removed from Alberta for consumption elsewhere, based on such factors as reserve availability, transportation arrangements and market considerations.

  Pipeline Capacity

     Although pipeline expansions are ongoing, the lack of firm natural gas pipeline capacity continues to affect the ability to produce and market natural gas production. The prorating of capacity on the interprovincial pipeline systems may also affect the ability to export oil.

  The North American Free Trade Agreement

     On January 1, 1994 the North American Free Trade Agreement, NAFTA, among the governments of Canada, the U.S. and Mexico became effective. NAFTA carries forward most of the material energy terms contained in the Canada-U.S. Free Trade Agreement. In the context of energy resources, Canada continues to remain free to determine whether exports to the U.S. or Mexico will be allowed, provided that any export restrictions do not:

     - reduce the proportion of energy resource exported relative to domestic use (based upon the proportion prevailing in the most recent 36 month period),

     - impose an export price higher than the domestic price, and

     - disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

  Land Tenure

     Oil and natural gas located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licences and permits for varying terms and conditions set forth in provincial legislation which may include requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are generally granted by lease on such terms and conditions as may be negotiated.

  Royalties and Incentives

     For crude oil, natural gas and related product production from Crown lands, the royalty regime is a significant factor in the profitability of such production operations. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee, although production from such lands is also subject to certain provincial taxes and royalties. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production. The rate of royalties payable generally depends in part on the type of product being produced, well productivity, geographical location and field discovery date.

     From time to time the provincial government of Alberta has established incentive programs for exploration and development. Such programs often provide for royalty reductions and royalty holidays, and are generally introduced when commodity prices are low. The programs are designed to encourage exploration and development activity by improving earnings and cash flow within the industry. The trend in recent years has been for provincial governments to allow such programs to expire without renewal, and consequently few such programs are currently operative.

     On October 13, 1992, the provincial government of Alberta implemented major changes in its royalty structure and created incentives for exploring and developing oil and natural gas reserves. The incentives created include: (i) a one year royalty holiday on new oil discovered on or after October 1, 1992; (ii) incentives by way of royalty holidays and reduced royalties on reactivated, low productivity, vertical re-entry and horizontal wells; (iii) introduction of separate par pricing for light/medium and heavy oil; and (iv) a modification of the royalty formula structure through the implementation of a the Third Tier Royalty with a base rate of 2% and a rate cap of 27% for oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30%. The old oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 39%.

     In Alberta, the royalty reserved to the Crown in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new gas, and between 15% and 35%, in the case of old gas, depending upon a prescribed or corporate average reference price.

     In Alberta, certain producers of oil or natural gas are also entitled to a credit against the royalties payable to the Alberta Crown by virtue of the Alberta royalty tax credit program, ARTC. The ARTC program is based on a price-sensitive formula, and the ARTC rate varies between 75%, at prices for oil below Cdn $100/m per cubic meter, and 25%, at prices above $210/m. The ARTC rate is applied to a maximum of $2,000,000 of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from companies claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The ARTC rate is established quarterly based on the average "par price," as determined by the Alberta Resource Development Department for the previous quarterly period. On December 22, 1997, the Government of Alberta gave notice that they intended to review the ARTC program with the objective of setting out better target objectives for a smaller program and to deal with administrative difficulties. On August 30, 1999 the Government of Alberta announced that it would not be reducing the size of the program, but that it would introduce new rules to reduce the number of persons who qualify for the program. The new rules will preclude companies that pay less than $10,000 in royalties per year and non-corporate entities from qualifying for the program.

     Crude oil and natural gas royalty holidays for specific wells and royalty reduction reduce the amount of Crown royalties paid by us to the provincial governments. The ARTC provides a rebate on Alberta Crown royalties paid in respect of eligible producing properties.

  Canadian Environmental Regulation

     The oil and natural gas industry is currently subject to environmental regulation pursuant to provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. As well, applicable environmental laws may impose remediation obligations with respect to property designated as a contaminated site upon certain responsible persons, which include persons responsible for the substance causing the contamination, persons who caused the release of the substance and any past or present owner, tenant or other person in possession of the site. Compliance with such legislation can require significant expenditures. A breach of such legislation may result in the imposition of material fines and penalties, the revocation of necessary licenses and authorizations and civil liability for pollution damage.

     In Alberta, environmental compliance is governed by the Alberta Environmental Protection and Enhancement Act, AEPEA. In addition to replacing a variety of older statutes which related to environmental matters, the AEPEA imposes certain new environmental responsibilities on oil and natural gas operators in Alberta and in certain instances also imposes greater penalties for violations.

     We will be taking such steps as required to ensure compliance with the AEPEA and similar legislation in other jurisdictions in which it operates. We believe that we are in material compliance with applicable environmental laws and regulations. We also believe that it is reasonably likely that the trend in environmental legislation and regulation will continue toward stricter standards.

TITLE TO OUR PROPERTIES

     When we acquire developed properties, we conduct a title investigation. However, when we acquire undeveloped properties, as is common industry practice, we usually conduct little or no investigation of title other than a preliminary review of local mineral records. We do conduct title investigations and, in most cases, obtain a title opinion of local counsel before we begin drilling operations. We believe that the methods we utilize for investigating title prior to acquiring any property are consistent with practices customary in the oil and natural gas industry and that our practices are adequately designed to enable us to acquire good title to properties. However, some title risks cannot be avoided, despite the use of customary industry practices.

     Our properties are generally burdened by:

     - customary royalty and overriding royalty interests;

     - liens incident to operating agreements; and

     - liens for current taxes and other burdens and minor encumbrances, easements and restrictions.

We believe that none of these burdens either materially detract from the value of our properties or materially interfere with property use in the operation of our business. Substantially all of our properties are pledged as collateral under our credit facility.

EMPLOYEES

     As of April 30, 2001, we employed 85 persons of which 27 were involved in field operations and 58 were engaged in office and administrative activities. None of our employees are represented by unions or covered by collective bargaining agreements. To date, we have not experienced any strikes or work stoppages due to labor problems, and we consider our relations with our employees to be good. We also utilize the services of independent consultants on a contract basis.

PROPERTIES

     We lease approximately 13,400 square feet of office space in Dallas, Texas, 7,450 square feet in Denver, Colorado, and 5,000 square feet in Calgary, Alberta for our corporate offices. The leases expire December 31, 2005, September 30, 2001, and July 31, 2001, respectively, and require monthly rental payments of approximately $16,700, $12,500 and $4,700, respectively. We consider this space adequate for our present needs. We also have small offices in Tyler, Texas and Tulsa, Oklahoma.

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

LEGAL PROCEEDINGS

     We are a defendant in an immaterial lawsuit and an arbitration proceeding. In our opinion, the final judgment or settlement, if any, which may be awarded with any suit or claim would not have a material adverse effect on our financial position.

                                   MANAGEMENT

     Our executive officers and directors and their respective positions, ages and background are set forth below:

     Douglas H. Miller, 53, became our Chairman and Chief Executive Officer in December 1997. Mr. Miller was Chairman of the Board and Chief Executive Officer of Coda Energy, Inc., an independent oil and gas company, from October 1989 until November 1997 and served as a director of Coda from 1987 until November 1997.

     T.W. Eubank, 58, became our President, Treasurer and a director in December 1997. Mr. Eubank was a consultant to various private companies from February 1996 to December 1997. Mr. Eubank served as President of Coda from March 1985 until February 1996. He was a director of Coda from 1981 until February 1996.

     J. Douglas Ramsey, Ph. D., 41, became our Chief Financial Officer and a Vice President in December 1997. Dr. Ramsey has been one of our directors since March 1998. Dr. Ramsey most recently was Financial Planning Manager of Coda and worked in various capacities for Coda from 1992 until 1997. Dr. Ramsey also taught finance at Southern Methodist University.

     Jeffrey D. Benjamin, 39, has been one of our directors since August 1998. He has been Co-Chief Executive Officer of U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc., an investment banking firm, since May 1998. From May 1996 to May 1998, Mr. Benjamin was Managing Director at UBS Securities LLC, a securities investment firm. From January 1996 to May 1996, Mr. Benjamin was a Managing Director at Bankers Trust Company, a financial services company.

     Earl E. Ellis, 59, has been one of our directors since March 1998. He served as a Director of Coda from 1992 until 1996. Currently, Mr. Ellis serves as a managing partner of the firm of Benjamin Jacobson & Sons, LLC, specialists on the New York Stock Exchange. He has been associated with Benjamin Jacobson & Sons, LLC since 1977.

     J. Michael Muckleroy, 71, has been one of our directors since March 1998. He is currently an independent oil and gas producer and acts as manager of his family's stock portfolios. Mr. Muckleroy served as President of Houston Natural Gas Liquids from 1984 until the end of 1985. From 1985 until his retirement in 1993, Mr. Muckleroy served as Chairman and Chief Executive Officer of Enron Liquid Fuels.

     Boone Pickens, 72, has been one of our directors since March 1998. Mr. Pickens is currently the Chairman of BP Capital LLC and Pickens Fuel Corp. He was the founder of Mesa Petroleum Co., an independent oil and natural gas exploration and production company, is a graduate of Oklahoma State University with a B.S. in geology and served as a director of Mesa from its inception. From 1956 to 1996, he served as Chairman and Chief Executive Officer of Mesa. Mr. Pickens served as a director of Pioneer Natural Resources Company, the successor to Mesa, from August 1997 to December 1998.

     Stephen F. Smith, 59, has been one of our directors since March 1998. Mr. Smith currently manages his personal venture capital investments. From 1980 to 1996, Mr. Smith was a co-founder, Executive Vice President and Chief Operating Officer of Sandefer Oil and Gas, Inc., an independent oil and gas exploration and production company. From 1996 until present, he has served as President of Energy Consolidation, Inc., a company which, through its subsidiary Onyx Engineering, Inc., provided engineering services to the refining and chemical industries. Prior to 1980, Mr. Smith was an Audit Partner with Arthur Andersen LLP.

     W. Andy Bracken, CPA, 36, joined us in October 1998 and became our Controller in April 2000. Mr. Bracken was a trust and operational internal auditor for Bank One, Louisiana, N.A. from April 1991 to April 1996 and NationsBank, N.A. from April 1996 to April 1997. He then served as an accounting manager for Bank One, Texas, N.A. from April 1997 to October 1998.

     Charles R. Evans, 47, joined us in February 1998, became a Vice President in March 1998, and was named our Chief Operating Officer in December 2000. Mr. Evans graduated from Oklahoma University with a B.S. degree in Petroleum Engineering in 1976. After working for Sun Oil Co., he joined TXO Production Corp. in 1979 and was appointed Vice President of Engineering and Evaluation in 1989 and Vice President of Engineering and Project Development for Delhi Gas Pipeline Corporation, a natural gas gathering, processing and marketing company, in 1990. Mr. Evans most recently was Director -- Environmental Affairs and Safety for Delhi until December 1997.

     Richard L. Hodges, 49, became one of our Vice Presidents in October 2000. He began his career with Texaco Inc. and has served in various land management capacities with several independent oil and gas company during the past 27 years. He most recently served as Vice President of Land for Central Resources, Inc. until the acquisition by EXCO of the Central properties in September 2000.

     John D. Jacobi, 47, became one of our Vice Presidents in February 1999. He co-founded Jacobi-Johnson Energy, Inc., an independent oil and natural gas producer, in 1991 and was its President until January 1997. He then served as its Vice President and Treasurer until May 8, 1998, when we purchased it.

     Daniel A. Johnson, 49, became one of our Vice Presidents in February 1999. In 1991, he co-founded Jacobi-Johnson Energy, Inc., an independent oil and natural gas producer. He served as its President from January 1997 until the company was sold to EXCO on May 8, 1998.

     Richard E. Miller, 47, became our General Counsel, General Land Manager and Secretary in December 1997 and became one of our Vice Presidents in July 2000. Mr. Miller was a senior partner and head of the Energy Section of Gardere & Wynne, L.L.P., a Dallas based law firm, from December 1991 to September 1994. Mr. Miller practiced law as a sole practitioner from September 1994 to December 1997.

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

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides compensation information for the fiscal years 1998, 1999 and 2000 for our Chief Executive Officer, Douglas H. Miller and the four most highly compensated executive officers other than Mr. D. H. Miller:
T.W. Eubank, J. Douglas Ramsey, Richard E. Miller and Charles R. Evans.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                         ANNUAL COMPENSATION                   AWARDS
                             --------------------------------------------   ------------
                                                                             SECURITIES
                             FISCAL                          OTHER ANNUAL    UNDERLYING       ALL OTHER
---------------------------  ------   ---------   --------   ------------   ------------   ---------------
Douglas H. Miller(1)(2)...    2000    $ 100,000   $ 20,000      $   --         10,000          $ 4,200
  Chairman and                1999    $ 100,000   $ 10,000      $   --         20,000          $ 2,000
  Chief Executive Officer     1998    $ 103,562   $ 10,000      $   --        250,000          $    --

T.W. Eubank(1)(2).........    2000    $ 100,000   $ 20,000      $   --         10,000          $ 4,000
  President and Treasurer     1999    $ 100,000   $ 10,000      $   --         20,000          $ 2,000
                              1998    $ 103,562   $ 10,000      $   --        100,000          $    --

J. Douglas Ramsey(2)......    2000    $ 100,000   $ 20,000      $   --         10,000          $ 4,200
  Vice President and          1999    $ 100,000   $ 10,000      $   --         20,000          $ 2,000
  Chief Financial Officer     1998    $ 100,000   $ 10,000      $   --         50,000          $    --

Richard E. Miller.........    2000    $ 125,000   $ 25,000      $   --         12,500          $ 4,200
  Vice President, Secretary   1999    $ 111,458   $ 11,146      $   --         21,146          $ 2,000
  and General Counsel         1998    $ 100,000   $ 10,000      $   --         50,000          $    --

Charles R. Evans..........    2000    $ 100,000   $ 20,000      $   --         10,000          $ 4,200
  Vice President and          1999    $ 100,000   $ 20,000      $   --         18,487          $ 2,000
  Chief Operating Officer     1998    $  84,872   $  8,520      $   --         50,000          $    --

---------------

(1) Includes $3,562 each for services rendered and not paid in 1997 to Messrs.
    D. H. Miller and Eubank. Their salaries for 1998 were $100,000. Includes salary deduction elections made under our 401(k) plan for salaried employees.

(2) Does not include options for 50,000 shares granted to each of Messrs. D. H. Miller, Eubank and Ramsey under the 1998 Director Compensation Plan.

(3) Includes our matching contributions under our 401(k) plan.

     The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees. It also does not include certain perquisites and other personal benefits, securities or property received by these executive officers, not material in amount.

BENEFICIAL OWNERSHIP

     This section contains shareholder information for persons known to us to be large shareholders (5% or more), and for our directors, and our executive officers.

     Ownership of our common stock is shown in terms of "beneficial ownership." A person generally "beneficially owns" shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

     In this prospectus, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him. Shares shown as beneficially owned by our executive officers include shares that they have the right to acquire by exercising options on or before June 30, 2001. The percentages shown in this prospectus compare the person's beneficially owned shares plus shares that can be acquired by that person from exercising options on or before June 30, 2001, with the total number of shares of our common stock outstanding on April 30, 2001 (6,929,097 shares) plus shares that can be acquired by that person from exercising options on or before June 30, 2001.

     Certain Shareholders

     The following table shows the beneficial ownership of our common stock as of April 30, 2001, and in the case of Douglas H. Miller, shares that also can be acquired by exercising options on or before June 30, 2001, for persons known to own five percent or more of our common stock.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER    PERCENT
------------------------------------------------------------  --------   --------
Ares Leveraged Investment Fund, L.P.........................  712,491      10.3%
Ares Leveraged Investment Fund II, L.P.
1999 Avenue of the Stars, #1900
Los Angeles, California 90067
Lord, Abbett & Co...........................................  670,700       9.7%
767 Fifth Avenue
New York, New York 10153
Douglas H. Miller...........................................  661,951       9.4%
EXCO Resources, Inc.
6500 Greenville Avenue, Suite 600, LB 17
Dallas, Texas 75206

Directors and Executive Officers

     The following table contains shareholder information for our directors and executive officers.

                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY
                                                                     OWNED
                                                              -------------------
NAME OF BENEFICIAL OWNER                                       NUMBER     PERCENT
------------------------------------------------------------  ---------   -------
Douglas H. Miller(1)........................................    661,951     9.4%
T.W. Eubank(2)..............................................    192,087     2.8%
J. Douglas Ramsey(3)........................................    135,629     1.9%
Jeffrey D. Benjamin(4)......................................     93,915     1.3%
Earl E. Ellis(5)............................................    256,064     3.7%
J. Michael Muckleroy (6)(7).................................    108,714     1.6%
Boone Pickens(6)............................................    142,464     2.0%
Stephen F. Smith(6).........................................     90,764     1.3%
Charles R. Evans(8).........................................     53,702      --(9)
Richard E. Miller(10).......................................     35,414      --(9)
All directors and executive officers as a group (14
  persons)..................................................  1,943,421    25.9%

---------------

 (1) Does not include 16,500 shares owned by The Miller Children's Trust of which Mr. D.H. Miller is neither the trustee nor the beneficiary. Includes 87,500 shares currently exercisable under the 1998 Stock Option Plan.

 (2) Includes 50,000 shares currently exercisable under the 1998 Stock Option Plan.

 (3) Includes 65,000 shares currently exercisable under the 1998 Stock Option Plan.

 (4) Excludes 200,000 shares held by OCM Principal Opportunities Fund, L.P. of which shares he disclaims beneficial ownership. Includes 37,500 shares currently exercisable under the 1998 Director Compensation Plan.

 (5) Includes 12,500 shares currently exercisable under the 1998 Director Compensation Plan.

 (6) Includes 37,500 shares currently exercisable under the 1998 Director Compensation Plan.

 (7) Includes 60,000 shares held by PaineWebber, Inc. Custodian for the benefit of Richard Sinz Marital Trust and PaineWebber, Inc. Custodian for the benefit of Dorothy Sinz, for both of which Mr. Muckleroy is trustee and beneficial owner.

 (8) Includes 200 shares held by Mr. Evans as custodian for his children. Includes 51,366 shares currently exercisable under the 1998 Stock Option Plan.

 (9) Less than 1%.

(10) Includes 33,698 shares currently exercisable under the 1998 Stock Option Plan.

OPTION GRANTS IN FISCAL 2000

                                                             INDIVIDUAL GRANTS
                                  -----------------------------------------------------------------------
                                                        % OF TOTAL
                                      NUMBER OF          OPTIONS
                                      SECURITIES        GRANTED TO    EXERCISE                 GRANT DATE
                                  UNDERLYING OPTIONS   EMPLOYEES IN   PRICE PER   EXPIRATION    PRESENT
NAME                                  GRANTED(1)       FISCAL YEAR      SHARE        DATE       VALUE(2)
--------------------------------  ------------------   ------------   ---------   ----------   ----------
Douglas H. Miller...............        10,000             2.4%       $ 15.125     12/05/10     $ 72,600
T. W. Eubank....................        10,000             2.4%       $ 15.125     12/05/10     $ 72,600
J. Douglas Ramsey...............        10,000             2.4%       $ 15.125     12/05/10     $ 72,600
Richard E. Miller...............        12,500             3.0%       $ 15.125     12/05/10     $ 90,750
Charles R. Evans................        10,000             2.4%       $ 15.125     12/05/10     $ 72,600

---------------

(1) These options were granted on December 5, 2000, and become exercisable for 25% of the shares on December 5, 2000, 25% on December 5, 2001, 25% on December 5, 2002, and 25% on December 5, 2003. If a change in control occurs, the options become exercisable in full.

(2) We calculated this amount using the Black-Scholes option pricing model, a complex mathematical formula that uses six different market-related factors to estimate the value of stock options. The factors are the fair market value of the stock at date of grant, option exercise price, option term, risk-free rate of return, stock volatility and dividend yield. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period. The actual value, if any, an executive realizes will depend on whether the stock price at exercise is greater than the grant price, as well as the executive's continued employment through the three-year vesting period and the 10-year option term. The following assumptions were used to calculate the Black-Scholes value:

Fair market value of stock at date of    =    $15.125 for options granted on December
  grant                                         5, 2000
Option exercise price                    =    $15.125 for options granted on December
                                                5, 2000
Option term                              =    10 years
Risk-free rate of return                 =    Based on 10-year U.S. Treasury Notes
Company stock volatility                 =    Based on daily stock prices from
                                                January 1, 1998 through December 31,
                                                2000
Company dividend yield                   =    0%
Calculated Black-Scholes value           =    $7.26 per option for those granted on
                                                December 5, 2000

     There is no assurance that the value received by the named executive officers or our shareholders will be at or near the estimated value derived by the Black-Scholes model.

OPTION VALUES AT FISCAL YEAR END

     The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by Messrs. D. H. Miller, Eubank, Ramsey,
R. E. Miller, and Evans as of December 31, 2000. This table also shows the value on that date of their "in-the-money" options, which is the positive spread, if any, between the exercise price of existing stock options and $15.125 per share (the closing market price of our common stock on December 31, 2000).

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         ACQUIRED                    OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                            ON      VALUE REALIZED   ---------------------------   ---------------------------
NAME                     EXERCISE       (LOSS)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  --------   --------------   -----------   -------------   -----------   -------------
Douglas H. Miller......     --            --           85,000         92,500        $ 794,688      $ 820,625
T. W. Eubank...........     --            --           47,500         55,000        $ 433,750      $ 461,688
J. Douglas Ramsey......     --            --           62,500         42,500        $ 577,500      $ 339,375
Richard E. Miller......     --            --           51,198         32,448        $ 463,015      $ 225,515
Charles R. Evans.......     --            --           49,244         29,243        $ 450,100      $ 211,966

                          DESCRIPTION OF CAPITAL STOCK

     Our articles of incorporation permit the issuance of up to 25,000,000 shares of common stock and 10,000,000 shares of preferred stock. Upon the
completion of this offering,           shares of our common stock and up to
          shares of preferred stock will be outstanding. The following description of our capital stock is intended to be a summary, and you should read it in conjunction with our amended and restated articles of incorporation filed with the SEC.

COMMON STOCK

     Under our articles of incorporation, we may issue 25,000,000 shares of common stock, with a par value of $0.02 per share. As of the record date of this
offering there were approximately           shares outstanding. All shares of
our common stock have one vote per share. Shareholders may not utilize cumulative voting for the election of directors. The vote or concurrence of two-thirds of the outstanding voting shares of our common stock is necessary to effectuate:

     - any amendment to the articles of incorporation;

     - the approval of any merger or consolidation;

     - any distributions associated with a partial liquidation;

     - any sale, lease, exchange or other disposition not in the ordinary course of business of all, or substantially all, of our property or assets; or

     - our dissolution.

     Shareholders of our common stock may receive dividends, when and as declared by the board of directors, if funds are legally available for the payment of dividends. Shares of our common stock have no preemptive, conversion, sinking fund, redemption or similar provisions. In the event of our liquidation, shareholders of our common stock participate on a pro rata basis in the distribution of any of our assets that are remaining after the payment of liabilities and any liquidation preference on outstanding shares of convertible preferred stock. All outstanding shares of our common stock are fully paid and nonassessable.

     We have reserved a total of 2,200,000 shares of our common stock for issuance under our 1998 Stock Option Plan. As of April 30, 2001, 394,084 shares remain available for grants of stock options. We have reserved 200,000 shares for issuance upon the exercise of an outstanding stock purchase warrant. We are also obligated to issue an indeterminate number of shares of our common stock reserved for Addison Energy Inc.'s management team under a management incentive compensation plan.

PREFERRED STOCK

     Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock. We may issue the preferred stock in series, and the shares of each series shall have rights and preferences as designated by the resolution of the board of directors. In the designation of any series of preferred stock, the board of directors has authority, without further action by the holders of our common stock, to fix the number of shares constituting that series and to fix the dividends rights, dividend rate, conversion rights, terms of redemption and the liquidation preferences of that series of preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

     We have one designated series of preferred stock, the convertible preferred stock offered in connection with this rights offering. There are currently no shares of preferred stock outstanding, however, we have reserved shares of preferred stock for issuance in this offering. The material terms and provisions of the convertible preferred stock are summarized below under the heading "Description of the Convertible Preferred Stock." The voting rights of the convertible preferred stock are identical to the voting rights of our common stock, except with respect to class voting rights under state law. Under the TBCA, class voting is required in connection with certain amendments of a corporation's charter, a merger or consolidation requiring shareholder approval (if the plan of merger or consolidation contains any provision which if contained in a charter amendment would require class voting) and certain sales of all or substantially all of the corporation's assets.

TEXAS LAW AND CERTAIN CORPORATE PROVISIONS

     We are subject to the provisions of Article 13 of the Texas Business Corporation Act. This statute prohibits a publicly-held Texas corporation from engaging in selected types of business combinations with an affiliated shareholder for a period of three years after the date of the transaction in which the person becomes an affiliated shareholder. An otherwise prohibited business combination is permissible if:

     - prior to the date at which the shareholder became an affiliated shareholder, the board of directors approved either the business combination or the transaction in which the person becomes an affiliated shareholder; or

     - the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation approve the business combination, excluding shares held by the affiliated shareholder, at a meeting of the shareholders held six months after the date on which the person became an affiliated shareholder.

     An affiliated shareholder is a person who, together with or through affiliates and associates, beneficially owns or within the preceding three-years, was the beneficial owner of 20% or more of our outstanding voting stock. Article 13 defines a business combination to include any merger, share exchange, conversion, asset based transaction, or other transaction that results in a financial benefit to the affiliated shareholder or an associate or affiliate of the affiliated shareholder.

LIMITATIONS ON LIABILITY

     As authorized by Article 1301-7.06 of the Texas Miscellaneous Corporation Laws Act, our articles of incorporation provide, that to the fullest extent permitted by Texas law, our directors will have no personal liability to us or our shareholders for monetary damages for breach or alleged breach of the directors' duty of care. This provision in the articles of incorporation will not eliminate the directors' liability resulting from suits by third parties, and does not affect our ability or the ability of our shareholders to obtain equitable remedies. Each director will continue to be subject to liability for:

     - a breach of a director's duty of loyalty;

     - an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

     - a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

     - an act or omission for which the liability of a director is expressly provided for by statute; or

     - an act related to an unlawful share repurchase or payment of a dividend.

                 DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK

GENERAL

     The following description is a summary of the material provisions of our convertible preferred stock and the statement of designation relating to our convertible preferred stock. It does not restate the statement of designation in its entirety. We urge you to read the statement of designation relating to our convertible preferred stock because the statement of designation, and not this description, defines your rights as a holder of our convertible preferred stock. The statement of designation is included as an exhibit to the registration statement that includes this prospectus. You should also refer to "Where You Can Find More Information."

     The statement of designation designates           shares of our preferred
stock as "  % convertible preferred stock," and fixes an original liquidation
preference of $     per share. The transfer agent for our convertible preferred stock will be Continental Stock Transfer & Trust Company.

RANKING

     The convertible preferred stock will, with respect to dividends and the distribution of assets upon our liquidation, dissolution or winding up of our company, rank:

     - junior to all of our existing and future indebtedness and other obligations;

     - senior to our common stock; and

     - senior to any other classes of our common stock or series of our
       preferred stock that we may establish after             , 2001. We will
       not issue any senior or pari passu class of capital stock after
                   , 2001 without the majority consent of the holders of the convertible preferred stock.

DIVIDENDS

     If the board of directors declares a dividend on our convertible preferred stock out of our legally available funds, holders of our convertible preferred stock will be entitled to receive cumulative dividends from the issue date of
our convertible preferred stock accruing at the rate of   % per share of
convertible preferred stock per year, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. If any dividend payment date is not a business day, the dividend will be paid on the next business day. The record date for determining shareholders who are eligible to receive the dividends will be fifteen days prior to the dividend payment date. Holders of shares of our convertible preferred stock at 5:00 p.m., New York time, on this record date will be entitled to receive the dividend payable on such shares on the dividend payment date, even if such shares are converted into shares of our common stock following the record date. Upon the conversion of any shares of our convertible preferred stock, the holder of such shares will also be entitled to receive an amount in cash equal to all dividends

(whether or not authorized or declared) accumulated but unpaid on such shares of convertible preferred stock, up to and including the last record date on which the holder held the shares. This cash amount will be paid to the holder of the shares of our convertible preferred stock on or before the fifth business day after the effective date of such conversion. Dividends will be paid in cash. The
first dividend payment will be payable on             , 2001.

     Dividends on the convertible preferred stock will be cumulative from the date the shares of convertible preferred stock are issued, and will accumulate on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable. Additional
dividends will accumulate at   % of the initial stated dividend rate of   % (or
  %) of the convertible preferred stock on the amount of any dividends that are not timely paid. Our board of directors will determine when any accrued but
unpaid dividends will be paid. However, on             , 2003, all accumulated
but unpaid dividends on the outstanding shares of convertible preferred stock will be paid to the holders of the convertible preferred stock. No additional dividends will accrue during an accrual period.

     As long as any shares of convertible preferred stock are outstanding, we may not declare, pay or set apart for payment any dividends, distributions or other payments, including payments for repurchase, redemption or retirement, on any junior or pari passu securities unless we have declared and paid all accumulated dividends on our convertible preferred stock.

LIQUIDATION PREFERENCE

     If we liquidate, dissolve or wind up prior to             , 2003,
shareholders of our convertible preferred stock will be entitled to receive
accumulated, unpaid dividends and a liquidation preference of $     per share of
their shares out of our available assets before any payments are made on our junior securities. If liquidation payments are not made in full on the outstanding convertible preferred stock, we will make distributions ratably on our convertible preferred stock. After the shareholders of our convertible preferred stock are paid the full amount of their accumulated dividends and the stated value of their shares, these shareholders will not be entitled to any further liquidation distributions.

CONVERSION

     Each share of our convertible preferred stock is convertible into one share of our common stock, subject to adjustment as described below. Each shareholder may convert his or her shares of convertible preferred stock into our common stock at any time. All outstanding shares of convertible preferred stock will be
converted into our common stock on             , 2003.

     The conversion ratio is one share of convertible preferred stock for one share of our common stock. The conversion ratio will be subject to adjustment if certain events occur, including:

     - the payment of dividends (and other distributions) in our common stock on the outstanding shares of our common stock;

     - subdivisions, combinations, and reclassifications of our common stock;

     - the issuance of our common stock at a price per share less than the then-current market price, or the issuance of securities convertible into or exchangeable for shares of our common stock at a conversion price less than the then-current market price, of our common stock; and

     - our declaration, ordering, paying or making a dividend or distribution on our common stock, other than regular quarterly cash dividends on our
       common stock in an aggregate amount not to exceed      % of net income
       from continuing operations before extraordinary items during the period
       commencing on           , 2001, and ending on the date such dividend is
       paid.

     In the case of any reorganization or reclassification of outstanding shares of our common stock, other than a reclassification described above, any consolidation or merger that we are a party to, or the transfer of substantially all of our assets, each share of convertible preferred stock then outstanding would become convertible only into the kind and amount of securities, cash and other property that is receivable upon the occurrence of such event by a holder of the number of shares of our common stock that the shares of convertible preferred stock were convertible into immediately prior to the event.

     No fractional shares of our common stock will be issued upon conversion of the convertible preferred stock. Instead, we will pay a cash adjustment for any fractional share.

VOTING RIGHTS

     Holders of the convertible preferred stock will have the right to vote on all matters that the holders of our common stock vote on, voting together with the holders of our common stock as one class. Each share of convertible preferred stock will be entitled to one vote. In addition, the convertible preferred stock will have class voting rights required by state law. As noted above, the TBCA mandates class voting in connection with certain amendments of a corporation's charter, a merger or consolidation requiring shareholder approval (if the plan of merger or consolidation contains any provision which if contained in a charter amendment would require class voting) and certain sales of all or substantially all of the corporation's assets.

TRANSFER AGENT, PAYING AGENT, CONVERSION AGENT

     We have initially appointed the transfer agent, Continental Stock Transfer & Trust Company, to act as the paying agent and conversion agent for our convertible preferred stock. At any time, we may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents, provided that until the convertible preferred stock has been delivered to us for cancellation, or moneys sufficient to pay the liquidation preference and accumulated dividends and liquidated damages, if any, on the convertible preferred stock have been made available for payment and either paid or returned to us as provided in the certificate of designation, we will maintain an office or agency in New York, New York for surrender of convertible preferred stock for conversion. All moneys deposited with any paying agent or held by us in trust for the payment of the liquidation preference and any dividends on any shares of the convertible preferred stock that remain unclaimed at the end of two years after this payment has become due and payable will be repaid to us, and the holder of those shares of the convertible preferred stock will only be entitled to look to us for payment.

REPORTS

     So long as any shares of the convertible preferred stock are outstanding, we will furnish to the holders of the convertible preferred stock:

     - all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K and, with respect to the annual information only, a report by our certified independent accountants, and

     - all information that would be required to be contained in a current report on Form 8-K.

     In the event we have filed any of these reports with the SEC, we will only furnish the report to holders who request a copy of the report.

REISSUANCE

     Shares of the convertible preferred stock that are converted into our common stock or otherwise acquired by us will assume the status of authorized but unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, but not as the convertible preferred stock.

NO REDEMPTION RIGHTS

     We can neither force redemption of our convertible preferred stock, nor can holders of our convertible preferred stock require us to redeem their shares.

                              SELLING RIGHTHOLDERS

     This prospectus covers offers and sales of rights from time to time by each of the individuals named below. This prospectus does not cover offers and sales of shares of convertible preferred stock issued to a named individual upon exercise of his basic subscription privilege or his oversubscription privilege.

     The names of the selling rightholders and the position, office or other material relationship which each has had with us in the past three years are as follows:

NAME                                                        POSITION
-------------------------------------------------------------------------------------
Douglas H. Miller........................   Chairman and Chief Executive Officer
                                            since December 19, 1997
T.W. Eubank..............................   President and Director since December 19,
                                              1997
J. Douglas Ramsey........................   Chief Financial Officer and Vice
                                            President since December 1997 and
                                              Director since March 31, 1998
Jeffrey D. Benjamin......................   Director since August 1998
Earl E. Ellis............................   Director since March 31, 1998
J. Michael Muckleroy.....................   Director since March 31, 1998
Boone Pickens............................   Director since March 31, 1998
Stephen F. Smith.........................   Director since March 31, 1998
W. Andy Bracken..........................   Controller since April 2000
Charles R. Evans.........................   Vice President since March 1998 and Chief
                                              Operating Officer since December 2000
Richard L. Hodges........................   Vice President since October 2000
John D. Jacobi...........................   Vice President since February 1999
Daniel A. Johnson........................   Vice President since February 1999
Richard E. Miller........................   General Counsel, General Land Manager and
                                              Secretary since December 1997 and Vice
                                              President since July 2000

     The following table lists:

     - the name of each selling rightholder;

     - the number of shares of our common stock owned by each selling rightholder before this rights offering;

     - the number of shares of our common stock to be owned by each selling rightholder if all rights are exercised and all of the shares of convertible preferred stock are converted, including shares of our common stock issuable upon the exercise of stock options within or before June 30, 2001; and

     - the percentage of outstanding common stock owned by the selling rightholder after the rights offering.

     The information below is as of the date of this prospectus and has been furnished by the respective selling holders.

                                         NUMBER OF      NUMBER OF RIGHTS   NUMBER OF SHARES   PERCENTAGE OF
                                       SHARES OWNED        OR SHARES         OWNED AFTER       OUTSTANDING
                                        BEFORE THIS     BEING REGISTERED     THIS RIGHTS         COMMON
NAME OF SELLING RIGHTHOLDER           RIGHTS OFFERING      FOR RESALE        OFFERING(1)        STOCK(1)
------------------------------------  ---------------------------------------------------------------------
Douglas H. Miller...................                                                                   %
T.W. Eubank.........................
J. Douglas Ramsey...................
Jeffrey D. Benjamin.................
Earl E. Ellis.......................
Richard E. Miller...................
J. Michael Muckleroy................
Boone Pickens.......................
Stephen F. Smith....................
W. Andy Bracken.....................
Charles R. Evans....................
Richard L. Hodges...................
John D. Jacobi......................
Daniel A. Johnson...................
Richard E. Miller...................
                                      ---------------------------------------------------------------------
          TOTAL.....................                                                                   %
                                      =====================================================================

---------------

(1) Assumes all rights are exercised pursuant to their basic subscription privilege and all of the shares of the convertible preferred stock are converted.

(2) For the purposes of our compliance with the Securities Act disclosure requirements, we have assumed that the maximum amount of convertible preferred stock that may be acquired by our existing shareholders will be acquired, offered and sold.

                              PLAN OF DISTRIBUTION

     We are offering shares of the convertible preferred stock to you through this rights offering. The rights may be offered and sold from time to time by the selling rightholders we have identified in this prospectus. The selling rightholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market (or other market on which the rights and the shares of convertible preferred stock are listed or otherwise qualified for trading), at the market price at the time of the sale or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods:

     - purchases by a broker-dealer as principal and resale by that broker or dealer for its account;

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

     - block trades in which a broker-dealer will attempt to sell the rights or shares of the convertible preferred stock as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

DEALER MANAGER ARRANGEMENT

     The shares of convertible preferred stock offered pursuant to this rights offering are being offered by us directly to shareholders of our common stock.

     We have retained A.G. Edwards & Sons, Inc., CIBC World Markets Corp., Brean Murray & Co., Inc., Frost Securities, Inc. and C.K. Cooper & Company, Inc. to act on a best efforts basis as the dealer managers in connection with this rights offering. The dealer managers will provide marketing assistance in connection with the rights offering and will solicit the exercise of rights by holders.

     In connection with this offering, we have agreed to pay the dealer managers an aggregate of $2.0 million in fees. In addition to these fees, we have agreed to pay the dealer managers $0.50 for each share of convertible preferred stock that they place after the expiration of the subscription period. Additionally, the dealer managers will be compensated for rights exercised as a result of their marketing efforts. We have also agreed to reimburse the dealer managers' expenses.

     The dealer managers may be deemed to be underwriters under the Securities Act, and therefore, the fees to be paid to the dealer managers may be deemed to be underwriting fees and commissions.

     Under agreements which we may enter into, the dealer managers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     None of the dealer managers have prepared any report or opinion constituting a recommendation or advice to us or to our shareholders, nor have the dealer managers prepared an opinion as to the fairness of the subscription price or the terms of this rights offering. None of the dealer managers express an opinion nor make any recommendation to shareholders as to the purchase by any person of any shares. None of the dealer managers express an opinion as to the prices that the rights, the shares of the convertible preferred stock or, ultimately, our common stock to be distributed in connection with this rights offering, may trade for if and when they are issued or at any future time.

     Other than the dealer managers, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with this rights offering. Our employees may solicit responses from shareholders, but these employees will not receive any commissions or compensation for these services other than their normal employment compensation.

     The dealer managers may engage in stabilizing transactions in accordance with Regulation M under the Exchange Act. Regulation M permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Such stabilizing transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Affiliates of the dealer managers may perform in the future other financial advisory and investment and commercial banking services for us, for which such parties may in the future receive compensation.

SELLING RIGHTHOLDERS

     In effecting sales, broker-dealers engaged by selling rightholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling rightholders in amounts to be negotiated prior to the sale. Those selling rightholders who may be deemed "underwriters" within the meaning of the Securities Act, including our affiliates, will have to deliver a prospectus to any purchaser in connection with the resale of any rights.

     Underwriters or agents may receive compensation from the selling rightholders or from purchasers of the rights and shares of the convertible preferred stock if they sell rights and shares of the convertible preferred stock covered by this prospectus, in the form of discounts, concessions or commissions. Underwriters may sell rights and shares of convertible preferred stock to or through dealers and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of rights and shares of the convertible preferred stock may be deemed to be underwriters, and any discounts or commissions received by them from the selling rightholders and any profit on the resale of rights and shares of convertible preferred stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. We and the selling rightholders cannot presently estimate the amount of compensation.

     Selling rightholders may also convey, without charge or other form of compensation, their rights to other nonaffiliated third parties.

     We know of no other existing arrangements between any selling rightholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of convertible preferred stock.

     We will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of rights and shares of convertible preferred stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

     In order to comply with certain states' securities laws, if applicable, the rights and shares of convertible preferred stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the rights and shares of convertible preferred stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This section is a summary of the material U.S. federal income tax consequences of this offering to holders of our common stock upon the distribution of rights to purchase shares of our convertible preferred stock, and to those rightholders who exercise or sell their rights. This section also summarizes the material U.S. federal income tax consequences of holding, converting or selling our convertible preferred stock acquired upon the exercise of such rights, and of holding or selling our common stock acquired upon the conversion of our convertible preferred stock. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change prospectively or retroactively.

     This discussion is limited to U.S. persons who hold the rights, any shares of our convertible preferred stock acquired upon the exercise of such rights, and any shares of our common stock acquired upon the conversion of our convertible preferred stock as capital assets (generally, property held for investment). This discussion does not include any tax consequences under state, local and foreign law. Financial institutions, broker-dealers, nominee holders of our common stock, life insurance companies, tax-exempt organizations and possibly other types of taxpayers may be subject to special provisions of the tax law or subject to other tax considerations not discussed below.

     You should consult your own tax advisors concerning your tax situation or special tax considerations that may apply to you, including foreign, state and local laws that may apply.

DISTRIBUTION OF RIGHTS TO HOLDERS OF OUR COMMON STOCK

     You should not recognize taxable income solely as a result of receiving the rights from us. Based upon discussions with our financial and tax advisors, we do not believe that our distribution of the rights to you is a taxable event. However, the Internal Revenue Service may view the rights distribution as a dividend to our shareholders, in which case you would be required to include in taxable income the fair market value of the rights you receive. Because we believe that the shares of convertible preferred stock that are subject to the rights are priced at their fair market value, and because you may exercise the rights for a period of only 30 days, we believe that the fair market value of the rights will be less than $1.00 per share. Therefore, even if our distribution of the rights to you is viewed as a taxable event, your taxable income resulting from the distribution would be insubstantial.

TAX BASIS OF RIGHTS

     If our distribution of the rights to you is not viewed as a taxable event and you sell or exercise the rights, the tax basis of your rights should be zero unless either (1) the fair market value of your rights on the date of their distribution is 15% or more of the fair market value of the shares of our common stock you hold on the date of the rights distribution, or (2) you elect, with your federal income tax return for this year, to allocate the tax basis of your shares of our common stock to the rights, in which case the tax basis of your shares of our common stock should be allocated between your stock and the rights in proportion to their fair market values as of the date of the rights distribution. Because we believe that the shares of convertible preferred stock that are subject to the rights are priced at their fair market value, and because you may exercise the rights for a period of only 30 days, we believe that the fair market value of the rights will be less than $1.00 per share, and accordingly that their fair market value will not exceed 15% or more of the fair market value of your shares of our common stock.

     If our distribution of the rights to you is viewed as a taxable event, your tax basis in the rights would be equal to their fair market value as of the date of the distribution (which we believe to be less than $1.00 per share).

HOLDING PERIOD OF RIGHTS

     If our distribution of the rights to you is not viewed as a taxable event, your holding period with respect to the rights you receive will include the time before the rights distribution during which you have held your shares of our common stock.

     If our distribution of the rights to you is viewed as a taxable event, your holding period with respect to the rights you receive will begin the day after the rights distribution.

EXERCISE OF THE RIGHTS/BASIS AND HOLDING PERIOD OF THE CONVERTIBLE PREFERRED
STOCK

     You should not recognize any gain or loss upon your exercise of the rights. Your basis in the convertible preferred stock acquired through your exercise of rights should be equal to your basis in the rights, if any, plus the subscription price you paid for the convertible preferred stock. The holding period for this convertible preferred stock should begin on the date you exercise the rights.

SALE OF SHARES OF CONVERTIBLE PREFERRED STOCK

     If you exercise the rights and acquire shares of our convertible preferred stock, you should recognize capital gain or loss upon the sale of these shares in an amount equal to the difference between the amount realized and your basis in the shares. The capital gain or loss should be long-term if you have held such shares for more than one year (determined by reference to your holding period with respect to such shares). Generally, long-term capital gains recognized by individuals are taxable at a maximum rate of 20%, and long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our convertible preferred stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains generally are taxed at the rates applicable to ordinary income. Your ability to use any capital losses is subject to substantial restrictions.

     If our distribution of the rights to you is not viewed as a taxable event, a portion of your capital gain on the sale of such shares, up to the fair market value of the rights at the time of their distribution to you, may be treated and taxed as ordinary income. Because we believe that the shares of convertible preferred stock that are subject to the rights are priced at their fair market value, and because you may exercise the rights for a period of only 30 days, we believe that the fair market value of the rights will be less than $1.00 per share. Accordingly, a portion of your capital gain on the sale of such shares (equal to the difference between the fair market value of the rights at the time of their distribution and your tax basis in the rights) could be taxed as ordinary income.

SALE OF THE RIGHTS

     If you sell the rights before exercise, then you should recognize capital gain or loss equal to the difference between the sale proceeds and your basis, if any, in the rights sold. If you have held the rights for one year or less, your capital gain or loss will be short-term. Short-term capital gains generally are taxed at the rates applicable to ordinary income. Your ability to use any capital losses is subject to substantial restrictions.

     If our distribution of the rights to you is not viewed as a taxable event, your capital gain on the sale of such rights may be treated and taxed as ordinary income.

LAPSE OF THE RIGHTS

     If our distribution of the rights to you is not viewed as a taxable event and the rights lapse before you exercise or sell or otherwise dispose of such rights, then you should not recognize any capital loss, and there should be no tax effect on the basis of your shares of our common stock.

     If our distribution of the rights to you is viewed as a taxable event and the rights lapse before you exercise or sell or otherwise dispose of such rights, then you should recognize capital loss equal to your basis in the rights, if any. If you have held the rights for one year or less, your capital loss will be short-term. Your ability to use any capital losses is subject to substantial restrictions.

DIVIDENDS ON SHARES OF CONVERTIBLE PREFERRED STOCK

     If you exercise the rights to acquire shares of our convertible preferred stock and we subsequently make distributions on such stock, you should recognize taxable ordinary dividend income to the extent of our current and accumulated earnings and profits that are allocable to your shares of convertible preferred stock for the amount of cash and the fair market value of any other property received by you as a distribution on your shares of convertible preferred stock. These dividends may be eligible for the dividends received deduction allowed to corporations under the federal tax code provided you meet the requirements described therein. The amount of the distribution in excess of our current and accumulated earnings and profits should reduce your tax basis in your shares of convertible preferred stock until your basis is reduced to zero, and any excess should be treated as a capital gain.

RECEIPT OF OUR COMMON STOCK UPON CONVERSION OF CONVERTIBLE PREFERRED STOCK

     You should not recognize any taxable income solely as a result of your conversion of shares of convertible preferred stock into shares of our common stock, except to the extent of any dividends paid or deemed to be paid upon the conversion and any cash you receive in lieu of fractional shares. Your basis and holding period in our common stock received should be the same as your basis and holding period in the convertible preferred stock you converted.

     Any cash you receive in lieu of fractional shares upon your conversion of shares of our convertible preferred stock into shares of our common stock should be recognized as capital gain in an amount equal to the difference between the amount of such cash and your basis in the fractional shares you otherwise would have received. If you have held your shares of our convertible preferred stock for more than one year (determined by reference to your holding period with respect to such stock), your capital gain or loss will be long-term. Generally, long-term capital gains recognized by individuals are taxable at a maximum rate of 20%, and long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our convertible preferred stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains generally are taxed at the rates applicable to ordinary income. Your ability to use any capital losses is subject to substantial restrictions.

CONSTRUCTIVE DIVIDEND

     The conversion price of the convertible preferred stock is subject to adjustment in certain circumstances. Adjustments that would have the effect of increasing the proportion of your interest in our assets or earnings could give rise to a deemed distribution to you. In this case, the deemed distribution would be taxable as ordinary income to you to the extent of our current and accumulated earnings and profits. However, because the only effect of the conversion price adjustments is to prevent dilution of your interest, we do not believe that such adjustments would give rise to a deemed distribution taxable to you.

SALE OF SHARES OF COMMON STOCK

     If you convert any shares of our convertible preferred stock to shares of our common stock, you should recognize capital gain or loss upon the sale of your shares of our common stock in an amount equal to the difference between the amount realized and your basis in such shares. If you have held your shares of our common stock for more than one year (determined by reference to your holding period with respect to such shares), your capital gain or loss will be long-term. Generally, long-term capital gains recognized by individuals are taxable at a maximum rate of 20%, and long-term capital gains recognized by corporations are taxable at ordinary corporate rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains generally are taxed at the rates applicable to ordinary income. Your ability to use any capital losses is subject to substantial restrictions.

DIVIDENDS ON SHARES OF COMMON STOCK

     If you convert any shares of our convertible preferred stock to acquire shares of our common stock and we subsequently make distributions on our common stock, you should recognize taxable ordinary dividend income to the extent of our current and accumulated earnings and profits that are allocable to your shares of our common stock for the amount of cash and the fair market value of any other property received by you as a distribution on your shares of such common stock. These dividends may be eligible for the dividends received deduction allowed to corporations under the federal tax code provided you meet the requirements described therein. The amount of the distribution in excess of our current and accumulated earnings and profits should reduce your tax basis in such shares until your basis is reduced to zero, and any excess should be treated as a capital gain.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     If you sell the right or any shares of our convertible preferred stock or our common stock, or receive dividend payments with respect to any shares of our convertible preferred or common stock, your sales proceeds or the amount of such dividend payments may be reported to the Internal Revenue Service unless you are a corporation or are otherwise exempt and you demonstrate the basis for the exemption if so required. In addition, you may be subject to backup withholding at the rate of 31% on the amount of such proceeds or payments unless you (1) are a corporation or are otherwise exempt and you demonstrate the basis for the exemption if so required, or (2) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding. Any amount withheld under these rules should be credited against your federal income tax liability. We may require you to establish your exemptions from backup withholding or to arrange for payment of backup withholding.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby will be passed upon for us by Haynes and Boone, LLP.

                                    EXPERTS

     Ernst & Young LLP, independent accountants, have audited our consolidated financial statements at December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The balance sheets of Addison Energy Inc., as of December 31, 1999 and 2000, and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1998, 1999 and 2000, included in this prospectus have been audited by KPMG LLP, chartered accountants, as stated in their report included and incorporated by reference herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

     The statements of revenues and direct operating expenses for the oil and natural gas properties of Central Resources, Inc. acquired by EXCO Resources, Inc. (the "Central Properties") for each of the three years in the period ended December 31, 1999 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the reserve estimates with respect to our historical properties, presented as of December 31, 1998, 1999 and 2000 and have been included in reliance upon the authority of said firm as experts in petroleum engineering. Lee Keeling and Associates, Inc., also prepared the reserve estimates with respect to the acquisition of the STB Energy properties, the Graves-Woolsey properties and Addison Energy Inc. at December 31, 2000, and have been included in reliance upon the authority of said firm as experts in petroleum engineering. A summary of their reports is attached hereto as Appendix A.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus constitutes a part of that registration statement and does not contain all of the information in the registration statement. This prospectus contains a description of the material terms and features of some material contracts, indentures, agreements, reports or exhibits required to be disclosed. However, as the descriptions are summaries of the contracts, indentures, agreements, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit filed attached to the registration statement. Copies of the registration statement, including the exhibits, as well as the periodic reports, proxy statements and other information we file with the SEC, may be examined without charge and copies of the materials may be obtained at prescribed rates from the public reference facilities maintained by the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get information about the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at the address http://www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate" into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the expiration of the rights offering made by this prospectus:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - our Current Report on Form 8-K dated February 21, 2001, filed March 2, 2001;

     - our Current Report on Form 8-K dated September 22, 2000 and filed October 2, 2000, as amended by Form 8-K/A filed November 14, 2000; and

     - our Proxy Statement dated March 20, 2001.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon the written or oral request of each person, a copy of any and all of the documents incorporated by reference (other than exhibits to the documents unless exhibits are specifically incorporated by reference in the documents). Any request should be directed to
Attention: Richard E. Miller, General Counsel and Secretary, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206, telephone: (214) 368-2084.

                 GLOSSARY OF SELECTED OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and this prospectus.

     "Bbl." One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

     "Bcf."  One billion cubic feet of natural gas.

     "Bcfe." One billion cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of gas.

     "Btu." British Thermal unit, or the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     "completed well." A well with permanent equipment for oil or natural gas production installed, or refers to a dry hole that has been reported to the appropriate agency as abandoned.

     "development well." A well drilled with the intent to install permanent equipment that will produce oil or natural gas in a known oil or natural gas reservoir.

     "exploratory well." A well drilled to find and produce oil or natural gas in an area that is not known to be an oil or natural gas reservoir, or a well drilled to extend a known reservoir.

     "infill drilling." Drilling of a well between known producing wells to better exploit the reservoir.

     "Mbbls."  One thousand barrels of crude oil or other liquid hydrocarbons.

     "Mcf."  One thousand cubic feet of natural gas.

     "Mcfe." Thousand cubic feet equivalent calculated by converting 1 Bbl of oil and/or NGLs to 6 Mcf of natural gas.

     "Mmbtu."  Million British thermal units.

     "Mmcf."  One million cubic feet of natural gas.

     "Mmcfe." One million cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of gas.

     "NGLs." The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

     "NYMEX."  New York Mercantile Exchange.

     "overriding royalty interest." An interest in an oil and/or natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

     "PV-10." PV-10 is an estimate of future net revenues from a property at December 31, 2000, at its acquisition date, or as otherwise indicated, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the net revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made using constant oil, natural gas and NGL prices and operating costs at December 31, 2000, at its acquisition date, or as otherwise indicated. We believe that PV-10 before income taxes, while not in accordance with generally accepted accounting principles, is an important financial measure used by investors and independent oil and natural gas producers for evaluating the relative significance of oil and natural gas properties and acquisitions.

     "reserve life index." The estimated productive life of a proved reservoir based upon the economic limit of such reservoir producing hydrocarbons in paying quantities assuming certain price and cost parameters. For purposes of this prospectus, the reserve life index is calculated by dividing the proved reserves (on a Mcfe basis) at the end of the period by production volumes for the previous 12 months.

     "Standardized Measure." Under the Standardized Measure, future cash flows are estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pretax cash inflows. Future income taxes are computed by applying the statutory tax rate to the excess of pretax cash inflows over tax basis in the associated properties. Tax credits, net operating loss carryforwards, and permanent differences are also considered in the future tax calculation. Future net cash inflows after income taxes are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

     "working interest." A type of operating interest that gives us the right to drill, produce and conduct operating activities on a property and also gives us a right to a share of production, subject to our costs and other parties' interests.

                              EXCO RESOURCES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Pro Forma Combined Condensed Financial Statements
  (unaudited)...............................................   F-2
  Pro Forma Combined Condensed Balance Sheet................   F-3
  Pro Forma Combined Condensed Statements of Operations.....   F-4
  Notes to Unaudited Pro Forma Combined Condensed Financial
     Statements.............................................   F-7
Financial Statements -- EXCO Resources, Inc.
  Report of Independent Accountants.........................  F-12
  Consolidated Balance Sheets...............................  F-13
  Consolidated Statements of Operations.....................  F-14
  Consolidated Statements of Cash Flows.....................  F-15
  Consolidated Statements of Changes in Stockholders'
     Equity.................................................  F-16
  Notes to Consolidated Financial Statements................  F-17
Financial Statements of Business Acquired -- Addison Energy
  Inc.
  Auditors' Report to the Shareholders......................  F-35
  Balance Sheets............................................  F-36
  Statements of Operations and Retained Earnings............  F-37
  Statements of Cash Flows..................................  F-38
  Notes to Financial Statements.............................  F-39

                              EXCO RESOURCES, INC.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On April 26, 2001, EXCO acquired all of the common stock of Addison Energy Inc. (Addison). The oil and natural gas assets of Addison are all located in Alberta, Canada. The purchase price was approximately $45 million cash
(Cdn $68.5 million) for the stock, or approximately Cdn $6.62 per share. On March 8, 2001, we acquired oil and natural gas assets from STB Energy, Inc., a wholly owned subsidiary of Hilton Petroleum, Ltd. The assets are principally located in Texas and Oklahoma. The purchase price after contractual adjustments was approximately $14.8 million cash.

     The accompanying pro forma combined condensed financial statements are based on the historical financial statements of EXCO for the year ended December 31, 2000, and the three months ended March 31, 2001. The pro forma combined condensed financial statements are also based, in part, on the historical financial statements to the date of the acquisition of the Val Verde County Properties on February 25, 2000, EXCO's share of the Pecos County Properties on March 24, 2000, the Central Resources Properties on September 22, 2000, the STB Energy Properties on March 8, 2001, and Addison on April 26, 2001.

     Because the Val Verde County Properties were acquired on February 25, 2000, the Pecos County Properties were acquired on March 24, 2000, and the Central Resources Properties were acquired on September 22, 2000, they are already included in EXCO's March 31, 2001 balance sheet. The Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2000, and the three months ended March 31, 2001, have been prepared assuming the acquisition of the Val Verde County Properties, the Pecos County Properties, the Central Resources Properties, the STB Energy Properties, and Addison had all been consummated on January 1, 2000.

     The pro forma adjustments are based upon available information and assumptions that management of EXCO believes are reasonable. The pro forma combined condensed financial statements do not purport to represent the financial position or results of operations of EXCO which would have occurred had such transactions been consummated on the dates indicated or EXCO's financial position or results of operations for any future date or period.

                              EXCO RESOURCES, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 2001

                                                           ADDISON
                                               EXCO      ENERGY, INC.    PRO FORMA          PRO FORMA
                                            HISTORICAL    HISTORICAL    ADJUSTMENTS         COMBINED
                                            ---------------------------------------------------------
                                                            (Unaudited, in thousands)
ASSETS:
Current assets:
  Cash....................................   $  5,155      $    --       $   (343)(14)      $   4,812
  Accounts receivable and other assets....     11,905        3,122             --              15,027
                                            ---------------------------------------------------------
          Total current assets............     17,060        3,122           (343)             19,839
Net property and equipment................    100,939       16,324         59,207(14)         176,470
Other assets..............................      3,422           29            687(17)           4,138
                                            ---------------------------------------------------------
          Total assets....................   $121,421      $19,475       $ 59,551           $ 200,447
                                            =========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued
     liabilities..........................   $  8,919      $ 5,061       $     --           $  13,980
  Current maturities of long-term debt....         --          471         16,000(15)          16,471
                                            ---------------------------------------------------------
          Total current liabilities.......      8,919        5,532         16,000              30,451
Long-term debt, less current maturities...     56,157           --         27,953(15)          84,110
Deferred income taxes.....................      1,981        1,873         26,153(14)          30,007
Other long-term liabilities...............        227          953             --               1,180
Stockholders' equity:
  Preferred stock.........................         --           --             --                  --
  Common stock............................        138           --              1(16)             139
  Additional paid-in capital..............     37,294        3,081         (2,172)(14)(16)     38,203
  Retained earnings.......................     15,570        8,036         (8,384)(14)(17)     15,222
  Treasury stock..........................       (104)          --             --                (104)
  Accumulated other comprehensive
     income...............................      1,239           --             --               1,239
                                            ---------------------------------------------------------
          Total stockholders' equity......     54,137       11,117        (10,555)             54,699
                                            ---------------------------------------------------------
          Total liabilities and
            stockholders' equity..........   $121,421      $19,475       $ 59,551           $ 200,447
                                            =========================================================

See accompanying notes.

                              EXCO RESOURCES, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                                VAL VERDE                    CENTRAL
                                                      EXCO        COUNTY     PECOS COUNTY   PROPERTIES
                                                   HISTORICAL   HISTORICAL    HISTORICAL    HISTORICAL
                                                   ---------------------------------------------------
                                                   (Unaudited, in thousands, except per share amounts)
REVENUES:
  Oil and natural gas............................   $ 28,869      $ 184         $ 242        $ 17,130
  Other income...................................      1,252         --            --              --
  Gain on disposition of property and
     equipment...................................        538         --            --              --
                                                   ---------------------------------------------------
          Total revenues.........................     30,659        184           242          17,130
COST AND EXPENSES:
  Oil and natural gas production.................      9,484         27            76           6,922
  Depletion, depreciation and amortization.......      4,949         --            --              --
  General and administrative.....................      2,003         --            --              --
  Interest and other.............................      1,369         --            --              --
                                                   ---------------------------------------------------
          Total cost and expenses................     17,805         27            76           6,922
                                                   ---------------------------------------------------
Income (loss) before income taxes................     12,854        157           166          10,208
Income tax expense...............................      4,400         --            --              --
                                                   ---------------------------------------------------
Net income (loss)................................   $  8,454      $ 157         $ 166        $ 10,208
                                                   ===================================================
Basic earnings per share.........................   $   1.23      $  --         $  --        $     --
                                                   ===================================================
Diluted earnings per share.......................   $   1.18      $  --         $  --        $     --
                                                   ===================================================
Weighted average number of common and common
  equivalent shares outstanding:
  Basic..........................................      6,835         --            --              --
                                                   ===================================================
  Diluted........................................      7,122         --            --              --
                                                   ===================================================

See accompanying notes.

                              EXCO RESOURCES, INC.

                          YEAR ENDED DECEMBER 31, 2000

                                                                   PRO FORMA
                                       STB ENERGY     ADDISON     ADJUSTMENTS
                                       PROPERTIES   ENERGY INC.     FOR THE                 PRO FORMA
                                       HISTORICAL   HISTORICAL    ACQUISITIONS              COMBINED
                                       --------------------------------------------------------------
                                            (Unaudited, in thousands, except per share amounts)
REVENUES:
  Oil and natural gas................   $ 6,361      $ 15,028       $     --                $ 67,814
  Other income.......................        --            --           (307)(4)(10)             945
  Gain on disposition of property and
     equipment.......................        --            --             --                     538
                                       --------------------------------------------------------------
          Total revenues.............     6,361        15,028           (307)                 69,297
COST AND EXPENSES:
  Oil and natural gas production.....     1,293         2,793             --                  20,595
  Depletion, depreciation and
     amortization....................        --         2,287          9,865(1)(5)(7)         17,101
                                                                            (11)(18)
  General and administrative.........        --           796           (305)(2)(6)(8)(12)     2,494
  Interest and other.................        --           298          5,817(3)(9)             7,484
                                                                            (13)(19)
                                       --------------------------------------------------------------
          Total cost and expenses....     1,293         6,174         15,377                  47,674
                                       --------------------------------------------------------------
Income (loss) before income taxes....     5,068         8,854        (15,684)                 21,623
Income tax expense...................        --         3,795           (721)(21)              7,474
                                       --------------------------------------------------------------
Net income (loss)....................   $ 5,068      $  5,059       $ 14,963                $ 14,149
                                       --------------------------------------------------------------
                                       --------------------------------------------------------------
Basic earnings per share.............   $    --      $     --       $     --                $   2.05
                                       --------------------------------------------------------------
                                       --------------------------------------------------------------
Diluted earnings per share...........   $    --      $     --       $     --                $   1.95
                                       --------------------------------------------------------------
                                       --------------------------------------------------------------
Weighted average number of common and
  common equivalent shares
  outstanding:
  Basic..............................        --            --             50(20)               6,885
                                       --------------------------------------------------------------
                                       --------------------------------------------------------------
  Diluted............................        --            --            102(20)               7,224
                                       --------------------------------------------------------------
                                       --------------------------------------------------------------

See accompanying notes.

                              EXCO RESOURCES, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2001

                                                                            PRO FORMA
                                                STB ENERGY     ADDISON     ADJUSTMENTS
                                      EXCO      PROPERTIES   ENERGY INC.     FOR THE           PRO FORMA
                                   HISTORICAL   HISTORICAL   HISTORICAL    ACQUISITIONS        COMBINED
                                   ---------------------------------------------------------------------
                                            (Unaudited, in thousands, except per share amounts)
REVENUES:
  Oil and natural gas............   $ 13,479     $ 1,263       $ 5,914       $    --           $ 20,656
  Other Income...................        184          --            --            --                184
                                   ---------------------------------------------------------------------
          Total revenues.........     13,663       1,263         5,914            --             20,840
COST AND EXPENSES:
  Oil and natural gas
     production..................      5,036         383           744            --              6,163
  Depletion, depreciation and
     amortization................      2,087          --           620         1,527(11)(18)      4,234
  General and administrative.....        943          --           384           (32)(12)         1,295
  Interest and other.............        896          --             7           997(9)(13)       1,900
                                   ---------------------------------------------------------------------
          Total cost and
            expenses.............      8,962         383         1,755         2,492             13,592
                                   ---------------------------------------------------------------------
Income (loss) before income
  taxes..........................      4,701         880         4,159        (2,492)             7,248
Income tax expense...............      1,739          --         1,748          (653)(21)         2,834
                                   ---------------------------------------------------------------------
Net income (loss)................   $  2,962     $   880       $ 2,411       $(1,839)          $  4,414
                                   =====================================================================
Basic earnings per share.........   $    .43     $    --       $    --       $    --           $    .63
                                   =====================================================================
Diluted earnings per share.......   $    .40     $    --       $    --       $    --           $    .59
                                   =====================================================================
Weighted average number of common
  and common equivalent shares
  outstanding:
     Basic.......................      6,871          --            --            50(20)          6,921
                                   =====================================================================
     Diluted.....................      7,381          --            --           102(20)          7,483
                                   =====================================================================

See accompanying notes.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

A.  PRO FORMA ADJUSTMENTS FOR THE VAL VERDE COUNTY PROPERTIES

     The accompanying unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2000, and the three months ended March 31, 2001, have been prepared as if the acquisition of the Val Verde County Properties had been consummated on January 1, 2000, and reflect the following adjustments:

          (1) To adjust depreciation, depletion and amortization of the oil and natural gas properties to reflect the effect of the acquisition of the Val Verde County Properties using the full cost method of accounting on total pro forma proved oil and natural gas reserves.

          (2) To reduce general and administrative expenses as a result of the reimbursement of COPAS overhead charges.

          (3) To adjust interest expense on the borrowings of approximately $7.1 million based on a 7.0% per annum interest rate.

          (4) To record a decrease in interest income on invested cash of approximately $4.3 million, based on a 4% per annum interest rate.

B.  PRO FORMA ADJUSTMENTS FOR THE PECOS COUNTY PROPERTIES

     The accompanying unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2000, and the three months ended March 31, 2001, have been prepared as if EXCO's share of the acquisition of the Pecos County Properties had been consummated on January 1, 2000, and reflect the following adjustments:

          (5) To adjust depreciation, depletion and amortization of the oil and natural gas properties to reflect the effect of the acquisition of the Pecos County Properties using the full cost method of accounting on total pro forma proved oil and natural gas reserves.

          (6) To reduce general and administrative expenses as a result of the reimbursement of COPAS overhead charges.

C.  PRO FORMA ADJUSTMENTS FOR THE CENTRAL RESOURCES PROPERTIES

     The accompanying unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2000, and the three months ended March 31, 2001, have been prepared as if the acquisition of the Central Resources Properties had been consummated on January 1, 2000, and reflect the following adjustments:

          (7) To adjust depreciation, depletion and amortization of the oil and natural gas properties to reflect the effect of the acquisition of the Central Resources Properties using the full cost method of accounting on total pro forma proved oil and natural gas reserves.

          (8) To reduce general and administrative expenses as a result of the reimbursement of COPAS overhead charges and increase general and administrative expenses resulting from the addition of a satellite office and employees.

          (9) To adjust interest expense on the borrowings of $39.4 million based on a 7.0% per annum interest rate.

          (10) To record a decrease in interest income on invested cash of $5.5 million, based on a 4% per annum interest rate.

                          NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

D.  PRO FORMA ADJUSTMENTS FOR THE STB ENERGY PROPERTIES

     The accompanying unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2000, and the three months ended March 31, 2001, have been prepared as if the acquisition of the STB Energy Properties had been consummated on January 1, 2000, and reflect the following adjustments:

          (11) To adjust depreciation, depletion and amortization of the oil and natural gas properties to reflect the effect of the acquisition of the STB Energy Properties using the full cost method of accounting on total pro forma proved oil and natural gas reserves.

          (12) To reduce general and administrative expenses as a result of the reimbursement of COPAS overhead charges and increase general and administrative expenses resulting from the addition of a satellite office and employees.

          (13) To adjust interest expense on the borrowings of $16.0 million based on a 7.0 % per annum interest rate.

E.  PRO FORMA ADJUSTMENTS FOR ADDISON ENERGY INC.

     The accompanying unaudited Pro Forma Combined Balance Sheet as of March 31, 2001 has been prepared as if the acquisition of Addison Energy, Inc. had been consummated on that date and reflects the following adjustments:

          (14) To record the acquisition of Addison Energy Inc. in exchange for approximately $44.4 million (Cdn $68.5 million).

          (15) To record EXCO's borrowings of approximately $44.0 million under the Bank One, NA and Bank One Canada credit agreements.

          (16) To record the issuance of 49,880 shares of EXCO common stock to the Addison managers in conjunction with the purchase of Addison Energy Inc.

          (17) To record the expense of the unamortized deferred loan costs at March 31, 2001 in conjunction with the Bank of America credit agreement, and to record approximately $1.0 million of deferred loan cost in conjunction with the Bank One, NA and Bank One Canada credit agreements.

     The accompanying unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2000, and the three months ended March 31, 2001, have been prepared as if the acquisition of Addison Energy Inc. had been consummated on January 1, 2000, and reflect the following adjustments:

          (18) To adjust depreciation, depletion and amortization of the oil and natural gas properties to reflect the effect of the acquisition of Addison Energy Inc. using the full cost method of accounting on total pro forma proved oil and natural gas reserves.

          (19) To adjust interest expense on the borrowings of approximately $44.0 million based on a 7.0% per annum interest rate.

          (20) To record the issuance of 49,880 shares of EXCO common stock to the Addison managers as well as approximately 52,000 stock options granted to the Addison managers in conjunction with the purchase of Addison Energy Inc.

                          NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

F.  PRO FORMA ADJUSTMENTS FOR INCOME TAXES

     The accompanying unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2000, and the three months ended March 31, 2001, reflect the following adjustments:

          (21) To adjust the provision for income taxes for the change in financial taxable income resulting from the inclusion of the historical results of operations of the Val Verde County Properties, EXCO's share of the Pecos County Properties, the Central Resources Properties, STB Energy Properties, and Addison Energy Inc. and adjustments.

G. THE TRANSLATION TO U.S. DOLLARS OF THE ADDISON ENERGY INC. FINANCIAL STATEMENTS, WHICH WERE PREPARED IN CANADIAN DOLLARS, USING THE AVERAGE EXCHANGE RATE FOR THE YEAR ENDED DECEMBER 31, 2000 (CDN $1.4854 TO U.S. $1.00), AND FOR THE THREE MONTHS ENDED MARCH 31, 2001 (CDN $1.5277 TO U.S. $1.00) ARE AS
FOLLOWS:

                                                            YEAR ENDED            THREE MONTHS ENDED
                                                         DECEMBER 31, 2000          MARCH 31, 2001
                                                      -----------------------   -----------------------
                                                       CANADIAN       U.S.       CANADIAN       U.S.
                                                      HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                                                      -----------------------   -----------------------
                                                                       (In thousands)
Revenues:
  Oil and natural gas...............................   $ 22,323     $ 15,028     $ 9,035      $ 5,914
  Other income......................................         --           --          --           --
  Gain on disposition of property and equipment.....         --           --          --           --
                                                      -----------------------   -----------------------
          Total revenues............................     22,323       15,028       9,035        5,914
Expenses:
  Oil and natural gas production....................      4,148        2,793       1,137          744
  Depletion, depreciation and amortization..........      3,398        2,287         947          620
  General and administrative........................      1,183          796         586          383
  Interest and other................................        442          298          10            7
                                                      -----------------------   -----------------------
Income before income taxes..........................     13,152        8,854       6,355        4,160
Income tax expense..................................      5,637        3,795       2,670        1,748
                                                      -----------------------   -----------------------
Net income..........................................   $  7,515     $  5,059     $ 3,685      $ 2,412
                                                      =======================   =======================

                          NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     The translation to U.S. dollars of the Addison Energy Inc. financial statements, which were prepared in Canadian dollars, was done using the exchange rate at March 31, 2001 (Cdn $1.5755 to U.S. $1.00):

                                                               CANADIAN       U.S.
                                                              HISTORICAL   HISTORICAL
                                                              -----------------------
                                                                  (In thousands)
Assets:
  Current assets:
     Cash...................................................   $    --      $    --
     Accounts receivable and other assets...................     4,919        3,122
                                                              -----------------------
          Total current assets..............................     4,919        3,122
  Net property and equipment................................    25,718       16,324
  Other assets..............................................        46           29
                                                              -----------------------
          Total assets......................................   $30,683      $19,475
                                                              =======================
Liabilities and stockholder's equity:
  Current liabilities:
     Accounts payable and accrued liabilities...............   $ 7,974      $ 5,061
     Current maturities of long-term debt...................       742          471
                                                              -----------------------
          Total current liabilities.........................     8,716        5,532
  Long-term debt, less current maturities...................        --           --
  Deferred income taxes.....................................     2,950        1,873
  Other long-term liabilities...............................     1,501          953
  Stockholder's equity:
     Preferred stock........................................        --           --
     Common Stock...........................................        --           --
     Additional paid-in capital.............................     4,854        3,081
     Retained earnings......................................    12,662        8,036
     Treasury Stock.........................................        --           --
     Accumulated other comprehensive income.................        --           --
                                                              -----------------------
          Total stockholders' equity........................    17,516       11,117
                                                              -----------------------
          Total liabilities and stockholders' equity........   $30,683      $19,475
                                                              =======================

H. PRO FORMA COMBINED SUPPLEMENTAL OIL AND NATURAL GAS RESERVE AND STANDARDIZED MEASURE INFORMATION

RESERVE QUANTITY INFORMATION

     The following table presents EXCO's estimate of the pro forma combined proved oil and natural gas reserves of EXCO as of March 31, 2001. All reserves are located in the United States and Canada. EXCO emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and natural gas properties. Accordingly, the estimates are expected to change as future information becomes available.

                                               OIL (MBBLS)   GAS (MMCF)   NGLS (MBBLS)   MMCFE(1)
                                               --------------------------------------------------
Proved reserves..............................    13,328       139,652        1,926       231,176
                                               ==================================================
Proved developed reserves....................     8,798       103,786        1,655       166,504
                                               ==================================================

---------------

(1) Mmcfe -- Million cubic feet equivalent calculated by converting 1 Bbl of oil to 6 Mcf of natural gas. A Bbl is one stock tank barrel, or 42 U.S. gallons liquid volume, of oil or other liquid hydrocarbons. An Mcf is one thousand cubic feet of natural gas.

                          NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND NATURAL GAS RESERVES

     The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves (Standardized Measure) is a disclosure requirement under Statement of Financial Accounting Standards No. 69.

     The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of EXCO's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

     Under the Standardized Measure, future cash flows are estimated by applying period-end prices, adjusted for fixed and determinable escalations, to the estimated future production of period-end proved reserves. Future cash inflows are reduced by estimated future production costs, based on period-end costs, and projected future development costs to determine pre-tax cash inflows. Future income taxes are computed by applying the statutory rate (based on the current tax law adjusted for permanent differences and tax credits) to the excess of pre-tax net cash flows over EXCO's income tax basis of its oil and natural gas properties. Future net cash flows are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

     The pro forma Standardized Measure of discounted future net cash flows relating to EXCO's proved oil and natural gas reserves at March 31, 2001, follows (in thousands):

Future cash inflows.........................................  $1,012,626
Future production costs.....................................     290,583
Future development costs....................................      47,548
Future income taxes.........................................     176,005
                                                              ----------
Future net cash flows.......................................     498,490
Discount of future net cash flows at 10% per annum..........     235,720
                                                              ----------
Pro forma Standardized Measure of discounted future net cash flows.....................................................  $  262,770
                                                              ==========
Pro forma Standardized Measure of discounted future net cash flows before income taxes.................................  $  353,842
                                                              ==========

     The future cash flows shown above include amounts attributable to non-producing reserves requiring approximately $47.5 million of future development costs. If these reserves are not developed, the Standardized Measure of discounted future net cash flows as of March 31, 2001, shown above would be reduced significantly.

     Estimates of economically recoverable oil and natural gas reserves and of future net reserves are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.

     The weighted average prices of oil and natural gas and NGLs at March 31, 2001, used in the calculation of the Standardized Measure were $24.45 per Bbl of oil, $4.67 per Mcf, and $19.28 per Bbl of NGLs, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
EXCO Resources, Inc.

     We have audited the accompanying consolidated balance sheets of EXCO Resources, Inc. as of December 31, 1999 and 2000, and the related statements of operations, cash flows, and changes in stockholders' equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EXCO Resources, Inc. at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                            /s/ ERNST & YOUNG LLP

Dallas, Texas
March 9, 2001

                              EXCO RESOURCES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,          MARCH 31
                                                              ----------------------   -------------
                                                                1999         2000          2001
                                                              ----------------------   -------------
                                                              (In thousands, except per share data)
                                                                                        (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  9,972    $   8,200      $   5,155
  Accounts receivable:
    Oil and natural gas sales...............................       824        8,591          7,936
    Joint interest..........................................     1,914        1,202          1,459
    Funds due from escrow agent.............................    18,123           --             --
    Interest and other......................................       695          286            536
    Oil and natural gas hedge derivatives...................        --           --            443
  Other.....................................................        71        1,983          1,531
                                                              ----------------------   -------------
         Total current assets...............................    31,599       20,262         17,060
Oil and natural gas properties (full cost accounting
  method):
  Proved developed and undeveloped oil and natural gas
    properties..............................................    24,177       90,586        113,164
  Accumulated depreciation, depletion and amortization......    (5,503)     (10,231)       (12,225)
                                                              ----------------------   -------------
  Oil and natural gas properties, net.......................    18,674       80,355        100,939
Office and field equipment, net.............................       264          681            749
Deferred financing costs....................................         8          310            348
Investment in EXUS Energy, LLC..............................       257           --             --
Oil and natural gas hedge derivatives.......................        --           --            796
Other assets................................................       130          764          1,529
                                                              ----------------------   -------------
         Total assets.......................................  $ 50,932    $ 102,372      $ 121,421
                                                              ======================   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $  3,870    $   2,678      $   4,917
  Revenues and royalties payable............................     1,136        3,652          3,382
  Accrued interest payable..................................        10           81             44
  Current maturities of long-term debt......................     5,001           55             --
  Income taxes payable......................................        --        2,189            576
                                                              ----------------------   -------------
         Total current liabilities..........................    10,017        8,655          8,919
Long-term debt, less current maturities.....................        --       42,488         56,157
Deferred abandonment........................................       227          227            227
Deferred income taxes.......................................        --        1,211          1,981
Minority interest in limited partnership....................      (192)          --             --
Stockholders' equity:
  Preferred stock, $.01 par value:
    Authorized shares -- 10,000,000
    Outstanding shares -- None..............................        --           --             --
  Common stock, $.02 par value:
    Authorized shares -- 25,000,000
    Issued and outstanding shares -- 6,805,196, 6,853,196
      and 6,878,211 at December 31, 1999, 2000 and March 31,
      2001, respectively....................................       136          137            138
  Additional paid-in capital................................    46,941       47,500         47,671
  Notes receivable-officers.................................    (1,552)      (1,551)        (1,578)
  Deficit eliminated in quasi-reorganization................    (8,799)      (8,799)        (8,799)
  Retained earnings since December 31, 1997.................     4,154       12,608         15,570
  Accumulated other comprehensive income....................        --           --          1,239
  Treasury stock, at cost: 0, 11,446 and 1,446 shares at
    December 31, 1999 and 2000, and March 31, 2001,
    respectively............................................        --         (104)          (104)
                                                              ----------------------   -------------
         Total stockholders' equity.........................    40,880       49,791         54,137
                                                              ----------------------   -------------
         Total liabilities and stockholders' equity.........  $ 50,932    $ 102,372      $ 121,421
                                                              ======================   =============

See accompanying notes.

                              EXCO RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,          MARCH 31,
                                             ----------------------------   ------------------
                                              1998      1999       2000      2000       2001
                                             ----------------------------   ------------------
                                                 (In thousands, except per share amounts)
                                                                               (Unaudited)
REVENUES:
  Oil and natural gas......................  $ 1,385   $ 5,294   $ 28,869   $ 4,026   $ 13,479
  Other income.............................      690     1,424      1,252       392        184
  Equity in the earnings of EXUS Energy,
     LLC...................................       --       584         --        --         --
  Gain on disposition of property and
     equipment.............................       --     5,102        538       535         --
                                             ----------------------------   ------------------
          Total revenues...................    2,075    12,404     30,659     4,953     13,663
COST AND EXPENSES:
  Oil and natural gas production...........      786     2,375      9,484     1,384      5,036
  Depreciation, depletion and
     amortization..........................      465     1,446      4,949       847      2,087
  General and administrative...............    1,231     1,934      2,003       417        943
  Interest.................................      104        17      1,369        71        896
                                             ----------------------------   ------------------
          Total cost and expenses..........    2,586     5,772     17,805     2,719      8,962
                                             ----------------------------   ------------------
Income (loss) before income taxes and
  minority interest........................     (511)    6,632     12,854     2,234      4,701
Minority interest in limited partnership...       --        (7)        --        --         --
                                             ----------------------------   ------------------
Income (loss) before income taxes..........     (511)    6,639     12,854     2,234      4,701
Income tax expense.........................       --     2,139      4,400       760      1,739
                                             ----------------------------   ------------------
Income (loss) before extraordinary item....     (511)    4,500      8,454     1,474      2,962
Fee income from early extinguishment of
  debt,
  net of tax...............................       --       165         --        --         --
                                             ----------------------------   ------------------
Net income (loss)..........................  $  (511)  $ 4,665   $  8,454   $ 1,474   $  2,962
                                             ============================   ==================
Basic earnings (loss) per share............  $  (.18)  $   .69   $   1.23   $   .21   $    .43
                                             ============================   ==================
Diluted income (loss) per share............  $  (.18)  $   .69   $   1.18   $   .21   $    .40
                                             ============================   ==================
Weighted average number of common and
  common equivalent shares outstanding:
  Basic....................................    2,871     6,698      6,835     6,815      6,871
                                             ============================   ==================
  Diluted..................................    2,874     6,714      7,122     6,845      7,381
                                             ============================   ==================

See accompanying notes.

                              EXCO RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,            MARCH 31,
                                                    ------------------------------   -------------------
                                                      1998       1999       2000       2000       2001
                                                    ------------------------------   -------------------
                                                                       (In thousands)    (Unaudited)
OPERATING ACTIVITIES:
Net income (loss).................................  $   (511)  $  4,665   $  8,454   $  1,474   $  2,962
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
Depreciation, depletion and amortization..........       465      1,446      4,949        847      2,087
Loss (gain) on disposition and abandonment of
  property and equipment..........................        --     (5,102)      (538)      (535)        --
Deferred income taxes.............................        --      2,139      1,283        760        770
Gain on investment in EXCO Energy Investors,
  L.L.C...........................................        --        (65)        --         --         --
Extraordinary item, net of tax....................        --       (165)        --         --         --
                                                    ------------------------------   -------------------
Cash flow before changes in working capital.......       (46)     2,918     14,148      2,546      5,819
Effect of changes in:
  Accounts receivable.............................      (257)   (20,663)    11,477     17,697        148
  Other current assets............................      (111)       123     (1,912)      (346)       451
  Accounts payable and other current
    liabilities...................................       287      9,002      3,584     (8,231)       320
                                                    ------------------------------   -------------------
Net cash provided by (used in) operating
  activities......................................      (127)    (8,620)    27,297     11,666      6,738
INVESTING ACTIVITIES:
Additions to oil and natural gas properties
  and equipment...................................    (7,185)   (30,497)   (67,534)   (18,477)   (22,703)
Investment in EXCO Energy Investors, L.L.C........      (341)        (3)        --         --         --
Proceeds from the dissolution of EXCO Energy
  Investors, L.L.C................................        --        409         --         --         --
Investment in Rio Grande, Inc. promissory note....    (6,539)     7,451         --         --         --
Purchase of note from Venus Exploration, Inc. ....        --     (7,000)        --         --         --
Payment of note from Venus Exploration, Inc. .....        --      7,000         --         --         --
Investment in EXUS Energy, LLC....................        --       (257)       257         --         --
Other investing activities........................        --       (213)      (735)       177       (766)
Proceeds from disposition of property and
  equipment.......................................         5     20,248      1,493        570         --
                                                    ------------------------------   -------------------
Net cash used in investing activities.............   (14,060)    (2,862)   (66,519)   (17,730)   (23,469)
FINANCING ACTIVITIES:
Proceeds from note payable and long-term debt.....     6,360      3,000     50,536     10,835     16,000
Payments on long-term debt........................    (6,390)    (3,010)   (12,994)      (280)    (2,386)
Interest income on notes receivable -- officers...        --        (76)      (105)       (26)       (27)
Interest payment on notes
  receivable -- officers..........................        --         56        106         --         --
Deferred financing costs..........................        --         (9)      (381)      (119)       (73)
Proceeds from issuance of common stock............    35,214         --        288         75        172
                                                    ------------------------------   -------------------
Net cash provided by (used in) financing
  activities......................................    35,184        (39)    37,450     10,485     13,686
                                                    ------------------------------   -------------------
Net increase (decrease) in cash...................    20,997    (11,521)    (1,772)     4,421     (3,045)
Cash at beginning of year.........................       496     21,493      9,972      9,972      8,200
                                                    ------------------------------   -------------------
Cash at end of year...............................  $ 21,493   $  9,972   $  8,200   $ 14,393   $  5,155
                                                    ==============================   ===================
SUPPLEMENTAL CASH FLOWS INFORMATION:
Interest paid.....................................  $    104   $      7   $  1,300   $     14   $    933
                                                    ==============================   ===================
Income taxes paid.................................  $     --   $     --   $     --   $     --   $  2,582
                                                    ==============================   ===================

See accompanying notes.

                              EXCO RESOURCES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                         COMMON STOCK
                                      ------------------   ADDITIONAL      NOTES                   RETAINED
                                       NUMBER               PAID-IN     RECEIVABLE-    DEFICIT     EARNINGS    TREASURY
                                      OF SHARES   AMOUNT    CAPITAL      OFFICERS     ELIMINATED   (DEFICIT)    STOCK
                                      ---------------------------------------------------------------------------------
                                                                       (In thousands)
Balance on December 31, 1997........      503     $  10     $  9,716      $    --      $(8,799)    $     --     $  --
  Purchase of oil and natural gas
    assets..........................        6         0           37           --           --           --        --
  Purchase of Jacobi-Johnson Energy,
    Inc. ...........................       85         2          511           --           --           --        --
  Shares issued for rights
    offering........................    5,944       119       35,080           --           --           --        --
  Exercise of options...............      150         3          897           --           --           --        --
  Notes issued by officers..........       --        --           --         (825)          --           --        --
  Net loss..........................       --        --           --           --           --         (511)       --
                                      ---------------------------------------------------------------------------------
Balance on December 31, 1998........    6,688       134       46,241         (825)      (8,799)        (511)       --
  Interest income on notes
    receivable-officers.............       --        --           --          (77)          --           --        --
  Interest payment on notes
    receivable-officers.............       --        --           --           56           --           --        --
  1998 rights offering expense......       --        --           (4)          --           --           --        --
  Exercise of options...............      117         2          704           --           --           --        --
  Notes issued by officers..........       --        --           --         (706)          --           --        --
  Net income........................       --        --           --           --           --        4,665        --
                                      ---------------------------------------------------------------------------------
Balance on December 31, 1999........    6,805       136       46,941       (1,552)      (8,799)       4,154        --
  Interest income on notes
    receivable-officers.............       --        --           --         (105)          --           --        --
  Interest payment on notes
    receivable-officers.............       --        --           --          106           --           --        --
  Exercise of options...............       48         1          287           --           --           --        --
  Realization of deferred tax
    asset...........................       --        --           72           --           --           --        --
  Realization of stock warrant
    value...........................       --        --          200           --           --           --        --
  Purchase of treasury stock, at
    cost............................       --        --           --           --           --           --      (104)
  Net income........................       --        --           --           --           --        8,454        --
                                      ---------------------------------------------------------------------------------
Balance on December 31, 2000........    6,853       137       47,500       (1,551)      (8,799)      12,608      (104)
  Interest income on notes
    receivable-officers
    (unaudited).....................       --        --           --          (27)          --           --        --
  Exercise of options (unaudited)...       25         1          171           --           --           --        --
  Cumulation affect of FASB 133
    adoption........................       --        --           --           --           --           --        --
  Change in valuation of hedge
    derivatives.....................       --        --           --           --           --           --        --
  Net income (unaudited)............       --        --           --           --           --        2,962        --
                                      ---------------------------------------------------------------------------------
Balance on March 31, 2001
  (unaudited).......................    6,878     $ 138     $ 47,671      $(1,578)     $(8,799)    $ 15,570     $(104)
                                      =================================================================================

                                       ACCUMULATED
                                          OTHER           TOTAL
                                      COMPREHENSIVE   STOCKHOLDERS'
                                      INCOME (LOSS)      EQUITY
                                      -----------------------------
                                             (In thousands)
Balance on December 31, 1997........     $    --        $    927
  Purchase of oil and natural gas
    assets..........................          --              37
  Purchase of Jacobi-Johnson Energy,
    Inc. ...........................          --             513
  Shares issued for rights
    offering........................          --          35,199
  Exercise of options...............          --             900
  Notes issued by officers..........          --            (825)
  Net loss..........................          --            (511)
                                      -----------------------------
Balance on December 31, 1998........          --          36,240
  Interest income on notes
    receivable-officers.............          --             (77)
  Interest payment on notes
    receivable-officers.............          --              56
  1998 rights offering expense......          --              (4)
  Exercise of options...............          --             706
  Notes issued by officers..........          --            (706)
  Net income........................          --           4,665
                                      -----------------------------
Balance on December 31, 1999........          --          40,880
  Interest income on notes
    receivable-officers.............          --            (105)
  Interest payment on notes
    receivable-officers.............          --             106
  Exercise of options...............          --             288
  Realization of deferred tax
    asset...........................          --              72
  Realization of stock warrant
    value...........................          --             200
  Purchase of treasury stock, at
    cost............................          --            (104)
  Net income........................          --           8,454
                                      -----------------------------
Balance on December 31, 2000........          --          49,791
  Interest income on notes
    receivable-officers
    (unaudited).....................          --             (27)
  Exercise of options (unaudited)...          --             172
  Cumulation affect of FASB 133
    adoption........................      (1,068)         (1,068)
  Change in valuation of hedge
    derivatives.....................       2,307           2,307
  Net income (unaudited)............          --           2,962
                                      -----------------------------
Balance on March 31, 2001
  (unaudited).......................     $ 1,239        $ 54,137
                                      =============================

See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION SUBSEQUENT TO DECEMBER 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 2001 IS UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     EXCO Resources, Inc., (the Company), a Texas corporation, was formed in 1955. Our operations consist primarily of acquiring interests in producing oil and natural gas properties located in the continental United States. We also act as the operator on some of these properties and receive overhead reimbursement fees as a result.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the financial statements of EXCO Resources, Inc. and its subsidiaries, EXCO (Delaware), Inc. and Pecos-Gomez, L.P. We account for our investment in Pecos-Gomez, L.P. using the proportional method of consolidation. Under this method, only our combined 55.13742% interest in the partnership is reflected in the financial statements with no recording of minority interest. All inter-company transactions have been eliminated.

ACCOUNTING FOR UNCONSOLIDATED INVESTMENTS

     During 1999 we accounted for our 50% interest in EXUS Energy, LLC (more fully described in Note 10. Acquisitions) using the equity method of accounting for investments because control was temporary. Equity in the pre-tax earnings of EXUS included in our 1999 consolidated statement of operations was $584,000. During 1999, EXCO's share of the EXUS oil and natural gas revenues, depreciation, depletion and amortization, direct operating expenses and interest expense were $1.6 million, $449,000, $244,000 and $253,000, respectively.

QUASI-REORGANIZATION

     Effective December 31, 1997, we effected a quasi-reorganization by applying approximately $8.8 million of our additional paid-in capital account to eliminate our accumulated deficit. Our board of directors decided to effect a quasi-reorganization given the change in management, the infusion of new equity capital and an increase in activities. Our accumulated deficit was primarily related to past operations and properties that have been sold or abandoned. We did not adjust the historical carrying values of our assets and liabilities in connection with the quasi-reorganization.

MANAGEMENT ESTIMATES

     In preparing financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results may differ from management's estimates.

CASH EQUIVALENTS

     We consider all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

CONCENTRATION OF CREDIT RISK AND ACCOUNTS RECEIVABLE

     Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash and trade receivables. We place our cash with high credit quality financial institutions. We sell oil and natural gas to various customers. In addition, we participate with other parties in the drilling, completion and operation of oil and natural gas wells. Substantially all of our accounts receivable are due

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

from either purchasers of oil, natural gas or NGLs or participants in oil and natural gas wells for which we serve as the operator. Generally, operators of oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Oil, natural gas and NGL sales are generally unsecured. We have provided for credit losses in the financial statements and these losses have been within management's expectations. The allowance for doubtful accounts receivable aggregated $34,000 at December 31, 1999 and 2000.

     As more fully described in Note 10. Acquisitions, at December 31, 1999, approximately $18.2 million was due from Texas Escrow Company, Inc. (Texas Escrow) of Dallas, Texas relating to the sale of certain oil and natural gas properties located in Jackson Parish, Louisiana (the Jackson Parish Properties) on December 31, 1999.

HEDGING AND DERIVATIVE FINANCIAL INSTRUMENTS

     In an effort to reduce the effects of the volatility of the price of oil and natural gas on our operations, our management has adopted a policy of hedging oil and natural gas prices whenever such prices are in excess of the prices anticipated in our operating budget and profit plan through the use of commodity futures, options, and swap agreements. These derivatives are not held for trading purposes. Hedging transactions require the approval of the board of directors.

     We adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities on January 1, 2001. In accordance with the transition provisions of SFAS 133, we recorded a cumulative-effect loss in Other Comprehensive Income of $1.1 million to recognize the fair value of our derivatives designated as cash-flow hedging instruments at the date of adoption.

     On the date the derivative contract is entered into, we designate the derivative as either a hedge of the fair value of a recognized asset or liability (fair-value hedge), as a hedge of the variability of cash flows to be received (cash-flow hedge), or as a foreign-currency cash-flow hedge (foreign-currency hedge). Changes in the fair value of a derivative that is highly effective as a cash-flow hedge are recorded in Other Comprehensive Income, until earnings are affected by the variability of cash flows. All of our derivative instruments at December 31, 2000, were designated as cash-flow hedges.

     We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value, cash-flow or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively, as discussed below.

     We discontinue hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated or exercised;
(3) the derivative is designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; (4) the hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

     When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current-period earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in Other Comprehensive Income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried as its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

OIL AND NATURAL GAS PROPERTIES

     We have recorded oil and natural gas properties at cost using the full cost method of accounting, as prescribed by the SEC. Under the full cost method, all costs associated with the acquisition, exploration or development of oil and natural gas properties are capitalized as part of the full cost pool. Capitalized costs are limited to the aggregate of the present value of future net reserves plus the lower of cost or fair market value of unproved properties.

     Depreciation, depletion and amortization of evaluated oil and natural gas properties is provided using the unit-of-production method based on total proved reserves, as determined by independent petroleum reservoir engineers.

     Sales, dispositions and other oil and natural gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss unless the disposition would significantly alter the amortization rate.

OFFICE AND FIELD EQUIPMENT

     Office and field equipment are capitalized at cost and depreciated on a straight line basis over their estimated useful lives.

REVENUE RECOGNITION

     We use the sales method of accounting for oil and natural gas revenues. Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers.

OVERHEAD REIMBURSEMENT FEES

     We have classified fees from overhead charges billed to working interest owners, including us, of $278,000, $661,000 and $1.5 million for the years ended December 31, 1998, 1999 and 2000, respectively, as a reduction of general and administrative expenses in the accompanying statements of operations.

EARNINGS PER SHARE

     Statement of Financial Accounting Standards No. 128, "Earnings per Share," requires presentation of two calculations of earnings per common share. Basic earnings per common share equals net income divided by weighted average common shares outstanding during the period. Diluted earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus any dilutive common stock equivalents assumed to be issued. Common stock equivalents are shares assumed to be issued if outstanding stock options and warrants were exercised.

REVERSE STOCK SPLITS

     At our 1996 annual meeting of shareholders, our shareholders approved an amendment to our articles of incorporation, authorizing a one-for-five reverse stock split of our common stock, which became effective July 19, 1996. At our 1998 annual meeting of shareholders, our shareholders approved an amendment to our articles of incorporation, authorizing a one-for-two reverse stock split of our common stock, which became effective March 31, 1998. We have adjusted all share and per share numbers retroactively to record the effects of the reverse stock split.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PREFERRED STOCK

     At the 1996 annual meeting, our shareholders also authorized the issuance of up to 10,000,000 shares of preferred stock, $.01 par value per share, that the board of directors may issue from time to time in one or more series. With respect to each series of preferred stock, the amendment authorizes the board to fix and determine by resolution the number of shares of each series, the designation thereof and all rights and preferences including voting, dividend, conversion, redemption and liquidation rights. To date no shares have been issued. The board of directors deemed it in our best interest to provide for corporate planning and to have shares available for future equity financings through issuance to the general public, future acquisitions, stock dividends or splits or for other corporate purposes for which the issuance of preferred shares may be advisable.

RECLASSIFIED PRIOR YEAR AMOUNTS

     Certain prior year amounts have been reclassified to conform to current year presentation.

2.   LONG-TERM DEBT

     Long-term debt is summarized as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------------------
Notes payable...............................................  $5,001      $42,543
Less current maturities.....................................  (5,001)         (55)
                                                              -------------------
Long-term debt..............................................  $   --      $42,488
                                                              ===================

BANK OF AMERICA CREDIT AGREEMENTS

     EXCO Resources, Inc.

     On February 11, 1998, we entered into a credit facility with NationsBank of Texas, N.A. The credit facility provided for borrowings up to $50 million, subject to borrowing base limitations. On September 21, 1998, we entered into the first amendment to the credit facility with NationsBank, N.A. (successor by merger to NationsBank of Texas, N.A.). The first amendment provided for borrowings up to $150 million, subject to borrowing base limitations, as determined by the lenders from time to time. On February 11, 2000, we entered into the second amendment to the credit facility with Bank of America, N.A. (successor by merger to NationsBank, N.A.). The second amendment provided for a new termination date, an increase in our borrowing base, subject to certain conditions, and an increase in certain thresholds customary for a growing company. On September 22, 2000, we entered into an Amended and Restated Credit Agreement (the Credit Agreement) with Bank of America, N.A., as administrative agent, Bank One, Texas, N.A., as syndication agent, and a syndicate of banks as lenders. The Credit Agreement provides for borrowings up to $150 million, subject to borrowing base limitations. On March 7, 2001, we entered into the first amendment to the Credit Agreement. The first amendment provides for an increase in our borrowing base to $60.0 million The banks have sole discretion to determine the borrowing base based on their valuation of our reserves conducted semi-annually.

     The Credit Agreement consists of a regular revolver, which on December 31, 2000, had a borrowing base of $45.0 million. At December 31, 2000, we had approximately $5.3 million available for borrowing under the Credit Agreement. A portion of the borrowing base is available for the issuance of letters of credit. All borrowings under the Credit Agreement are secured by a first lien mortgage providing a security interest in 80% of our oil and natural gas properties including mineral interests. Under the Credit Agreement, we are required to pay a fee equal to .25% on any accepted increase in the borrowing base in excess of the previously determined borrowing base and an unused commitment fee of .30% to .425% based on the ratio of outstanding credit to the borrowing base.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Credit Agreement provides that if our aggregate outstanding indebtedness is less than 50% of the borrowing base, then advances will bear interest at 1.0% over LIBOR. If the borrowing base usage equals or exceeds 50% but is less than or equal to 70%, then advances will bear interest at 1.25% over LIBOR. If the borrowing base usage is greater than 70% but is less than or equal to 90%, then advances will bear interest at 1.5% over LIBOR. If the borrowing base usage exceeds 90%, then advances will bear interest at 1.75% over LIBOR.

     The Credit Agreement matures on September 22, 2003. There are no scheduled principal payments due on the Credit Agreement until maturity. The next borrowing base redetermination is scheduled for April 30, 2001, and on or about each October 31 and April 30, thereafter. A borrowing base deficiency is created in the event that the outstanding loan balances exceed the borrowing base. If a borrowing base deficiency were to exist after giving effect to a redetermination, then we would have to do one of the following:

     - make a lump sum payment equal to the deficiency;

     - make six consecutive mandatory prepayments of principal on the revolving loan each of which shall be in the amount of one sixth ( 1/6th) of the amount of the borrowing base deficiency; or

     - provide additional collateral acceptable to the banks in their sole discretion sufficient to increase the borrowing base and eliminate the deficiency.

     Under the terms of the Credit Agreement, we must not permit our consolidated current assets to consolidated current liabilities to be less than
1.0 to 1.0 at any time. Furthermore, we must maintain a minimum net worth equal to $35 million plus (i) subsequent to June 30, 2000, 50% of consolidated cumulative net income and (ii) an amount equal to 75% of the net proceeds received from the issuance of any equity securities after June 30, 2000. Additionally, the Credit Agreement contains a number of other covenants regarding our liquidity and capital resources, including restrictions on our ability to incur indebtedness at any time in an amount exceeding $500,000, restrictions to pledge assets outside of the Credit Agreement, and currently prohibits the payment of dividends on our capital stock. The Credit Agreement also requires that we hedge at least 75% but not more than 80% of projected oil production from our total proved producing mineral interests for not less than 30 months following the closing date of the Central Properties acquisition.

     Pecos-Gomez, L.P.

     See "Note 10. Acquisitions -- Pecos County Properties Acquisition" for a description of the Pecos-Gomez, L.P. credit facility.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   INCOME TAXES

     The income tax provision attributable to the income (loss) before extraordinary item consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1998    1999     2000
                                                              ----------------------
Current:
  U.S. federal..............................................  $ --   $   --   $2,022
  U.S. state and local......................................    --       --      178
                                                              ----------------------
                                                                --       --    2,200
                                                              ----------------------
Deferred:
  U.S. federal..............................................    --    2,139    2,022
  U.S. state and local......................................    --       --      178
                                                              ----------------------
                                                                --    2,139    2,200
                                                              ----------------------
          Total.............................................  $ --   $2,139   $4,400
                                                              ======================

     At December 31, 2000, we had net operating loss carryforwards (NOLs) for income tax purposes that began to expire in 2000. Our ability to use the NOLs was significantly restricted because of a change in our ownership, which occurred December 19, 1997, as well as the change in ownership of Rio Grande, Inc. which occurred on March 16, 1999. We estimate that approximately $5.4 million of the NOLs will become available in the future at the rate of approximately $460,000 per year. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to carryforwards prior to our quasi-reorganization. When realized, the tax benefit for those carryforwards will be credited to additional paid-in capital, which, in 2000 amounted to $72,000. In addition, a valuation allowance has been recognized to offset deferred tax assets acquired in the Rio Grande transaction.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets are as follows (in thousands):

                                                                  DECEMBER 31,
                                                            -------------------------
                                                            1998     1999      2000
                                                            -------------------------
DEFERRED TAX ASSETS:
Net operating loss carryforwards..........................  $ 902   $ 1,922   $ 1,984
Credit carryforwards......................................     29        29         5
Statutory depletion carryforwards.........................     16        16        --
Other.....................................................      4         4        13
Valuation allowance for deferred tax assets...............   (494)   (1,728)   (1,306)
                                                            -------------------------
          Total deferred tax assets.......................    457       243       696
DEFERRED TAX LIABILITIES:
Book basis of oil and natural gas properties in excess of
  tax basis...............................................    457       243     1,907
                                                            -------------------------
          Total deferred tax liabilities..................    457       243     1,907
                                                            -------------------------
          Net deferred tax liabilities....................  $  --   $    --   $ 1,211
                                                            =========================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following is a reconciliation, stated as a percentage of pretax income
(loss) taxable at the corporate level, of the U.S. statutory federal income tax rate to our effective tax rate:

                                                               1998    1999    2000
                                                              ----------------------
U.S. federal statutory rate.................................  (34.0%)  34.0%   34.0%
State tax rate, net of federal benefit......................      --      --    3.0%
Adjustments to the valuation allowance......................   34.0%      --   (2.8%)
                                                              ----------------------
Tax provision...............................................      --   34.0%   34.2%
                                                              ======================

4. STOCK TRANSACTIONS

     ISSUANCE OF COMMON STOCK

     On March 5, 1998, we issued 6,250 shares of common stock as consideration for the acquisition of working interests from J. Michael Muckleroy, an outside director. On May 8, 1998, we issued 85,436 shares of common stock as partial consideration for the Jacobi-Johnson Energy, Inc. acquisition. On July 16, 1998, the SEC declared our registration statement effective authorizing the commencement of a rights offering to our existing shareholders. Each shareholder received ten rights for each share of our common stock held. Each right entitled the shareholder to purchase one share of our common stock for $6.00 per share. The rights offering expired on August 12, 1998. We received net proceeds of approximately $35.2 million and issued approximately 5.9 million shares. On September 15, 1998, several of our directors and executive officers exercised stock options covering 150,000 shares of common stock at a strike price of $6.00 per share. Of the $900,000 in aggregate proceeds, these directors and executive officers paid $75,000 in cash with $825,000 being borrowed from us.

     On November 29, 1999, several of our executive officers who are also directors exercised stock options covering 117,500 shares of common stock, 112,500 at a strike price of $6.00 per share and 5,000 at a strike price of $6.25 per share. Of the $706,250 in aggregate proceeds, these executive officers who are also directors paid $0 in cash with $706,250 being borrowed from us.

     During the year ended December 31, 2000, two of our directors and three of our employees exercised stock options covering 48,000 shares of our common stock, 46,375 at a strike price of $6.00 per share and 1,625 shares at $6.25 per share. We received net proceeds of $288,406 for these shares.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table summarizes our stock option activity:

                                                                        WEIGHTED AVERAGE
                                                              STOCK      EXERCISE PRICE
                                                             OPTIONS       PER SHARE
                                                            ---------   ----------------
Outstanding at December 31, 1997..........................         --
  Granted.................................................  1,072,500       $  6.00
  Expired or canceled.....................................         --
  Exercised...............................................   (150,000)      $  6.00
                                                            ---------
Options outstanding at December 31, 1998..................    922,500       $  6.00
  Granted.................................................    268,309       $  6.10
  Expired or canceled.....................................     (6,600)      $  6.16
  Exercised...............................................   (117,500)      $  6.01
                                                            ---------
Options outstanding at December 31, 1999..................  1,066,709       $  6.02
  Granted.................................................    414,637       $ 13.77
  Expired or canceled.....................................    (34,747)      $  6.01
  Exercised...............................................    (48,000)      $  6.01
                                                            ---------
Options outstanding at December 31, 2000..................  1,398,599       $  8.32
                                                            =========
Options exercisable at December 31, 2000..................    713,530       $  7.20
                                                            =========

     SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for employee stock compensation plans, but allows for the continuation of the intrinsic value based method of accounting to measure compensation cost prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). For companies electing not to change their accounting, SFAS 123 requires pro-forma disclosures of earnings and earnings per share as if the change in accounting provision of SFAS 123 has been adopted.

     We have elected to continue to utilize the accounting method prescribed by APB 25, under which no compensation cost has been recognized, and adopt the disclosure requirements of SFAS 123. As a result, SFAS 123 has no effect on our financial condition or our results of operations at December 31, 1998, 1999 and 2000.

     Had compensation costs for these plans been determined consistent with SFAS 123, our net income (loss) and earnings per share (EPS) would have been adjusted to the following pro-forma amounts (in thousands, except per share amounts):

                                                                  DECEMBER 31,
                                                            -------------------------
                                                            1998     1999      2000
                                                            -------------------------
Net income (loss)...........................  As Reported   $(511)  $ 4,665   $ 8,454
                                              Pro Forma     $(711)  $ 3,889   $ 7,776
Basic EPS...................................  As Reported   $(.18)  $   .69   $  1.23
                                              Pro Forma     $(.25)  $   .58   $  1.14
Diluted EPS.................................  As Reported   $(.18)  $   .69   $  1.18
                                              Pro Forma     $(.25)  $   .58   $  1.09

     The present value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used: fair market values of stock at date of grant ranged from $6.00 to $15.5625; option exercise prices ranged from $6.00 to $15.5625; option term of 10 years; risk-free rate of return is based on 10-year U.S. Treasury Notes; company stock volatility is based on daily stock prices from January 1, 1998 through December 31, 2000; company dividend yield of 0%; and calculated Black-Scholes values ranging from $3.05 to $8.72 per option.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As part of the consideration paid for the acquisition of the Central Properties, we issued a warrant to Central Resources, Inc. (the Registered Holder) to purchase 200,000 shares of our common stock for $11.00 per share. This warrant expires on September 22, 2003. Under terms of the Registration Rights Agreement, a Registered Holder may make one written demand registration request to us to file a Form S-3 registration statement for the resale of the securities. A Registered Holder may also elect to have the securities included in a registration statement when we file a public offering of equity securities solely for cash, referred to as piggyback registration rights.

5.   RELATED PARTY TRANSACTIONS

     In the past, certain of our directors, and the companies with which they are affiliated, participated in oil and natural gas joint ventures with us upon the same terms and conditions as unrelated parties. In addition, we have purchased certain oil and natural gas prospects as well as drilling services and oil field supplies and services in the normal course of business from directors or from companies in which certain directors have a financial interest. During the year ended December 31, 1998, we purchased working interests from an outside director, in exchange for 6,250 shares of our common stock. During 1999, one of our directors participated under a farmout agreement for an interest in one development well. During 1999, approximately $42,000 in costs associated with this well were paid by the director.

6.   COMMITMENTS AND CONTINGENCIES

     We lease our offices and certain equipment. Our rental expenses were approximately $84,000, $134,000, and $202,000 for 1998, 1999 and 2000,
respectively. Our future minimum rental payments under operating leases with remaining noncancellable lease terms at December 31, 2000, are as follows (in thousands):

2001.......................................................  $   442
2002.......................................................      222
2003.......................................................      219
2004.......................................................      224
Thereafter.................................................      223
                                                             -------
                                                             $ 1,330
                                                             =======

7.   ENVIRONMENTAL REGULATION

     Various federal, state and local laws and regulations covering discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect our operations and the costs of our oil and natural gas exploitation, development and production operations. We do not anticipate that we will be required in the near future to expend amounts material in relation to the financial statements taken as a whole by reason of environmental laws and regulations. Because these laws and regulations are constantly being changed, we are unable to predict the conditions and other factors, over which we do not exercise control, that may give rise to environment liabilities affecting us.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   OIL AND NATURAL GAS PRODUCING ACTIVITIES

     The results of operations from our oil and natural gas producing activities are as follows (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1998       1999       2000
                                                        -----------------------------
Oil and natural gas sales.............................  $ 1,385   $  5,294   $ 28,869
Production costs......................................  $  (786)  $ (2,375)  $ (9,484)
Depreciation, depletion and amortization..............  $  (385)  $ (1,446)  $ (4,949)
Income tax expense, net of extraordinary item.........  $    --   $ (2,139)  $ (4,400)

Costs incurred in oil and natural gas producing activities are as follows (in thousands, except per equivalent barrel amounts):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1998       1999       2000
                                                        -----------------------------
Property acquisition costs............................  $ 6,820   $ 14,803   $ 66,270
Development costs.....................................  $   257   $    940   $    847
Exploration costs.....................................  $    --   $    122   $     --
Production costs......................................  $   786   $  2,375   $  9,484
Depreciation, depletion and amortization per Boe......  $  3.83   $   4.31   $   4.18
Depreciation, depletion and amortization per Mcfe.....  $  0.64   $   0.72   $   0.70

     Most of our oil and natural gas revenues are produced from a limited number of wells or properties all of which are located in the United States.

     Our oil and natural gas production is sold to various purchasers. During the year ended December 31, 2000, sales of oil and natural gas to three purchasers accounted for 23.6%, 19.9%, and 11.9% respectively, of our total revenues. During the year ended December 31, 1999, sales of oil and natural gas to two purchasers accounted for 36% and 28%, respectively, of our total revenues. During the year ended December 31, 1998, sales of oil and natural gas to two purchasers, accounted for 17% and 10%, respectively, of our total revenues. Management believes that the loss of these purchasers would not have a material impact on our financial condition or results of operations.

9.   HEDGING ACTIVITIES

     In an effort to reduce the effects of the volatility of the price of oil and natural gas on our operations, management has adopted a policy of hedging oil and natural gas prices whenever such prices are in excess of the prices anticipated in our operating budget and profit plan through the use of commodity futures, options and swap agreements. Hedging transactions require the approval of the board of directors. We had no outstanding hedging agreements at December 31, 1998.

     The following table sets forth our oil and natural gas hedging activities as of December 31, 2000, and those contracts entered into subsequent to December 31, 2000. All contracts are swap agreements for the sale of oil or natural gas and are based on NYMEX pricing. The market values at December 31, 2000, are

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

estimated from quotes by the counterparties and represent the amounts we would expect to receive or pay to terminate the agreements on December 31, 2000.

                                                                        NOTIONAL
                              CONTRACT    EFFECTIVE   TERMINATION    VOLUME/ RANGE         AGGREGATE         STRIKE
         COMMODITY              DATE        DATE         DATE       PER MONTH(1)(2)       VOLUME(1)(2)    PRICE/RANGE
----------------------------------------------------------------------------------------------------------------------
EXCO RESOURCES, INC.
 Oil.......................   9/28/2000   11/1/2000    4/30/2003     29,000 Bbls -       1,083,000 Bbls    $23.96 -
                                                                      46,000 Bbls                            30.84
 Natural Gas...............  10/13/2000    1/1/2001   12/31/2001    186,000 Mmbtus -         2,383,500      $4.915
                                                                     216,000 Mmbtus             Mmbtus
PECOS-GOMEZ, L.P.(3)
 Natural Gas...............  12/01/2000    2/1/2001   12/31/2002     50,000 Mmbtus           1,150,000       $4.79
                                                                                                Mmbtus

                                MARKET
                               VALUE AT
                             DECEMBER 31,
         COMMODITY               2000
---------------------------  ------------
EXCO RESOURCES, INC.
 Oil.......................  $  3,118,719
 Natural Gas...............  $ (3,863,907)
PECOS-GOMEZ, L.P.(3)
 Natural Gas...............  $   (585,041)

---------------

(1) Bbls -- Barrels.

(2) Mmbtus -- Million British thermal units.

(3) EXCO owns a combined 55.13742% partnership interest. Our exposure to the swap agreement is limited to our partnership interests.

     The following table sets forth our oil, natural gas and natural gas liquids prices, both realized before hedge results and realized including hedge results; and the net effects of settlements of oil and natural gas price hedges on revenue:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1999          2000
                                                              ------------------------
Average price per Bbl of oil -- realized before hedge
  results...................................................   $ 18.18     $    29.24
Average price per Bbl of oil -- realized including hedge
  results...................................................   $ 17.83     $    27.39
Average price per Bbl of natural gas liquids -- realized
  before hedge results......................................       N/A     $    24.60
Average price per Bbl of natural gas liquids -- realized
  including hedge results...................................       N/A     $    24.60
Average price per Mcf of natural gas -- realized before
  hedge results.............................................   $  2.07     $     3.81
Average price per Mcf of natural gas -- realized including
  hedge results.............................................   $  2.07     $     3.72
Total reduction in revenue..................................   $74,000     $1,141,000

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. ACQUISITIONS

     We have accounted for the following acquisitions in accordance with APB No. 16, "Business Combinations" where applicable.

ENTITY                                       TRANSACTIONS IN 1998 AND 1999             EVENT DATE
------                                       -----------------------------             ----------
EXCO Resources, Inc.                  Purchased Maverick County Properties........  February 11, 1998
                                      Purchased Jacobi-Johnson Energy, Inc. ......  May 8, 1998
                                      Purchased Dawson County Properties..........  June 30, 1998
                                      Purchased promissory note of Rio Grande,
                                      Inc. .......................................  November 2, 1998
                                      Purchased Carter County Properties..........  December 21, 1998
                                      Merged Jacobi-Johnson Energy, Inc. into EXCO
                                      Resources, Inc. ............................  December 30, 1998
                                      Exchanged promissory note of Rio Grande,
                                      Inc. for 100% of outstanding capital stock
                                      of Rio Grande, Inc. ........................  March 16, 1999
                                      Merged Rio Grande, Inc. into EXCO Resources,
                                      Inc. .......................................  March 30, 1999
                                      Purchased Natchitoches Parish Properties....  December 31, 1999
EXUS Energy, LLC                      Purchased Jackson Parish Properties.........  June 30, 1999
                                      Sold Jackson Parish Properties..............  December 31, 1999
EXCO Energy Investors, L.L.C          Sold debt securities of National Energy
                                      Group, Inc. ................................  November 11, 1999

ENTITY                                            TRANSACTIONS IN 2000                  EVENT DATE
------                                            --------------------                  ----------
EXCO Resources, Inc.                  Purchased Val Verde County Properties.......  February 25, 2000
                                      Purchased Central Properties................  September 22, 2000
Pecos-Gomez, L.P.                     Purchased Pecos County Properties...........  March 24, 2000

Transactions which closed during 2000 are more fully described below.

     Val Verde County Properties Acquisition

     On February 25, 2000, we purchased interests in 21 gross (9.8 net) producing wells located in Val Verde County, Texas from RVC Energy, Inc. (the Val Verde County Properties). We are the named operator of 18 of the wells acquired in the transaction. The Val Verde County Properties include approximately 5,330 gross (3,370 net) developed acres and approximately 2,030 gross (510 net) undeveloped acres. As of December 31, 1999, total proved reserves net to our interest included 19.1 Bcf of natural gas.

     The purchase price of $12.2 million cash (approximately $11.4 million after contractual adjustments) was paid from existing working capital and borrowings of $7.1 million under our credit facility. The effective date of the acquisition was October 1, 1999. These assets qualify as eligible replacement properties under our tax-deferred exchange agreement. This use of tax-deferred exchange proceeds is in compliance with the like-kind exchange provisions of Section 1031 of the Internal Revenue Code. The price was determined through arms-length negotiation between the parties.

     Pecos County Properties Acquisition

     On March 24, 2000, under terms of a purchase and sale agreement dated February 22, 2000, Humphrey-Hill, L.P., a Texas limited partnership (the Partnership), completed the acquisition from the Nebraska Public Gas Agency (Seller) of certain oil and natural gas properties located in Pecos County, Texas (the Pecos County Properties). On March 24, 2000, the Partnership was owned 50% by Taurus

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisition, Inc. as a limited partner (Taurus is our wholly owned subsidiary), 49% by certain private investors as limited partners and 1% by us as general partner. The Pecos County Properties include 8 gross (4.25 net) producing wells. We are the named operator and assumed operations of 5 of the wells acquired in the transaction. As of January 1, 2000, the Pecos County Properties were estimated to contain 25.1 Bcf of natural gas.

     The purchase price, before closing adjustments, was approximately $10.2 million cash (approximately $10.1 million after contractual adjustments). The purchase price was paid with $6.6 million drawn under a new credit facility established by the Partnership and $3.5 million of Partnership equity capital. The effective date of the acquisition was January 1, 2000. The purchase price was determined based upon arms-length negotiations between Seller and the Partnership, taking into account reserve estimates and other items customarily considered in acquisitions of this type.

     Limited Partnership Agreement. We have entered into an Amended and Restated Agreement of Limited Partnership (the Partnership Agreement with Taurus and the other investors (the Humphrey-Hill Partners)). The partners share ratably in the profits and losses of the Partnership, subject to special allocations in certain events. The Partnership's principal business purpose is initially the management and development of the Pecos County Properties. The partners have established an area of mutual interest in respect of the Pecos County Properties which governs any additional acquisitions of properties by any partner within the area.

     Effective April 14, 2000, the Humphrey-Hill Partners entered into a Transfer and Assignment Agreement which transferred Taurus' 50% partnership interest to EXCO (Delaware), Inc., a Delaware corporation. EXCO (Delaware) is our wholly owned subsidiary. Also effective April 14, 2000, the partnership name was changed to Pecos-Gomez, L.P. under an Amended and Restated Certificate of Limited Partnership. Subsequently, the Partnership Agreement was amended to reflect the transfer of the Taurus partnership interest and name change. Effective May 16, 2000, under terms of a Transfer and Assignment Agreement dated May 16, 2000, EXCO (Delaware), Inc. purchased an additional 4.13742% limited partnership interest in Pecos-Gomez, L.P., from one of the other limited partners. As a result, as of May 16, 2000, EXCO (Delaware), Inc. now owns a 54.13742% limited partnership interest, and we still own a 1% general partnership interest in Pecos-Gomez, L.P.

     The Partnership is managed by us as general partner. Certain Partnership actions require consent of partners holding 70% of the partnership interests including: merger, sale of all of the Partnership's assets, liquidation, conversion of the legal form of the entity to another form or amending the Partnership Agreement to change any minority partnership interest protection.

     We and Taurus initially capitalized the Partnership with $3.5 million of equity capital, all of which was applied to fund the purchase of the Pecos County Properties. Upon execution of the Partnership Agreement, the partners agreed that the value of the Partnership's Purchase Agreement was approximately $3.4 million. This value was allocated entirely to the capital accounts of the three private investors who initially formed the Partnership and arranged the Purchase Agreement with the Seller. Accordingly, the Partnership's full cost pool has been increased by $3.4 million. This value will be amortized over the economic reserve life of the Pecos County Properties. The Partnership also arranged a credit facility (discussed in greater detail below) through Bank of America, N.A. to fund a portion of the Pecos County Properties acquisition and to fund additional development drilling of the properties.

     The Partnership Agreement includes other customary terms including terms governing transfers of partnership interests (including a buy/sell right), voting, meetings and tax matters.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Partnership Credit Facility

     On March 24, 2000, the Partnership entered into a credit facility with Bank of America, N.A. as administrative agent and lender. The credit facility provides for borrowings up to $25 million, subject to borrowing base limitations.

     The credit facility consists of a regular revolver, which on December 31, 2000, had a borrowing base of $6.4 million. At December 31, 2000, the Partnership had approximately $700,000 available for borrowing under the credit facility. A portion of the borrowing base is available for the issuance of letters of credit. Under terms of the credit facility, the borrowing base is reduced by $200,000 commencing on June 30, 2000, and on each quarter end thereafter. All borrowings under the credit facility are secured by a first lien mortgage providing a security interest in substantially all assets owned by the Partnership including all mineral interests. In addition, EXCO has guaranteed the Partnership's obligations under the credit facility. We have pledged our Partnership interest to secure the credit facility.

     The credit facility provides that if the aggregate outstanding indebtedness of the Partnership is less than 75% of the borrowing base, then advances will bear interest at 1.5% over LIBOR. If the borrowing base usage equals or exceeds 75%, then advances will bear interest at 1.75% over LIBOR.

     Commencing on August 15, 2000, and continuing quarterly thereafter until maturity, the Partnership shall make mandatory prepayments on the credit facility in an amount equal to 75% of the Partnership's Net Revenues (as defined in the credit facility) for the immediately preceding calendar quarter if NYMEX natural gas prices for the immediately preceding calendar quarter averaged $3.00 per Mmbtu or less, otherwise, the dedication rate is 60%. Each such payment shall be applied first to accrued but unpaid interest and then to principal. However, if a borrowing base deficiency were to exist after giving effect to a redetermination, then the Partnership would have to do one of the following:

     - make a lump sum payment equal to the deficiency;

     - make six consecutive mandatory prepayments of principal on the revolving loan each of which shall be in the amount of one sixth (1/6th) of the amount of the borrowing base deficiency; or

     - provide additional collateral acceptable to the banks in their sole discretion sufficient to increase the borrowing base and eliminate the deficiency.

     The credit facility matures on March 24, 2003. The next borrowing base redetermination is scheduled for April 1, 2001, and on or about each October 1 and April 1, thereafter.

     Under the terms of the credit facility, the Partnership must maintain a current ratio of not less than 1.0 to 1.0 at any time. Furthermore, the Partnership must not incur or pay general and administrative expenses in an aggregate amount exceeding $75,000 during the period from March 24, 2000 through December 31, 2000, or $100,000 during any fiscal year thereafter. Additionally, the credit facility contains a number of other covenants affecting the liquidity and capital resources of the Partnership, including restrictions on the ability to incur indebtedness at any time in an amount exceeding $25,000 excluding amounts associated with operating in the ordinary course of business or to pledge assets outside of the credit facility, and restrictions on the payment of dividends on the equity partnership interests of the Partnership.

     Central Properties Acquisition

     On September 22, 2000, we completed the acquisition of certain oil and natural gas properties located in various counties in West, South, North, and Central Texas; Southeast and Northwest New Mexico; Southern Louisiana; Northeastern Colorado; Western Nebraska; Clarke, Jones, and Perry Counties in Mississippi; Beaver and Cleveland Counties in Oklahoma; Meade County in Kansas; and Campbell, Converse, and Niobrara Counties in Wyoming (the Central Properties) from Central Resources, Inc. (the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Seller). As of October 2000, the properties consisted of 1,890 wells, including 571 water injection wells involved with secondary recovery water flood projects. Under terms of the acquisition, effective October 1, 2000, we became operator of 190 producing oil and natural gas wells. As of June 1, 2000, estimated total proved reserves net to our interest included 8.3 million Bbls of oil and NGLs and 37.3 Bcf of natural gas.

     The purchase price consisted of $48.0 million cash ($44.9 million after contractual adjustments) and warrants to purchase 200,000 shares of our common stock at $11.00 per share. The cash consideration was paid from existing working capital and borrowings of $39.4 million under our amended and restated credit agreement. The effective date of the acquisition was June 1, 2000. The purchase price was determined through arms-length negotiations between the parties taking into account reserve estimates and other items customarily considered in acquisitions of this type.

     Warrant Agreement and Form of Registration Rights Agreement. As part of the consideration paid for the acquisition of the Central Properties, we issued a warrant to Central Resources, Inc. (the Registered Holder) to purchase 200,000 shares of our common stock for $11.00 per share. See "Note 4. Stock Transactions" for more detailed information.

     Pro Forma Results of Operations

     The following reflects the Pro forma results of operations as though the acquisition of Rio Grande, Inc., the disposition of the Jackson Parish Properties, the addition of the Seward/Meade County Properties, and the acquisitions of the Natchitoches Parish Properties, the Val Verde County Properties, our share of the Pecos County Properties, and the Central Properties and the related borrowings had been consummated on January 1, 1999.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                              ---------------------
                                                              (In thousands, except
                                                               per share amounts)
                                                                   (Unaudited)
Revenues....................................................   $33,645     $47,385
Income before extraordinary item............................   $ 3,169     $18,607
Income per share before extraordinary item:
  Basic.....................................................   $   .47     $  1.79
  Diluted...................................................   $   .47     $  1.72

11. ADOPTION OF SFAS 133

     On January 1, 2001, we adopted SFAS 133, as amended, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires firms to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The requisite accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

     In accordance with the transition provisions of SFAS 133, we recorded a cumulative-effect loss in Other Comprehensive Income of $1.1 million to recognize at fair value all derivatives that are designated as cash-flow hedging instruments.

     We do not expect to be in violation of any debt covenants or other contracts as a result of implementing SFAS 133.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. SUBSEQUENT EVENTS

     Amendment to our Credit Agreement

     On March 7, 2001, we entered into the first amendment to our credit facility. The first amendment provides for an increase in our borrowing base from $45 million to $60 million.

     Acquisition of Oil and Natural Gas Properties in Texas and Oklahoma.

     On March 8, 2001, we acquired oil and natural gas assets from STB Energy, Inc., a wholly owned subsidiary of Hilton Petroleum, Ltd. The assets are principally located in our core production areas of Texas and Oklahoma. As of January 1, 2001, total proved reserves net to our interest included 694,000 barrels of oil and NGLs, and 9.5 Bcf of natural gas. We paid the purchase price of $15 million cash ($14.8 million after contractual adjustments) from borrowings under our credit facility. The effective date of the acquisition was January 1, 2001.

     We signed a preacquisition agreement regarding our proposed acquisition of Addison Energy, Inc.

     On February 21, 2001, we entered into a preacquisition agreement to acquire Addison Energy, Inc., a private oil and gas company based in Calgary, Alberta, Canada. We currently contemplate initiating a tender bid for all of the outstanding shares of common stock in late March 2001. It is expected that the tender bid will close in April 2001. Should any shares of common stock not be tendered, we will undertake an amalgamation which will cause the remaining shares to be cancelled in exchange for the same cash per share paid in the tender bid. All outstanding options will also be cancelled for cash. Upon completion of these steps, Addison Energy, Inc. will become our indirect wholly-owned subsidiary.

     The completion of the acquisition is subject to further negotiations and the signing of definitive agreements by both parties. The preacquisition agreement includes various representations and warranties of both parties and also includes specific conditions to the completion of the acquisition. In addition, both parties have agreed to pay a break-up fee of Cdn $4.0 million upon the occurrence of specific events.

     Both company's boards have approved the transaction, and shareholders owning approximately 79.7% of Addison's shares have entered into lock-up agreements with us relating to the acquisition. We are also completing negotiations with Addison's management on the terms of their continued participation.

     As of January 1, 2001, we valued Addison's oil and natural gas assets at approximately $51.5 million (Cdn $79.2 million). After adjustments for working capital and long-term debt, Addison's shareholders are expected to receive approximately $45 million (Cdn $68.5 million) for their stock, or approximately Cdn $6.62 per share.

     The Addison properties include 99 gross producing wells, all located in Alberta, with an estimated average working interest of 89%. The Addison properties include approximately 34,790 gross and 29,750 net developed acres and approximately 25,990 gross and 20,630 net undeveloped acres. As of December 31, 2000, the Addison properties were estimated to contain total proved reserves net to Addison's interest of approximately 877,000 barrels of oil, 36.8 Bcf of natural gas, and 1.2 million barrels of NGLs.

13. SUPPLEMENTAL OIL AND NATURAL GAS RESERVE AND STANDARDIZED MEASURE INFORMATION (UNAUDITED)

     We retain independent engineering firms to provide annual year-end estimates of our future net recoverable oil, natural gas and NGL reserves. Estimated proved net recoverable reserves we have shown below include only those quantities that you can expect to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves that we may recover through existing wells. Proved undeveloped reserves include those reserves that we may recover from new

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

wells on undrilled acreage or from existing wells on which we must make a relatively major expenditure for recompletion or secondary recovery operations.

ESTIMATED QUANTITIES OF PROVED RESERVES (in thousands)

                                                      OIL(Bbls)   GAS(Mcf)   NGL(Bbls)   Mcfe(1)
                                                      ------------------------------------------
DECEMBER 31, 1997...................................       58       4,326        --        4,674
  Purchase of reserves in place.....................      972       4,019        --        9,851
  New discoveries and extensions....................       --          --        --           --
  Revisions of previous estimates...................      (14)       (221)       --         (305)
  Production........................................      (53)       (412)       --         (730)
  Sales of reserves in place........................       --          --        --           --
                                                      ------------------------------------------
DECEMBER 31, 1998...................................      963       7,712        --       13,490
  Purchase of reserves in place.....................    2,022      11,033       370       25,385
  New discoveries and extensions....................       15          --        --           90
  Revisions of previous estimates...................      298        (942)       --          846
  Production........................................     (208)       (765)       --       (2,013)
  Sales of reserves in place........................     (346)       (490)       --       (2,566)
                                                      ------------------------------------------
DECEMBER 31, 1999...................................    2,744      16,548       370       35,232
  Purchase of reserves in place.....................   10,043      80,279       126      141,293
  New discoveries and extensions....................       --          --        --           --
  Revisions of previous estimates...................       93       2,543       112        3,773
  Production........................................     (433)     (3,982)      (89)      (7,114)
  Sales of reserves in place........................      (69)       (944)      (54)      (1,682)
                                                      ------------------------------------------
DECEMBER 31, 2000...................................   12,378      94,444       465      171,502
                                                      ------------------------------------------
                                                      ------------------------------------------

ESTIMATED QUANTITIES OF PROVED DEVELOPED RESERVES

                                                      OIL(Bbls)   GAS(Mcf)   NGL(Bbls)   Mcfe(1)
                                                      ------------------------------------------
December 31, 1998...................................      830       5,775        --       10,755
December 31, 1999...................................    2,389      14,741       370       31,295
December 31, 2000...................................    8,148      66,497       465      118,175

---------------

(1) Mcfe -- Thousand cubic feet equivalent calculated by converting 1 Bbl of oil and NGLs to 6 Mcf of natural gas.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     We have summarized the standardized measure of discounted net cash flows related to our proved oil, natural gas, and NGL reserves. We have based the following summary on a valuation of proved reserves using discounted cash flows based on year-end prices, costs and economic conditions and a 10% discount rate. The additions to proved reserves from purchase of reserves in place and new discoveries and extensions could vary significantly from year to year; additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant. Accordingly, you should not

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

view the information presented below as an estimate of the fair value of our oil and natural gas properties, nor should you consider the information indicative of any trends.

                                                                DECEMBER 31,
                                                       -------------------------------
                                                        1998       1999        2000
                                                       -------------------------------
                                                               (In thousands)
Future cash inflows..................................  $23,407   $106,878   $1,192,705
Future production and development costs..............    9,028     46,740      344,013
Future income taxes..................................       20     12,173      274,899
                                                       -------------------------------
Future net cash flows................................   14,359     47,965      573,793
Discount of future net cash flows at 10% per annum...    6,406     19,370      291,357
                                                       -------------------------------
Standardized measure of discounted future net cash
  flows..............................................  $ 7,953   $ 28,595   $  282,436
                                                       ===============================

     At December 31, 2000, the present value of our future net cash flows before income taxes discounted at 10% was approximately $396.4 million.

     During recent years, prices paid for oil in the world markets have fluctuated significantly. This situation has had a destabilizing effect on the posted prices of oil in the United States, including the posted prices paid by purchasers of our oil. The prices of oil, natural gas and NGLs at December 31, 1998, 1999 and 2000, used in the above table, were $10.41, $24.17 and $24.82 per
Bbl of oil, respectively, $1.74, $2.00 and $9.26 per Mcf of natural gas, respectively, and N/A, $19.21 and $21.50 per Bbl of NGLs, respectively. We did not have any NGL reserves at December 31, 1998.

CHANGES IN STANDARDIZED MEASURE

     The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1998      1999       2000
                                                        -----------------------------
                                                               (In thousands)
Sales and transfers of oil and natural gas produced,
  net of production costs.............................  $  (599)  $(2,993)  $ (20,526)
Net changes in prices and production costs............   (1,548)    3,601     234,122
Extensions and discoveries, net of future development
  and production costs................................       --       144          --
Development costs during the period...................       --       111         352
Revisions of previous quantity estimates..............     (264)      499       9,880
Sales of reserves in place............................       --    (1,968)     (4,740)
Purchases of reserves in place........................    5,944    27,804     155,648
Accretion of discount before income taxes.............      403       796       3,595
Net change in income taxes............................      152    (7,352)   (124,490)
                                                        -----------------------------
Net change............................................  $ 4,088   $20,642   $ 253,841
                                                        =============================

                      AUDITORS' REPORT TO THE SHAREHOLDERS

     We have audited the balance sheets of Addison Energy Inc. as at December 31, 2000 and 1999 and the statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in accordance with Canadian generally accepted accounting principles.

     Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three year period ended December 31, 2000 and shareholders' equity as at December 31, 2000 and 1999, to the extent summarized in note 9 to the financial statements.

                                            /s/ KPMG LLP
                                            Chartered Accountants

Calgary, Canada
March 9, 2001
(except for notes 9 and 10 which are as of April 26, 2001)

                              ADDISON ENERGY INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -----------------
                                                              (In thousands, in
                                                              Canadian dollars)
ASSETS
Current assets:
  Accounts receivable.......................................  $ 2,892   $ 7,626
                                                              -----------------
          Total current assets..............................    2,892     7,626
Oil and natural gas properties (full cost accounting
  method):
  Proved developed and undeveloped oil and natural gas
     properties.............................................   13,187    29,748
  Accumulated depreciation, depletion and amortization......    1,032     3,852
                                                              -----------------
  Oil and natural gas properties, net.......................   12,155    25,896
  Office furniture and equipment, net.......................       36        55
Assets under capital lease, net.............................      304       275
                                                              -----------------
          Total assets......................................  $15,387   $33,852
                                                              =================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank loan (note 4).....................................  $ 3,638   $ 6,119
     Accounts payable and accrued liabilities...............    3,201     6,680
     Income tax payable.....................................      465     3,455
     Current portion of obligation under capital lease (note
      5)....................................................      107       178
                                                              -----------------
          Total current liabilities.........................    7,411    16,432
Obligation under capital lease (note 5).....................      161        --
Provision for site restoration..............................      783     1,339
Future income taxes (note 7)................................      717     2,251
Shareholders' equity:
     Share capital (note 6).................................    4,854     4,854
     Retained earnings......................................    1,461     8,976
                                                              -----------------
          Total stockholder's equity........................    6,315    13,830
                                                              -----------------
     Subsequent event (note 10)
          Total liabilities and stockholders' equity........  $15,387   $33,852
                                                              =================

See accompanying notes.


By: /s/ CRAIG HURSKA                                     By: /s/ STEVE FAGAN
-----------------------------------------------------    -----------------------------------------------------
    Craig Hurska                                            Steve Fagan
    Director                                                Director


                              ADDISON ENERGY INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998       1999        2000
                                                              --------------------------------
                                                              (In thousands, except per share
                                                               amounts, in Canadian dollars)
REVENUES:
  Oil and natural gas.......................................   $1,264     $ 8,387     $28,910
  Royalties.................................................     (313)     (1,839)     (6,587)
  Interest..................................................       11          --          --
                                                              --------------------------------
          Total revenues....................................      962       6,548      22,323
COST AND EXPENSES:
  Production................................................      537       2,074       4,148
  General and administrative................................      227         651       1,183
  Interest on long-term debt................................        5          82         442
  Depletion, depreciation and site restoration..............      223       1,184       3,398
                                                              --------------------------------
          Total cost and expenses...........................      992       3,991       9,171
                                                              --------------------------------
Income (loss) before income taxes...........................      (30)      2,557      13,152
Income taxes (note 7):
  Current...................................................       --         465       4,103
  Future....................................................       21         580       1,534
                                                              --------------------------------
                                                                   21       1,045       5,637
                                                              --------------------------------
Net income (loss)...........................................      (51)      1,512       7,515
Retained earnings (deficit), beginning of year..............       --         (51)      1,461
                                                              --------------------------------
Retained earnings (deficit), end of year....................   $  (51)    $ 1,461     $ 8,976
                                                              ================================
Net income (loss) per share:
  Basic.....................................................   $(0.03)    $  0.19     $  0.79
                                                              ================================
  Diluted...................................................   $(0.03)    $  0.18     $  0.73
                                                              ================================

See accompanying notes.

                              ADDISON ENERGY INC.

                            STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998       1999       2000
                                                              -------------------------------
                                                              (In thousands, except per share
                                                               amounts, in Canadian dollars)
Cash provided by (used in):
OPERATING ACTIVITIES:
Net income (loss)...........................................  $   (51)   $ 1,512    $  7,515
Items not involving cash:
  Depletion, depreciation and site restoration..............      223      1,184       3,398
  Future income taxes.......................................       21        580       1,534
                                                              -------------------------------
Funds flow from operations..................................      193      3,276      12,447
Effect of changes in:
  Accounts receivable.......................................     (563)    (2,329)     (4,735)
  Accounts payable and accrued liabilities..................      853      2,349       3,479
  Income taxes payable......................................       --        465       2,990
                                                              -------------------------------
Net cash provided by operating activities...................      483      3,761      14,181
FINANCING ACTIVITIES:
Bank loan...................................................      391      3,247       2,481
Issue of share capital......................................    2,120      2,850          --
Payments on capital lease obligation........................       --        (83)        (90)
                                                              -------------------------------
Net cash provided by financing activities...................    2,511      6,014       2,391
INVESTING ACTIVITIES:
Additions to petroleum and natural gas properties...........   (1,654)    (7,450)    (16,561)
Acquisitions of properties..................................   (1,340)    (2,316)         --
Addition to other capital assets............................       --         (9)        (11)
                                                              -------------------------------
Net cash used in investing activities.......................   (2,994)    (9,775)    (16,572)
                                                              -------------------------------
Change in cash..............................................       --         --          --
                                                              -------------------------------
Cash, beginning and end of year.............................  $    --    $    --    $     --
                                                              ===============================

See accompanying notes.

                         NOTES TO FINANCIAL STATEMENTS

1.   INCORPORATION

     Addison Energy Inc. (the "Corporation") was incorporated under the Business Corporations Act of Canada on June 6, 1997. The Corporation commenced commercial operations on January 1, 1998.

2.   SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL STATEMENT PRESENTATION

     These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") and are in Canadian dollars. The significant differences between these principles and those that would be accepted under United States generally accepted accounting principles ("US GAAP") are disclosed in note 9.

PETROLEUM AND NATURAL GAS PROPERTIES

     The Corporation follows the full cost method of accounting for petroleum and natural gas operations whereby all costs related to the exploration for and the development of petroleum and natural gas reserves are capitalized. These costs include land acquisition costs, geological and geophysical expenses, the costs of drilling both productive and non-productive wells and directly related overhead. Proceeds from the disposal of properties are normally applied to reduce the full cost pool without recognition of a gain or loss, however, when a significant portion of properties is sold, a gain or loss is recorded and reflected in the statement of operations.

     Petroleum and natural gas properties, excluding costs relating to unproven properties, and assets under capital lease are depleted using the unit-of-production method based on production volumes before royalties in relation to estimated proven reserves as determined by independent engineers. Natural gas reserves and production are converted to equivalent units of energy on a 6:1 basis.

     The Corporation applies a ceiling test to ensure that the net costs capitalized do not exceed the estimated future net revenues from the production of its proven reserves, plus the cost of undeveloped lands, less impairment. Future net revenues are calculated at year end prices and include an allowance for estimated future general and administrative expenses, interest expense, income taxes and capital expenditures.

     A portion of the Corporation's exploration and development activities are conducted jointly with others and, accordingly, the financial statements reflect only the Corporation's proportionate interest in such activities.

     Depreciation on office furniture and equipment, is based on estimated useful life and is provided for on a 30% declining balance basis.

FUTURE SITE RESTORATION COSTS

     Future site restoration costs are based on management's estimates and amortized on the unit-of-production method over the remaining proved reserves. The provision is included in depletion and depreciation in the statement of operations. The actual expenditures will be charged to the accumulated provision as incurred.

FUTURE INCOME TAXES

     The Corporation has adopted the liability method of tax allocation accounting. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets. Future income tax liabilities or assets are calculated using tax rates anticipated to apply in the periods that the temporary differences are expected to reverse.

                         NOTES TO FINANCIAL STATEMENTS

     An estimate of the future tax liability on flow-through share arrangements is recognized and charged to share capital at the time the shares are issued.

STOCK-BASED COMPENSATION PLAN

     The Corporation has one stock-based compensation plan, which is described in note 6. No compensation expense is recognized for this plan when stock or stock options are issued to employees. Any consideration paid by employees on the exercise of stock options or purchase of stock is recorded as share capital.

PER SHARE AMOUNTS

     Per share amounts are calculated using the weighted average number of shares and special warrants outstanding during the year. Fully diluted per share calculations, using the imputed earnings method, reflect the exercise of options and warrants at the later of the date of issuance or the beginning of the year.

MEASUREMENT UNCERTAINTY

     The amounts recorded for depletion, depreciation and amortization of petroleum and natural gas properties and equipment and the provision for future site restoration and abandonment costs are based on estimates. The ceiling test is based on estimates of proved reserves, production rates, oil and gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

3.   PROPERTY, PLANT AND EQUIPMENT

                                                               DECEMBER 31, 1999
                                                       ----------------------------------
                                                                  ACCUMULATED
                                                                 DEPLETION AND   NET BOOK
                                                        COST     DEPRECIATION     VALUE
                                                       ----------------------------------
                                                                 (In thousands)
Oil and natural gas properties.......................  $13,187      $1,032       $12,155
Assets under capital lease...........................      358          54           304
Office furniture and equipment.......................       51          15            36
                                                       ----------------------------------
          Total......................................  $13,596      $1,101       $12,495
                                                       ==================================

                                                               DECEMBER 31, 2000
                                                       ----------------------------------
                                                                  ACCUMULATED
                                                                 DEPLETION AND   NET BOOK
                                                        COST     DEPRECIATION     VALUE
                                                       ----------------------------------
                                                                 (In thousands)
Oil and natural gas properties.......................  $29,748      $3,852       $25,896
Assets under capital lease...........................      358          83           275
Office furniture and equipment.......................       62           7            55
                                                       ----------------------------------
          Total......................................  $30,168      $3,942       $26,226
                                                       ==================================

     The estimated future site restoration costs to be accrued over the remaining proved reserves are $1,004,000, $2,785,000 and $5,732,000 at December 31, 1998, 1999 and 2000, respectively. Of these costs, $59,991, $247,579 and
$556,009 have been reflected as additional depletion and depreciation in 1998, 1999 and 2000, respectively, and $475,000 was accrued at the time of the acquisition of certain properties. Future development costs of $881,000, $842,000 and $4,980,000 have been included in costs subject to depletion and depreciation for 1998, 1999 and 2000, respectively. The Corporation capitalized $113,183,

                         NOTES TO FINANCIAL STATEMENTS

$293,147 and $511,659 of general and administrative expenses to petroleum and natural gas properties during 1998, 1999 and 2000, respectively.

4.   BANK LOAN

     At December 31, 2000, the Corporation had a $10,000,000 revolving demand loan facility for general corporate purposes bearing interest at the bank's prime rates plus 1/2%. The loan is repayable on demand and is secured by a general assignment of book debts, a $10,000,000 fixed and floating charge debenture on certain properties and a floating charge over all other assets of the Corporation. At December 31, 2000, the Corporation has $287,000 of letters of credit outstanding. Interest paid during the years ended December 31, 1998, 1999 and 2000, were $5,103, $81,727 and $442,202, respectively.

5.   OBLIGATION UNDER CAPITAL LEASE

     Minimum lease payments relating to assets under capital lease are as follows (in thousands):

2001........................................................   $188
Less amounts representing interest at 7.92%.................     10
                                                               ----
Present value of net minimum capital lease payments.........   $178
                                                               ----
Current portion of obligation under capital lease...........   $178
                                                               ====

6.   SHARE CAPITAL

AUTHORIZED

     Unlimited number of voting common shares.

     Unlimited number of preferred shares, issuable in series.

ISSUED AND OUTSTANDING

                                                               NUMBER       AMOUNT
COMMON SHARES:                                                -----------------------
Balance on December 31, 1997................................         --   $        --
  Issued on private placement...............................  1,400,000       135,000
  Issued on exercise of options.............................    900,000        75,000
  Issued on exercise of Special Warrants as flow-through
     shares,
     net of income taxes of $223,000........................  1,000,000       277,000
                                                              ---------   -----------
Balance on December 31, 1998................................  3,300,000       487,000
  Issued on private placement...............................  3,000,000     3,000,001
  Issued for shareholder loans..............................    200,000       200,000
  Share issue costs, net of tax benefit of $67,000..........         --       (83,000)
                                                              ---------   -----------
Balance on December 31, 1999................................  6,500,000     3,604,001
  Issued for Special Warrants...............................  3,000,000     1,450,351
  Less: share purchase loans (note 6(e))....................         --      (200,000)
                                                              ---------   -----------
BALANCE ON DECEMBER 31, 2000................................  9,500,000   $ 4,854,352
                                                              =========   ===========

                         NOTES TO FINANCIAL STATEMENTS

                                                                NUMBER       AMOUNT
SPECIAL WARRANTS:                                             ------------------------
Balance on December 31, 1997................................          --   $        --
  Issued on private placement...............................   4,000,000     2,000,000
  Converted to common shares................................  (1,000,000)     (500,000)
  Share issue costs, net of tax effect of $39,971...........          --       (49,649)
                                                              ----------   -----------
Balance on December 31, 1998................................   3,000,000     1,450,351
  Converted to common shares................................          --            --
                                                              ----------   -----------
Balance on December 31, 1999................................   3,000,000     1,450,351
  Converted to common shares................................  (3,000,000)   (1,450,351)
                                                              ----------   -----------
BALANCE ON DECEMBER 31, 2000................................          --   $        --
                                                              ==========   ===========

     In 1999, share issue costs of $150,000 related to the private placement were paid to Intellectual Capital Partners Inc. ("I.C.P."), a company with a common director.

SPECIAL WARRANTS

     In 1998, the Corporation completed a private placement of Special Warrants. Of the Special Warrants issued, 1,000,000 were designated as exercisable to flow-through common shares. Each Special Warrant entitled the holder to acquire, at no additional cost, one common share. Costs related to the issuance were $89,620 of which $81,000 was paid to I.C.P., a related party. The Special Warrants were all exercised by December 31, 2000.

SHARE OPTIONS

     The Corporation has a stock option plan which allows for the issue of stock options to directors, officers and key employees. At December 31, 1998, 1999 and 2000, stock options issued and outstanding are as follows:

                                                            NUMBER OF   WEIGHTED AVERAGE
                                                             OPTIONS     EXERCISE PRICE
                                                            ---------   ----------------
Options outstanding at December 31, 1997..................         --        $   --
  Granted.................................................  1,300,000        $0.210
  Exercised...............................................   (900,000)       $0.083
                                                            ---------        ------
Options outstanding at December 31, 1998..................    400,000        $0.500
  Granted.................................................    430,000        $0.910
                                                            ---------        ------
Options outstanding at December 31, 1999..................    830,000        $0.710
  Granted.................................................     25,000        $1.000
                                                            ---------        ------
OPTIONS OUTSTANDING AT DECEMBER 31, 2000..................    855,000        $0.720
                                                            =========        ======
OPTIONS EXERCISABLE AT DECEMBER 31, 2000..................    855,000        $0.720
                                                            =========        ======

     The following table summarizes information about stock options at December 31, 2000:

                               OPTIONS OUTSTANDING                                            OPTIONS EXERCISABLE
----------------------------------------------------------------------------------   -------------------------------------
      RANGE OF           NUMBER           WEIGHTED-AVERAGE        WEIGHTED-AVERAGE                        WEIGHTED-AVERAGE
   EXERCISE PRICES     OUTSTANDING   REMAINING CONTRACTUAL LIFE    EXERCISE PRICE    NUMBER EXERCISABLE    EXERCISE PRICE
----------------------------------------------------------------------------------   -------------------------------------
$       0.50.........    400,000             2.5 years                 $0.50               400,000             $0.50
 0.51 - 1.00.........    455,000             3.2 years                  0.91               455,000              0.91
----------------------------------------------------------------------------------   -------------------------------------
$0.51 - 1.00.........    855,000             2.9 years                 $0.72               855,000             $0.72
==================================================================================   =====================================

                         NOTES TO FINANCIAL STATEMENTS

LOANS

     Loans of $200,000 are due from shareholders for the purchase of shares of the Corporation. The loans are non-interest bearing and are secured by 200,000 common shares.

7.   INCOME TAXES

     The provision for income tax differs from the result which would be obtained by applying the combined Canadian Federal and Provincial income tax rate to income before taxes. This difference results from the following (in thousands):

                                                              1998     1999     2000
                                                              -----------------------
Tax rate....................................................   44.6%    44.6%    44.6%
Expected income taxes.......................................  $ (13)  $1,141   $5,866
Effect on income tax of:
  Crown royalties...........................................     87      554    1,942
  Resource allowance........................................    (54)    (599)  (2,207)
  Small business rate reduction.............................     --      (51)     (51)
  Other.....................................................      1       --       57
  Capital taxes.............................................     --       --       30
                                                              -----------------------
Income taxes................................................  $  21   $1,045   $5,637
                                                              =======================

     The components of the net future income tax liability at December 31, 1998, 1999 and 2000, are as follows (in thousands):

                                                              1998    1999     2000
                                                              ----------------------
Future income tax assets:
  Share issue costs.........................................  $(32)  $  (78)  $  (58)
  Future site restoration...................................   (27)    (258)    (448)
Future income tax liabilities:
  Capital asset carrying value in excess of tax basis.......   263    1,053    2,757
                                                              ----------------------
                                                              $204   $  717   $2,251
                                                              ======================

     Cash taxes paid during the years ended December 31, 1998, 1999 and 2000, were $0, $0 and $519,523, respectively.

8.   RISK MANAGEMENT

FOREIGN CURRENCY EXCHANGE RISK

     The Corporation is exposed to foreign currency fluctuations as oil and natural gas prices received are referenced to U.S. dollar denominated prices.

CREDIT RISK

     A substantial portion of the Corporation's accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. Purchasers of the Corporation's oil, natural gas and natural gas liquids are subject to an internal credit review designated to minimize the risk of non-payment.

INTEREST RATE RISK

     The Corporation's bank loan is subject to fluctuations in short-term Canadian interest rates.

                         NOTES TO FINANCIAL STATEMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments included in the balance sheet appropriate their fair value due to their short-term maturity.

GAS CONTRACT

     The Corporation has entered into a forward sale gas contract to sell 4,000 Gigijoules of gas per day at $7.00/Gigijoule until March 31, 2001.

9. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The financial statements of the Corporation have been prepared in accordance with Canadian GAAP which differ in certain material respects from US GAAP. Material differences between Canadian and US GAAP and their effects on the Corporation's consolidated financial statements are summarized in the tables below:

                            STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         2000
                                                              ----------------------
                                                              (In thousands, except
                                                                per share amounts)
Net income as reported under Canadian GAAP..................   $1,512      $ 7,515
Net income under US GAAP....................................   $1,512      $ 7,515
                                                              ======================
Weighted average number of basic common shares
  outstanding...............................................    7,716        9,500
                                                              ======================
Weighted average number of diluted common shares outstanding
  (i).......................................................    8,306       10,116
                                                              ======================
Net income per basic share under US GAAP....................   $  .20      $   .79
                                                              ======================
Net income per diluted share under US GAAP..................   $  .18      $   .74
                                                              ======================

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -----------------
                                                               (In thousands)
Total assets under Canadian GAAP............................  $15,387   $33,852
Total assets under US GAAP..................................  $15,387   $33,852
                                                              =================
Total liabilities under Canadian GAAP.......................  $ 9,072   $20,022
Total liabilities under US GAAP.............................  $ 9,072   $20,022
                                                              =================
Total shareholders' equity under Canadian GAAP..............  $ 6,315   $13,830
Total shareholders' equity under US GAAP....................  $ 6,315   $13,830
                                                              =================

---------------

(i) Diluted common shares outstanding:

     Under US GAAP diluted common shares outstanding are calculated using the weighted average number of common shares outstanding plus the weighted average number of dilutive common stock equivalents outstanding. Common stock equivalents are shares assumed to be issued if outstanding stock options and special warrants were exercised.

                         NOTES TO FINANCIAL STATEMENTS

CEILING TEST ON OIL AND NATURAL GAS PROPERTIES

     US GAAP requires that the net book value of proved oil and natural gas properties not exceed the present value of the future cash flows (determined using constant prices of oil and natural gas at year end less estimated future production costs, capital expenditures and income taxes to be incurred in developing and producing the proved reserves, discounted at ten percent). This ceiling test has determined that no write-down of proved reserves was necessary.

STATEMENTS OF CASH FLOWS

     The Corporation's Statements of Cash Flows Comply With US GAAP.

10. SUBSEQUENT EVENT

     On April 26, 2001 EXCO Resources, Inc. acquired substantially all of the common shares of the Corporation for $68.5 million.

                                                                      APPENDIX A

                        LEE KEELING AND ASSOCIATES, INC.
                             PETROLEUM CONSULTANTS
                               FIRST PLACE TOWER
                         15 EAST 5TH STREET, SUITE 3500
                         TULSA, OKLAHOMA 74104-4350 USA
                                 (918) 587-5581
                            FACSIMILE (918) 357-9881

                                  May 3, 2001

EXCO Resources, Inc.
6500 Greenville Avenue, Suite 600
Dallas, Texas 75206

Attention: Mr. Ted Eubank
                                             Re:   Appraisal Summaries
                                                   As of December 31, 2001
                                                   Constant Prices and Expenses

Gentlemen:

This letter summarizes appraisals of properties owned by EXCO Resources, Inc. or acquired through its three acquisitions, STB Energy, Graves-Woolsey and Addison Energy. Details of each are presented on Exhibit No. 1 immediately following this letter. The composite values for the four entities are as follows:

                               ESTIMATED REMAINING
                                   NET RESERVES                     FUTURE NET REVENUE
                       ------------------------------------   ------------------------------
       RESERVE            Oil          NGL          Gas                        Present Worth
   CLASSIFICATION      (Barrels)    (Barrels)      (MCF)          Total          Disc.@10%
--------------------------------------------------------------------------------------------
Proved Developed
--------------------
  Producing             8,034,921   1,659,831    84,326,915   $  768,679,781   $412,994,813
  Non-Producing         1,374,883     213,894    14,865,589      153,491,451     82,068,365
  Behind-Pipe             149,943           -    11,408,765       88,801,320     41,171,900
Proved Undeveloped
---------------------
  Primary               4,542,531     271,000    35,973,958   $  336,954,436   $153,971,895
                       ----------   ---------   -----------   --------------   ------------
Total All Reserves     14,102,278   2,144,725   146,575,227   $1,347,926,988   $690,206,973
                       ==========   =========   ===========   ==============   ============

In the case of the Addison acquisition, an exchange rate of 0.6671 U.S.-to-Canadian dollars was used to convert from Canadian to U.S. dollars in the above table. This was the exchange rate as of December 31, 2000. Additionally, the volumes and values shown for the Addison acquisition were calculated in a cash flow report run by a third party consultant in Calgary, Alberta. Input parameters to this cash flow were determined by Lee Keeling and Associates, Inc. personnel and supplied to the consultant.

Future net revenue is the amount, exclusive of state and federal income taxes, which will accrue to the appraised interests from continued operation of the properties to depletion. It should not be construed as a fair market or trading value. No provision has been made for the cost of plugging and abandoning the on-shore properties or for the value of salvable equipment, except for the Black Lake Unit. Platform abandonment costs are provided for in the case of South Timbalier Block, but not Eugene Island where the costs have been escrowed. A surplus idle cryogenic processing plant is included as salvable equipment at the Black Lake Unit.

No attempt has been made to quantify or otherwise account for any accumulative gas production imbalances that may exist. Neither has an attempt been made to determine whether the wells and facilities are in compliance with various governmental regulations nor have costs been included in the event they are not.

CLASSIFICATION OF RESERVES

Reserves attributed to the appraised leases have been classified "proved developed producing," "proved developed non-producing," "proved developed behind-pipe" and "proved undeveloped primary."

Proved Developed Producing Reserves are those reserves expected to be recovered from currently producing zones under continuation of present operating methods.

Proved Developed Non-Producing Reserves are those reserves expected to be recovered from zones that have been completed and tested but are not yet producing due to lack of market, minor completion problems that are expected to be corrected, or reserves expected from future stimulation treatments based on analogy to nearby wells.

Proved Developed Behind-Pipe Reserves are those reserves currently behind the pipe in existing wells, which are considered proved by virtue of successful testing or production in offsetting wells.

Proved Undeveloped Primary Reserves are those reserves attributable to wells to be drilled at locations which can be considered proved by virtue of favorable structural position and which can be anticipated with a high degree of certainty.

The proved reserves included in this report conform to the applicable definition promulgated by the Securities and Exchange Commission.

ESTIMATION OF RESERVES

The majority of the appraised wells have been producing for a considerable length of time. Reserves attributable to wells with well-defined production and/or pressure decline trends were based upon extrapolation of these trends to economic limits and/or abandonment pressures.

Reserves anticipated from new wells were based upon volumetric calculations or analogy with similar properties, which are producing from the same horizons in the respective areas. Structural position, net pay thickness, well productivity, gas-oil ratios, water production, pressures, and other pertinent factors were considered in the estimations of these reserves.

Reserves assigned to behind-pipe zones have been estimated based on volumetric calculations and/or analogy with other wells in the area producing from the same horizon.

Primary reserves attributable to undeveloped locations have been based on analogy with offsetting wells.

All gas production sold from Addison properties is processed at various facilities. Thus, full wellstream production is reduced for plant shrinkage. Consequently, projected gas volumes for Addison properties are sales.

FUTURE NET REVENUE

Oil Income

Income from the sale of oil was estimated using the NYMEX December 31, 2000 price of $26.80 per barrel as provided by the staff of EXCO. This price was adjusted for historical differentials from NYMEX pricing for each lease and held constant throughout the life of each lease. Provisions were made for state severance and ad valorem taxes where applicable.

Gas Income

Income from the sale of gas was based upon the December 31, 2000 NYMEX price of $9.775 per MMBTU for each well as provided by the staff of EXCO. This price was adjusted for historical differentials from NYMEX pricing for each lease and held constant throughout the life of each lease. Adjustments were made for state severance and ad valorem taxes where applicable.

Natural Gas Liquids Income

Income from the sale of natural gas liquids was based on a percentage of the adjusted oil price for each lease as determined by historical pricing data. They were held constant throughout the recovery period.

Operating Expenses

Operating expenses were based upon actual operating costs charged by the respective operators, as supplied by the staff of EXCO, or were based upon the actual experience of operators in the respective areas. These expenses have been held constant throughout the life of each lease.

Future Expenses

Provisions have been made for future expenses required for recompletion and drilling. These costs are based upon current estimates, regardless of the time they are incurred.

GENERAL

Information upon which this appraisal has been based was furnished by the staff of EXCO, or was obtained by us from outside sources we consider to be reliable. This information is assumed correct. No attempt has been made to verify title or ownership of the appraised properties.

Leases were not inspected by a representative of this firm, nor were the wells tested under our supervision; however, the performance of the majority of the wells was discussed with employees of EXCO and/or STB, Graves-Woolsey and Addison Energy.

This report has been prepared utilizing methods and procedures regularly used by petroleum engineers to estimate oil and gas reserves for properties of this type and character. The recovery of oil and gas reserves and projection of producing rates are dependent upon many variable factors including prudent operation, compression of gas when needed, market demand, installation of lifting equipment, and remedial work when required. The reserves included in this report have been based upon the assumption that the wells will continue to be operated in a prudent manner under the same conditions existing at the present time. Actual production results and future well data may yield additional facts, not presently available to us, which will require an adjustment to our estimates.

The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and, if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and, therefore, our conclusions necessarily represent only informed professional judgments.

You should be aware that state regulatory authorities could, in the future, change the allocation of reserves allowed to be produced from a particular well in any reservoir, thereby altering the material premise upon which our reserve estimates may be based.

Projections of cash flow have been made assuming constant prices. There is no assurance that prices will not vary. For this reason and those listed in the previous paragraph, the future net cash from the sale of production from the appraised properties may vary from the estimates contained in this report.

The information developed during the course of this investigation, basic data, maps and worksheets showing recovery determinations are available for inspection in our office.

We appreciate this opportunity to be of service to you.

                                       Very truly yours,

                                       /s/ LEE KEELING AND ASSOCIATES, INC.

                                       LEE KEELING AND ASSOCIATES, INC.

                              EXCO Resources, Inc.                 Exhibit No. 1
                              Appraisal Summaries                    Page 1 of 2
                            as of December 31, 2001
                         (Constant Prices and Expenses)

                              EXCO Resources, Inc.

                                ESTIMATED REMAINING
                                   NET RESERVES                    FUTURE NET REVENUE
                        -----------------------------------   ----------------------------
       RESERVE             Oil          NGL         Gas                      Present Worth
    CLASSIFICATION      (Barrels)    (Barrels)     (MCF)         Total         Disc.@10%
------------------------------------------------------------------------------------------
Proved Developed
--------------------
  Producing              6,829,476    424,454    51,612,940   $456,680,700   $231,498,200
  Non-Producing          1,172,997     40,894     5,291,811     57,595,650     23,665,590
  Behind-Pipe              145,146          -     9,592,218     77,742,490     33,700,480
Proved Undeveloped
----------------------
  Primary                4,230,223          -    27,947,450    256,673,700    107,536,400
                        ----------    -------    ----------   ------------   ------------
Total All Reserves      12,377,842    465,348    94,444,419   $848,692,540   $396,400,670
                        ==========    =======    ==========   ============   ============

                             STB Energy Acquisition

                                  ESTIMATED REMAINING
                                      NET RESERVES                  FUTURE NET REVENUE
                           ----------------------------------   ---------------------------
         RESERVE              Oil         NGL         Gas                     Present Worth
     CLASSIFICATION        (Barrels)   (Barrels)     (MCF)         Total        Disc.@10%
-------------------------------------------------------------------------------------------
Proved Developed
--------------------
  Producing                 288,373     429,377    10,013,670   $77,622,380    $40,936,700
  Non-Producing               4,781           -       201,969     1,671,649        300,711
Proved Undeveloped
-----------------------
  Primary                   197,562           -       993,449     9,507,433      4,980,554
                            -------     -------    ----------   -----------    -----------
Total-Proved Reserves       490,716     429,377    11,209,088   $88,801,462    $46,217,965
                            =======     =======    ==========   ===========    ===========

                              EXCO Resources, Inc.                 Exhibit No. 1
                              Appraisal Summaries                    Page 2 of 2
                            as of December 31, 2001
                         (Constant Prices and Expenses)

                                 Graves-Woolsey

                                  ESTIMATED REMAINING
                                     NET RESERVES                  FUTURE NET REVENUE
                           ---------------------------------   ---------------------------
         RESERVE              Oil         NGL         Gas                    Present Worth
     CLASSIFICATION        (Barrels)   (Barrels)     (MCF)        Total        Disc.@10%
------------------------------------------------------------------------------------------
Proved Developed
--------------------
  Producing                 231,072            -   1,454,305   $ 9,976,701    $ 5,248,913
  Non-Producing              73,105            -     499,809     3,891,152      2,435,064
  Behind-Pipe                 4,797            -   1,816,547    11,058,830      7,471,420
Proved Undeveloped
-----------------------
  Primary                    37,746            -     216,059     1,377,303        728,941
                            -------    ---------   ---------   -----------    -----------
Total-Proved Reserves       346,720            -   3,986,720   $26,303,986    $15,884,338
                            =======    =========   =========   ===========    ===========

                           Addison Energy Acquisition

                                ESTIMATED REMAINING
                                    NET RESERVES                   FUTURE NET REVENUE
                         ----------------------------------   ----------------------------
        RESERVE             Oil         NGL         Gas                      Present Worth
    CLASSIFICATION       (Barrels)   (Barrels)     (MCF)         Total         Disc.@10%
------------------------------------------------------------------------------------------
Proved Developed
--------------------
  Producing               686,000      806,000   21,246,000   $224,400,000   $135,311,000
  Non-Producing           124,000      173,000    8,872,000     90,333,000     55,667,000
Proved Undeveloped
-----------------------
  Primary                  77,000      271,000    6,817,000     69,396,000     40,726,000
                          -------    ---------   ----------   ------------   ------------
Total All Reserves        887,000    1,250,000   36,935,000   $384,129,000   $231,704,000
                          =======    =========   ==========   ============   ============

------------------------------------------------------
------------------------------------------------------

     YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF CONVERTIBLE PREFERRED STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SHARES OF CONVERTIBLE PREFERRED STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................    16
Use of Proceeds.......................    26
Capitalization........................    27
Price Range of Common Stock and
  Dividend Policy.....................    28
The Offering..........................    29
Selected Historical and Pro Forma
  Financial Data......................    35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    37
Business and Properties...............    51
Management............................    68
Description of Capital Stock..........    73
Description of the Convertible
  Preferred Stock.....................    75
Selling Rightholders..................    78
Plan of Distribution..................    80
Certain U.S. Federal Income Tax
  Considerations......................    82
Legal Matters.........................    85
Experts...............................    85
Where You Can Find More Information...    86
Glossary of Selected Oil and Natural
  Gas Terms...........................    87
Index to Financial Statements.........   F-1
Report of Independent Petroleum
  Engineers...........................   A-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                            SHARES

                                  [EXCO LOGO]

                              EXCO RESOURCES, INC.

                           % CONVERTIBLE PREFERRED STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------
                              Dealer -- Managers:

                           A.G. EDWARDS & SONS, INC.

                               CIBC WORLD MARKETS

                            BREAN MURRAY & CO., INC.

                             FROST SECURITIES, INC.

                          C.K. COOPER & COMPANY, INC.

                              Subscription Agent:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                           , 2001
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All items below are estimates other than the Securities and Exchange Commission fee.

Securities and Exchange Commission registration fee.........   $ 34,645
Nasdaq listing fee..........................................      *
NASD fees...................................................      *
Printing and engraving expenses.............................      *
Accounting fees and expenses................................      *
Engineering fees and expenses...............................      *
Legal fees and expenses.....................................      *
Subscription Agent fees and expenses........................      *
Dealer/Manager fees and expenses............................      *
Miscellaneous...............................................      *
                                                               --------
          Total.............................................   $  *
                                                               ========

---------------

* To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     EXCO Resources, Inc. has authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its officers and directors to the extent provided for in such statute.

     Article VI of EXCO's Restated Bylaws provides that EXCO shall indemnify each of its directors and officers, its former directors and officers and agents of EXCO against expenses actually and reasonably incurred by him or her in connection with the defense of any action, suit or proceeding, civil or criminal, in which such person is made a party by reason of being or having been such director or officer, except in situations where he or she shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his or her duty to EXCO. In the event of a criminal conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial), such conviction shall not be deemed an adjudication of liability for negligence or misconduct in the performance of duty to EXCO if such director or officer acted in good faith in what he or she considered to be the best interest of EXCO and without reasonable cause to believe that his or her actions were illegal. In absence of an adjudication which expressly absolves the director or officer of liability to EXCO or its shareholders for negligence or misconduct, or in the event of a settlement, the right to indemnification of a director or officer shall be conditioned upon prior resolution adopted by two-thirds of the disinterested members of the Board or by independent counsel.

     EXCO intends to obtain and maintain insurance against any liability incurred by its officers and directors in defense of any actions to which they are made parties by reason of their positions as officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Exhibits. The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1*           -- Form of Dealer Manager Agreement
          3.1            -- Restated Articles of Incorporation of EXCO filed as an
                            Exhibit to EXCO's Form S-3/A filed June 2, 1998 and
                            incorporated by reference herein.
          3.2            -- Restated Bylaws of EXCO, as amended filed as an Exhibit to EXCO's Form S-3/A filed June 2, 1998 and incorporated
                            by reference herein.
          4.1            -- Restated Articles of Incorporation of EXCO filed as an
                            Exhibit to EXCO's Form S-3/A filed June 2, 1998 and
                            incorporated by reference herein.
          4.2            -- Restated Bylaws of EXCO, as amended, filed as an Exhibit to EXCO's Form S-3/ A filed June 2, 1998 and incorporated
                            by reference herein.
          4.3            -- Specimen Stock Certificate for the Common Stock of EXCO
                            filed as an Exhibit to EXCO's Pre-Effective Amendment No.
                            1 to Form S-2 filed on June 2, 1998 and incorporated by
                            reference herein.
          4.4**          -- Form of Letter to Shareholders
          4.5**          -- Form of Rights Certificate
          4.6**          -- Form of Instruction as to Use of Rights Certificates
          4.7**          -- Form of Letter to Brokers
          4.8**          -- Form of Letter to Clients
          4.9**          -- Form of Notice of Guaranteed Delivery
          4.10**         -- Form of Guidelines to Form W-9
          4.11**         -- Form of DTC Participant Oversubscription Exercise Form
          4.12**         -- Form of Nominee Holder Certificate
          4.13*          -- Form of Statement of Designation for   % Convertible
                            Preferred Stock
          5.1**          -- Form of opinion of Haynes and Boone LLP regarding the
                            legality of the securities being registered
          8.1**          -- Form of opinion of Haynes and Boone LLP as to certain tax matters
         12.1*           -- Statement of Computation of Ratios
         18.1            -- Letter from Ernst & Young LLP regarding change in
                            accounting principles dated February 11, 1998 filed as an
                            Exhibit to EXCO's Annual Report on Form 10-K for the year
                            ended December 31, 1997 and incorporated by reference
                            herein.
         23.1**          -- Consent of Independent Accountants, Ernst & Young LLP
         23.2**          -- Consent of Independent Petroleum Engineers, Lee Keeling
                            and Associates, Inc.
         23.3**          -- Consent of Independent Accountants, KPMG LLP
         23.4**          -- Consent of Independent Accountants, Arthur Andersen LLP
         23.5**          -- Consent of Haynes and Boone, LLP (contained in their
                            opinions set forth in exhibits 5.1 and 8.1)
         24.1**          -- Power of Attorney of officers and directors of EXCO
                            (included on signature page hereto)

---------------

 * To be filed by amendment.

** Filed herewith.

FINANCIAL STATEMENT SCHEDULES

     All schedules and historical financial information are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Articles of Incorporation or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     2. The undersigned registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 7th day of May, 2001.

                                            EXCO RESOURCES, INC.

                                            By:    /s/ DOUGLAS H. MILLER
                                              ----------------------------------
                                                Douglas H. Miller
                                                Chairman of the Board of
                                                Directors and Chief Executive
                                                Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of EXCO Resources, Inc., a Texas corporation, which is filing a Registration Statement on Form S-3 with the Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Douglas H. Miller, T.W. Eubank and Richard E. Miller, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----
                /s/ DOUGLAS H. MILLER                  Chairman of the Board of Directors     May 7, 2001
-----------------------------------------------------  and Chief Executive Officer
                  Douglas H. Miller

                   /s/ T.W. EUBANK                     Director, President, and Treasurer     May 7, 2001
-----------------------------------------------------
                     T.W. Eubank

                /s/ J. DOUGLAS RAMSEY                  Director, Chief Financial Officer,     May 7, 2001
-----------------------------------------------------  and Vice President
              J. Douglas Ramsey, Ph.D.                 (Principal Financial and
                                                       Accounting Officer)

               /s/ JEFFREY D. BENJAMIN                 Director                               May 7, 2001
-----------------------------------------------------
                 Jeffrey D. Benjamin

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----
                  /s/ EARL E. ELLIS                    Director                               May 7, 2001
-----------------------------------------------------
                    Earl E. Ellis

              /s/ J. MICHAEL MUCKLEROY                 Director                               May 7, 2001
-----------------------------------------------------
                J. Michael Muckleroy

                  /s/ BOONE PICKENS                    Director                               May 7, 2001
-----------------------------------------------------
                    Boone Pickens

                /s/ STEPHEN F. SMITH                   Director                               May 7, 2001
-----------------------------------------------------
                  Stephen F. Smith

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1*           -- Form of Dealer Manager Agreement
          3.1            -- Restated Articles of Incorporation of EXCO filed as an
                            Exhibit to EXCO's Form S-3/A filed June 2, 1998 and
                            incorporated by reference herein.
          3.2            -- Restated Bylaws of EXCO, as amended filed as an Exhibit to EXCO's Form S-3/A filed June 2, 1998 and incorporated
                            by reference herein.
          4.1            -- Restated Articles of Incorporation of EXCO filed as an
                            Exhibit to EXCO's Form S-3/A filed June 2, 1998 and
                            incorporated by reference herein.
          4.2            -- Restated Bylaws of EXCO, as amended, filed as an Exhibit to EXCO's Form S-3/ A filed June 2, 1998 and incorporated
                            by reference herein.
          4.3            -- Specimen Stock Certificate for the Common Stock of EXCO
                            filed as an Exhibit to EXCO's Pre-Effective Amendment No.
                            1 to Form S-2 filed on June 2, 1998 and incorporated by
                            reference herein.
          4.4**          -- Form of Letter to Shareholders
          4.5**          -- Form of Rights Certificate
          4.6**          -- Form of Instruction as to Use of Rights Certificates
          4.7**          -- Form of Letter to Brokers
          4.8**          -- Form of Letter to Clients
          4.9**          -- Form of Notice of Guaranteed Delivery
          4.10**         -- Form of Guidelines to Form W-9
          4.11**         -- Form of DTC Participant Oversubscription Exercise Form
          4.12**         -- Form of Nominee Holder Certificate
          4.13*          -- Form of Statement of Designation for   % Convertible
                            Preferred Stock
          5.1**          -- Form of opinion of Haynes and Boone LLP regarding the
                            legality of the securities being registered
          8.1**          -- Form of opinion of Haynes and Boone LLP as to certain tax matters
         12.1*           -- Statement of Computation of Ratios
         18.1            -- Letter from Ernst & Young LLP regarding change in
                            accounting principles dated February 11, 1998 filed as an
                            Exhibit to EXCO's Annual Report on Form 10-K for the year
                            ended December 31, 1997 and incorporated by reference
                            herein.
         23.1**          -- Consent of Independent Accountants, Ernst & Young LLP
         23.2**          -- Consent of Independent Petroleum Engineers, Lee Keeling
                            and Associates, Inc.
         23.3**          -- Consent of Independent Accountants, KPMG LLP
         23.4**          -- Consent of Independent Accountants, Arthur Andersen LLP
         23.5**          -- Consent of Haynes and Boone, LLP (contained in their
                            opinions set forth in exhibits 5.1 and 8.1)
         24.1**          -- Power of Attorney of officers and directors of EXCO
                            (included on signature page hereto)

---------------

 * To be filed by amendment.

** Filed herewith.